As filed with the Securities and Exchange Commission on August 16, 2007.
Registration Statement No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

HAYES LEMMERZ FINANCE LLC — LUXEMBOURG S.C.A.
(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	3714	2007-2300-646
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

174, route de Longwy, L-1940 Luxembourg
(734) 737-5005
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

HAYES LEMMERZ INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	3714	32-0072578
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

15300 Centennial Drive, Northville, Michigan	48168
(Address of principal executive offices)	(Zip Code)
Patrick C. Cauley, Esq.
Vice President and General Counsel
15300 Centennial Drive
Northville, Michigan 48168
(734) 737-5000
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies of all communications to:

Robert B. Pincus, Esq.	Richard B. Aftanas, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP	Skadden, Arps, Slate, Meagher & Flom LLP
One Rodney Square, P.O. Box 636	4 Times Square
Wilmington, Delaware 19899-0636	New York, New York 10036-6522
(302) 651-3000	(212) 735-3000

Approximate date of commencement of proposed sale to the public:  As soon as practicable after this registration statement becomes effective.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed Maximum	Amount of
Title of Each Class of	Amount to be	Maximum Offering	Aggregate	Registration
Securities to be Registered	Registered	Price per Note	Offering Price(1)	Fee
8.25% Senior Notes Due 2015	€130,000,000	100%	€130,000,000	$5,437.34(2)
Guarantees related to the Notes(3)	€130,000,000	—	—	—

(1)	Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f) promulgated under the Securities Act of 1933, as amended.

(2)	For purposes of calculating the registration fee, amounts in euros have been converted into amounts in United States dollars at the rate of €1.00 to $1.3624, which represents the noon buying rate for cable transfers as certified for customs purposes by the Federal Reserve Bank of New York on August 13, 2007.

(3)	Pursuant to Rule 457(n) of the Securities Act of 1993, as amended, no separate fee is payable with respect to the Guarantees.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

TABLE OF ADDITIONAL REGISTRANTS

		Primary
	State or other	Standard	I.R.S.
Exact Name of Registrant as Specified in its Charter and Address,	Jurisdiction of	Industrial	Employer
Including Zip Code, and Telephone Number, Including Area	Incorporation or	Classification	Identification
Code of Registrant’s Principal Executive Offices*	Organization	Code Number	Number

HLI Parent Company, Inc.	Delaware	3714	61-1447832
HLI Operating Company, Inc.	Delaware	3714	30-0167742
HLI Wheels Holding Company, Inc.	Delaware	3714	38-3678862
Hayes Lemmerz International — California, Inc.	Delaware	3714	33-0042337
Hayes Lemmerz International — Georgia, Inc.	Delaware	3714	58-2046122
Hayes Lemmerz International — Howell, Inc.	Michigan	3714	38-1799246
Hayes Lemmerz International — Huntington, Inc.	Delaware	3714	62-1240825
Hayes Lemmerz International Import, Inc.	Delaware	3714	38-3311655
Hayes Lemmerz International — Sedalia, Inc.	Delaware	3714	77-0597670
HLI Commercial Highway Holding Company, Inc.	Delaware	3714	35-2202828
Hayes Lemmerz International — Commercial Highway, Inc.	Delaware	3714	77-0597674
HLI Powertrain Holding Company, Inc.	Delaware	3714	30-0168269
Hayes Lemmerz International — Wabash, Inc.	Indiana	3714	38-2170301
Hayes Lemmerz International — Laredo, Inc.	Texas	3714	74-2418656
HLI Brakes Holding Company, Inc.	Delaware	3714	32-0072575
Hayes Lemmerz International — Homer, Inc.	Delaware	3714	38-3086380
HLI Suspension Holding Company, Inc.	Michigan	3714	38-1650061
HLI Services Holding Company, Inc.	Delaware	3714	61-1447840
Hayes Lemmerz International — Technical Center, Inc.	Michigan	3714	38-2257519
HLI Realty, Inc.	Michigan	3714	38-2781885
Hayes Lemmerz International — Kentucky, Inc.	Delaware	3714	61-1148246
HLI Netherlands Holdings, Inc.	Delaware	3714	38-3640015
Hayes Lemmerz Finance LLC	Delaware	3714	77-0687588

*	The principal place of business for each Additional Registrant is: c/o Hayes Lemmerz International, Inc. 15300 Centennial Drive Northville, Michigan 48168

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy, these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 16, 2007

PROSPECTUS

Hayes Lemmerz Finance LLC — Luxembourg S.C.A.
Guaranteed by Hayes Lemmerz International, Inc.

OFFER TO EXCHANGE

€130 million aggregate principal amount of 8.25% Senior Notes due 2015 that have been registered under the Securities Act of 1933, as amended (the “Securities Act”), in exchange for €130 million aggregate principal amount of outstanding 8.25% Senior Notes due 2015

In this prospectus we refer to the 8.25% Senior Notes due 2015 that have been registered under the Securities Act as the “Exchange Notes,” and we refer to the 8.25% Senior Notes due 2015 that have not been registered under the Securities Act as the “Restricted Notes.” We use the term “Notes” when referring collectively to the Exchange Notes and the Restricted Notes.

The Exchange Offer will expire at 5:00 p.m., New York City time, on          , 2007,
unless earlier terminated or extended by us.

Terms of the Exchange Offer:

•	We will exchange Exchange Notes for any and all outstanding Restricted Notes that are validly tendered and not withdrawn prior to the expiration or termination of the Exchange Offer.

•	You may withdraw tenders of Restricted Notes at any time prior to the expiration or termination of the Exchange Offer.

•	The terms of the Exchange Notes are substantially identical to those of the Restricted Notes, except that the Exchange Notes have been registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

•	The exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable event for United States federal income tax purposes, but you should see the discussion under the caption “Certain U.S. Federal Income Tax Considerations” for more information.

•	We will not receive any proceeds from the Exchange Offer.

•	We issued the Restricted Notes in a transaction not requiring registration under the Securities Act and, as a result, their transfer is restricted. We are conducting the Exchange Offer to satisfy your registration rights as a holder of the Restricted Notes.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. The letter of transmittal states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes where such Exchange Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities. We have agreed that, for a period of up to 90 days after the closing of this Exchange Offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

The Restricted Notes are currently listed on the Official List of the Luxembourg Stock Exchange and traded on the Euro MTF market (the “Euro MTF Market”). Application will be made to admit the Exchange Notes for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market. We have not applied and do not currently intend to apply to list the Exchange Notes on any national securities exchange.

See “Risk Factors” beginning on page 14 for certain risks incorporated herein by reference and discussed herein that you should consider prior to tendering your Restricted Notes for exchange.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is          , 2007.

Page

About This Prospectus	i
Industry and Market Data	i
Notice to Certain European Investors	ii
Information Regarding Forward-Looking Statements	iv
Summary	1
Risk Factors	14
Use of Proceeds	28
Capitalization	29
Selected Consolidated Financial Information	30
Ratio of Earnings to Fixed Charges	32
The Issuer	33
Management	34
Description of Material Indebtedness	38
The Exchange Offer	42
Description of the Exchange Notes	52
Certain U.S. Federal Income Tax Considerations	97
Luxembourg Taxation	102
Plan of Distribution	105
Legal Matters	106
Experts	106
Incorporation by Reference	106
Where You Can Find More Information	107
Amendment to By-Laws of Hayes Lemmerz International - California Inc.
Amendment to By-Laws of Hayes Lemmerz International - Georgia Inc.
Amendment to By-Laws of Hayes Lemmerz International - Howell, Inc.
Amendment to By-Laws of Hayes Lemmerz International - Huntington, Inc.
Amendment to By-Laws of Hayes Lemmerz International Import, Inc.
Amendment to By-Laws of Hayes Lemmerz International - Wabash, Inc.
Amendment to Certificate of Incorporation of HLI Suspension Holding Company, Inc.
Amendment to Certificate of Incorporation of Hayes Lemmerz International - Kentucky, Inc.
Amendment to By-Laws of Hayes Lemmerz International - Kentucky, Inc.
Certificate of Formation of Hayes Lemmerz Finance LLC
Limited Liability Company Agreement of Hayes Lemmerz Finance LLC
List of Subsidiaries
Consent of Independent Registered Public Accounting Firm
Form T-1 Statement of Eligibility

ABOUT THIS PROSPECTUS

In this prospectus, unless otherwise stated, “the Company,” “we,” “us” and “our” refer to Hayes Lemmerz International, Inc. and its consolidated subsidiaries; “Hayes” refers to Hayes Lemmerz International, Inc.; “the Issuer” refers to Hayes Lemmerz Finance LLC — Luxembourg S.C.A., an indirect wholly owned subsidiary of HLI Operating Company, Inc.; and “HLI Opco” refers to HLI Operating Company, Inc., an indirect subsidiary of Hayes.

This prospectus incorporates by reference important business and financial information about us that is not included in or delivered with this document. Copies of this information are available, without charge to any person to whom this prospectus is delivered, upon written or oral request to:

Hayes Lemmerz International, Inc.
15300 Centennial Drive
Northville, Michigan 48168
Attention: Corporate Secretary
(734) 737-5000

In order to receive timely delivery, you must request information no later than          , which is five (5) business days before the expiration of the Exchange Offer.

INDUSTRY AND MARKET DATA

In this prospectus we rely on and refer to information and statistics regarding our industry. We obtained industry and market data from our internal estimates and surveys, industry publications and surveys and studies conducted by third parties. We have not independently verified market and industry data from third-party sources

i

and we cannot assure you as to the accuracy or completeness of their information. Statements as to our market position relative to our competitors are generally based on management estimates as of the end of the 2006 fiscal year and exclude in-house production by original equipment manufacturers. We cannot assure you that more recent data would not produce different estimates of our market position. In addition, unless otherwise noted, all statements of market position relate exclusively to sales of products for use in passenger cars and light trucks, and references to wheels for those vehicles include only full-size wheels. Although we believe internal company estimates and surveys are reliable and market definitions are appropriate, neither these surveys nor these definitions have been verified by any independent sources. The method of calculating market position in this prospectus is not necessarily consistent with the methods historically used by us or used by us in different contexts. Further, our estimates involve risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” in this prospectus.

NOTICE TO CERTAIN EUROPEAN INVESTORS

In any European Economic Area Member State that has implemented Directive 2003/71/EC (together with any applicable implementing measures in any Member State, the “Prospectus Directive”), this prospectus is only addressed to, and is only directed at, qualified investors in that Member State within the meaning of the Prospectus Directive.

Austria.  No prospectus has been or will be approved and/or published pursuant to the Austrian Capital Markets Act (Kapitalmarktgesetz) as amended. Neither this document nor any other document connected therewith constitutes a prospectus according to the Austrian Capital Markets Act and neither this document nor any other document connected therewith may be distributed, passed on or disclosed to any other person in Austria, save as specifically agreed with the initial purchasers. No steps may be taken that would constitute a public offering of the Exchange Notes in Austria and the offering of the Exchange Notes may not be advertised in Austria.

France.  This prospectus has not been prepared in the context of a public offering in France within the meaning of Article L.411-1 of the Code monétaire et financier and Title I of Book II of the Règlement Général of the Autorité des Marchés Financiers (the “AMF”) and therefore has not been approved by, registered or filed with the AMF. Consequently, the Exchange Notes are not being offered, directly or indirectly, to the public in France and this prospectus has not been and will not be released, issued or distributed or caused to be released, issued or distributed to the public in France or used in connection with any offer for subscription or sale of the Exchange Notes to the public in France. No offering or marketing materials relating to the Exchange Notes may be made available or distributed in any way that would constitute, directly or indirectly, an offer to the public in France.

The Exchange Notes may only be offered or sold in the Republic of France to qualified investors (investisseurs qualifies) and/or to a limited group of investors (cercle restraint d’investisseurs) as defined in and in accordance with articles L.411-1 and L.411-2 of the French Code Monétaire et Financier and Decree n°98-880 dated October 1, 1998.

Prospective investors are informed that:

(i) this prospectus has not been submitted for clearance to the French Financial Market Authority (Autorité des Marchés Financiers);

(ii) in compliance with Decree n°98-880 dated October 1, 1998, any investors subscribing for the Exchange Notes should be acting for their own account; and

(iii) the direct and indirect distribution or sale to the public of the Exchange Notes acquired by them may only be made in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L. 621-8-3 of the French Code Monétair et Financier.

Germany.  Any offer or solicitation of securities within Germany must be in full compliance with the German Securities Prospectus Act (Wertpapierprospekt-gesetz (the “WpPG”). The offer and solicitation of securities to the public in Germany requires the approval of the offering document by the German Federal Financial Services Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht (the “BaFin”)). This prospectus has not been and will not be submitted for approval to the BaFin. It may not be supplied to the public in Germany or used in connection with any offer for subscription of the Exchange Notes to the public, any public marketing of the Exchange Notes or any public solicitation for offers to subscribe for or otherwise acquire the Exchange Notes in Germany. This prospectus is personally addressed only to a limited number of persons in Germany who are qualified investors, as defined in the WpPG, is strictly confidential and may not be distributed to any person or entity other than the designated recipients hereof.

Italy.  The offering of the Exchange Notes has not been cleared by the Commissione Nazionale per la Società e la Borsa (“CONSOB”) (the Italian Securities Exchange Commission), pursuant to Italian securities legislation and, accordingly, in the Republic of Italy the notes may not be offered, sold or delivered, nor may copies of the prospectus or of any other document relating to the notes be distributed in the Republic of Italy, except:

i. to qualified investors (operatori qualificati), as defined in Article 31, second paragraph, of CONSOB Regulation No. 11522 of July 1, 1998 (“Regulation 11522”), as amended; or

ii. in circumstances which are exempted from the rules on solicitation of investments pursuant to Article 100 of Legislative Decree No. 58 of February 24, 1998 (the “Financial Services Act”) and Article 33, first paragraph, of CONSOB Regulation No. 11971 of 14th May, 1999, as amended.

Grand Duchy of Luxembourg.  This offering should not be considered a public offering in the Grand Duchy of Luxembourg. This prospectus may not be reproduced or used for any purpose other than this offering, nor provided to any person other than the recipient thereof. The Exchange Notes are offered to a limited number of sophisticated investors in all cases under circumstances designed to preclude a distribution, which would be other than a private placement. All public solicitations are banned and the sale may not be publicly advertised.

Spain.  The Exchange Notes may not be offered or sold in Spain except in accordance with the requirements of the Spanish Securities Market Law (Ley 24/1988, de 28 de Julio, del Mercado de Valores) as amended and restated and Royal Decree 291/1992 on Issues and Public Offering of Securities (Real Decreto 291/1992, de 27 de Marzo, sobre Emisiones y Ofertas Públicas de Venta de Valores) as amended and restated (“R.D. 291/92”), and subsequent legislation.

This prospectus is neither verified nor registered in the administrative registries of the Comisión Nacional del Mercado de Valores, and therefore a public offer for subscription of the Exchange Notes will not be carried out in Spain. Notwithstanding that and in accordance with Article 7 of R.D. 291/92, a private placement of the Exchange Notes addressed exclusively to institutional investors (as defined in Article 7.1(a) of R.D. 291/92) may be carried out in accordance with the requirements of R.D. 291/92.

Switzerland.  The Exchange Notes may be offered in Switzerland on the basis of a private placement and not as a public offering. The Exchange Notes will neither be listed on the SWX Swiss Exchange nor are they subject to Swiss Law. This prospectus does not constitute a prospectus within the meaning of Art. 1156 of the Swiss Federal Code of Obligations or Arts. 32 et seq. of the Listing Rules of the SWX Swiss Exchange, and does not comply with the Directive for notes of Foreign Borrowers of the Swiss Bankers Association. We will not apply for a listing of the Exchange Notes on any Swiss stock exchange or other Swiss regulated market and this prospectus may not comply with the information required under the relevant listing rules. The Exchange Notes have not and will not be registered with the Swiss Federal Banking Commission or any other Swiss authority for any purpose, whatsoever.

United Kingdom.  This prospectus is for distribution only to, and is only directed at, persons who (i) have professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, (the “Financial Promotion Order”) or (ii) are persons falling within Article 49(2)(a) to (d) (high net worth companies, unincorporated associations, etc.) of the Financial Promotion Order (all such persons together being referred to as “relevant persons”). This document and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by recipients to any other person in the United Kingdom. Any investment or investment activity to which this document relates is available only to relevant persons and will be engaged in only with relevant persons. The Exchange Notes are being offered solely to “qualified investors” as defined in the Prospectus Directive and accordingly the offer of Exchange Notes is not subject to the obligation to publish a prospectus within the meaning of the Prospectus Directive.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements with respect to our financial condition, results of operations, and business. All statements other than statements of historical fact made in this prospectus are forward-looking. Such forward-looking statements include, among others, those statements including the words “expect,” “anticipate,” “intend,” “believe,” and similar language. These forward-looking statements involve certain risks and uncertainties. Our actual results may differ significantly from those projected in the forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others:

•	competitive pressure in our industry;

•	fluctuations in the price of steel, aluminum, and other raw materials;

•	changes in general economic conditions;

•	our dependence on the automotive industry (which has historically been cyclical) and on a small number of major customers for the majority of our sales;

•	pricing pressure from automotive industry customers and the potential for re-sourcing of business to lower-cost providers;

•	changes in the financial markets or our debt ratings affecting our financial structure and our cost of capital and borrowed money;

•	the uncertainties inherent in international operations and foreign currency fluctuations;

•	our ability to divest non-core assets and businesses; and

•	the risks described under the heading “Risk Factors.”

You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this prospectus. We have no duty to update the forward-looking statements in this prospectus and we do not intend to provide such updates. Furthermore, we cannot guarantee future results, events, levels of activity, performance, or achievements.

SUMMARY

The following summary contains basic information about us and the Exchange Offer. It likely does not contain all of the information that is important to you. For a more complete understanding of us and the Exchange Offer, we encourage you to read this entire document carefully, including the section entitled “Risk Factors” and the information that is incorporated herein by reference. All references to fiscal years of the Company in this prospectus refer to years commencing on February 1 of that year and ending on January 31 of the following year.

Our Company

Originally founded in 1908, we are the largest producer of aluminum and steel wheels for passenger cars and light trucks and of steel wheels for commercial trucks and trailers. We are also a leading supplier in the market for automotive brake and powertrain components in North America. We have a global footprint with 26 facilities, including business and sales offices and manufacturing facilities located in 13 countries around the world, many in low-cost regions. We sell our products to every major North American, Japanese and European manufacturer of passenger cars and light trucks as well as commercial highway vehicle customers throughout the world. Our products are presently on seven of the ten top-selling platforms for passenger cars in the United States, and on all ten of the ten top-selling platforms in Europe based on volume. In the first three months of fiscal 2007, we had net sales of $561 million with approximately 74% derived from international markets. For fiscal year 2006, we had net sales of $2.1 billion, of which approximately 73% was derived from international markets. We had earnings from operations of $20.1 million for the first three months of fiscal 2007 and $6.6 million for the full year of fiscal 2006.

Our Products

We design, manufacture and distribute the following products:

Automotive Wheels.  We are the largest global manufacturer of automotive wheels. We operate technical centers in the United States, Germany, Belgium, Italy and Brazil, where we actively develop new products and production techniques to reduce weight, improve styling, reduce costs and maximize our ability to provide light weight products with advanced designs and finishes.

•	Cast Aluminum Wheels — We are a leading supplier of cast aluminum wheels sold to automotive original equipment manufacturers (“OEMs”) in North America and in Europe. We manufacture aluminum wheels with bright finishes such as GemTech® machining, clads and premium paints. We utilize low-pressure and gravity casting technologies to manufacture our products.

•	Fabricated Wheels — We are the largest manufacturer of fabricated steel wheels in the North American and European markets. Our fabricated wheel products can be made in drop-center, bead seat attached and full-face designs, in a variety of finishes, including chrome and clads. We have developed a patented fabricated steel wheel that is both lighter than a standard steel wheel and significantly less expensive than an aluminum wheel, with similar styling capabilities to those of an aluminum wheel.

•	Commercial Highway Wheels — We are a leading supplier of wheels for commercial highway vehicles in North America, Europe, South America, and Asia. We manufacture steel truck and trailer wheels for sale to manufacturers of commercial highway vehicles in Europe, Asia and South America and disc wheels and demountable rims for sale to manufacturers of commercial highway vehicles in North America. We also manufacture special application wheels for military and other markets.

Automotive Brake Components.  We also design, manufacture and distribute automotive brake components consisting primarily of cast iron rotors for disc brakes and composite metal and full-cast drums for drum-type brakes.

Powertrain Components.  We also design, manufacture and distribute aluminum and polymer powertrain components including engine intake manifolds, engine covers, water crossovers, water pump housings and ductile iron exhaust manifolds.

Our Industry

The automotive wheel market is a capital intensive market with relatively few major players, in part due to recent consolidation. Over the last few years, the market has seen growth in the global truck and aluminum wheel markets, while the passenger car market has seen a supply and demand balance with trends towards larger, more stylized wheels. Recent Asian market penetration has impacted the existing suppliers somewhat, though customer bias still remains towards the North American and Western European suppliers. This preference is reinforced, especially in the steel wheel market, by the high cost of transport of steel wheels relative to their price. Logistics, specifically timing of deliveries to OEMs, play a large role in the overall manufacturing and supply process, and as a result plant location is crucial to profitability and strong relationships with customers. Some automotive manufacturers have retained a degree of in-house wheel capacity, but as with most other automotive components, production is currently being outsourced to a greater degree.

Market structure ranges from a concentrated market in the United States to a fragmented and open market in locations such as China and India. The wheel market follows the automotive market, which in turn follows macro-economic indicators including employment and GDP growth. Primary inputs are steel and aluminum. A typical lifespan for a steel wheel model is approximately six years, or the life of an average auto model. As steel wheels are generally covered by hubcaps, their lifespan is typically longer than aluminum, and they are more easily transferred between platforms. Aluminum wheel lifespans are approximately three years, as auto models often undergo “face-lifts” midway through their lifespans.

Our Competitive Strengths

We believe that the following competitive strengths are instrumental to our success:

Global Market Leader.  We are the industry’s recognized leader in producing automotive wheels, with global wheel sales of $1.7 billion in 2006. We manufacture both steel and aluminum wheels on a global basis, serving all markets and all major OEMs. With a global manufacturing footprint that allows OEMs to source locally in all major vehicle manufacturing regions, we believe we are well positioned to continue our market leadership and are largely unaffected by the high costs associated with transporting wheels. We believe we have leading market positions across all major wheels categories.

Low Cost Producer.  We supply our customers on a worldwide basis from facilities in North America, Europe, Asia, Latin America and South Africa. To help meet our customers’ demands for the highest quality, lowest cost product delivered globally, we have manufacturing facilities in the Czech Republic, Turkey, Brazil, Mexico, South Africa, Thailand and India. The ability to produce product at a lower cost, close to the customer, gives us an advantage over competitors without our global reach. We are in the process of expanding our low pressure aluminum wheel casting capabilities in Thailand and in the Czech Republic to serve customers in Europe and Asia. On February 20, 2006, we announced that our subsidiary in India, Kalyani Lemmerz Limited, had completed the expansion of its state-of-the-art commercial vehicle steel wheel facility and that Kalyani Lemmerz intends to build a new plant to produce passenger car steel wheels. We anticipate that most future capacity expansion will be in countries with low production costs.

Diversified Revenue Stream.  Our business is well diversified across customers, platforms, product offerings, and end markets. We supply almost every major automotive manufacturer in the world and enjoy long-standing relationships with many automotive OEMs such as BMW, DaimlerChrysler, Ford, General Motors, Honda, Nissan/Renault, Toyota and Volkswagen. Although global sales to Ford, DaimlerChrysler, and General Motors (the “Big Three”) account for almost 50% of sales, sales to the Big Three in the United States represent only 18% of sales. We have been focusing on growing our business in North America with Asian “transplant” OEMs. Our sales to commercial highway vehicle OEMs offer further diversification.

The following charts illustrate our revenues for fiscal 2006 by segment, by region and by customer.

Fiscal year 2006 sales breakdown
By segment	By region

By customer

(1)	Includes South Africa, India, Thailand, Czech Republic, Turkey, Mexico and Brazil.

We are further diversified by platforms within individual customers. All of our large customers have our wheels on several different platforms, with the result that no single platform represents a significant proportion of consolidated sales. The following tables show the largest platforms by sales for our International and North American wheels businesses.

Top Platforms

International Wheels		North American Wheels
OEM	Nameplate	OEM	Nameplate

Toyota	Corolla	General Motors	Silverado
Toyota	Yaris	General Motors	Cobalt/Pursuit
Toyota	Aygo	General Motors	Equinox/CTS
Honda	Civic	DaimlerChrysler	Jeep Liberty
Nissan	Pathfinder	Ford	Expedition
Ford	Focus/Fiesta/Fusion	Ford	Fusion
General Motors	Astra/Vectra/Zafira
Volkswagen	Polo/Fabia

Global Technology Leader.  We are an industry leader in new product development. We have developed many new products to meet customer needs for lighter weight vehicles to improve fuel economy as well as ride and handling. In fiscal 2005, we launched with multiple OEMs in Europe and North America a fabricated steel wheel that is both lighter than a standard steel wheel and significantly less expensive than an aluminum wheel, with similar styling capabilities to those of an aluminum wheel. This wheel allows the use of styled covers and clads that achieve the styling benefits of aluminum at a lower price point, and it also allows restyling for use across multiple platforms or to easily refresh vehicle appearance without re-validation of wheel performance. In fiscal 2006, we unveiled our new CentruStyletm aluminum wheels for Class 7 and 8 tractors and highway trailers. Manufactured using a proprietary casting process, CentruStyletm offers OEM, fleet, and aftermarket customers creative and distinctive styling with numerous design possibilities for brand and vehicle differentiation in a highly competitive global market. We are increasingly focused on larger wheels that demand tighter manufacturing tolerances and know-how and are therefore relatively insulated from competition from start-ups in low cost countries.

Experienced Management Team.  We have an experienced management team with significant automotive and lean manufacturing experience at companies including AlliedSignal, ArvinMeritor, Ford, and Honeywell. Under this team’s leadership, we have significantly improved our operations and positioned the business for continued growth and ongoing financial strength. Our team is led by Curt Clawson, a veteran of American National Can and Arvin Industries, with over 15 years spent in the automotive industry.

Our Business Strategy

We believe we are well positioned for growth in sales and operating income through a strategy based on the following:

Invest in the Right Geography.  We believe that having the right geography, from both a customer mix and a manufacturing footprint perspective, is critical to long-term financial success. We are the only global manufacturer of both steel and aluminum wheels and continue to align ourselves with global customers repositioning themselves in more cost effective manufacturing locations across the world. Our leading market positions and low cost manufacturing footprint enables us to offer competitive solutions to our customers around the world.

Invest in the Right Customers.  We believe that customer diversification as well as platform diversification provides opportunities to “win with winners” as well as to lower the financial risk of being too dependent on one customer or one platform. We continue to reduce our exposure to the Big Three in the U.S., which now account for only 18% of global sales. Over 75% of our business wins in fiscal 2006 were in our international businesses including Japanese, Korean and European customers. Having product content across a wide variety of platforms lowers the risk associated with changing end consumer preferences and provides a more stable revenue base.

Invest in the Right Products.  We believe that providing quality, technologically innovative products to our customers on a cost effective basis ensures customer satisfaction and provides growth opportunities. The fabricated steel wheel that we introduced in fiscal 2005 that is both lighter than a standard steel wheel and significantly less expensive than an aluminum wheel, with similar styling capabilities to those of an aluminum wheel, is a good example of an innovative product enjoying commercial success. We continue to rationalize our non-core businesses and narrow our product base in order to deliver the right products to our customers.

Aggressive Cost Reductions.  We believe that having the right cost structure is critically important in servicing our global OEMs and provides opportunities to grow and expand the business. Our shift to more cost effective manufacturing locations, combined with employee restructuring activities over the last several years, has enhanced our profitability. Our focus on operational excellence and productivity improvement allows us to be a low cost supplier to our customers.

Recent Developments

Rights Offering and Related Transactions.  On March 16, 2007, we announced that our Board of Directors had approved a Rights Offering (the “Rights Offering”) of up to $180 million of our common stock to our stockholders of record as of April 10, 2007, at a subscription price of $3.25 per share. On April 16, 2007, we entered into an Amended and Restated Equity Purchase and Commitment Agreement (the “Equity Agreement”) with Deutsche Bank Securities Inc. (“Deutsche Bank”), pursuant to which, among other things, we granted Deutsche Bank an option to purchase up to an additional 4,038,462 shares of our common stock in a private placement at a purchase price of $3.25 per share (the “Direct Investment Option”). The Rights Offering expired at 5:00 p.m., Eastern Daylight Time, on May 21, 2007, and closed on May 30, 2007.

The proceeds from the Rights Offering were approximately $180.0 million, before deducting expenses relating to the Rights Offering. Because Deutsche Bank exercised the Direct Investment Option in full, we received in addition approximately $13.1 million before deducting expenses. The proceeds from the Rights Offering and the sale of shares of common stock to Deutsche Bank pursuant to the Direct Investment Option were used to repurchase HLI Opco’s outstanding 10 1/2% Senior Notes due 2010 (the “2010 Notes”) and to pay the fees and expenses related to the Rights Offering, with any excess proceeds being used for general corporate purposes. On May 8, 2007, HLI Opco commenced a tender offer to purchase for cash any and all of the outstanding 2010 Notes. The tender offer for outstanding 2010 Notes expired on June 5, 2007. As of June 15, 2007, all of the outstanding 2010 Notes had been repurchased.

On May 30, 2007, we entered into a new senior secured credit facility (the “New Credit Facility”) in the aggregate principal amount of $495 million. The New Credit Facility consists of (i) a €260 million seven-year amortizing Term Loan Facility and (ii) a six-year $125.0 million Revolving Credit Facility. See the section entitled “Description of Material Indebtedness” in this prospectus for a more detailed description of the New Credit Facility.

The proceeds of the New Credit Facility, together with the € 130.0 million of proceeds (before deducting expenses) from the issuance of the Restricted Notes, have been or will be used (i) to refinance our obligations under our old credit facility; (ii) to refinance in full the approximately $22 million mortgage on Hayes’s Northville, Michigan headquarters building; (iii) to pay related fees and expenses; (iv) to provide working capital; and (v) for other general corporate purposes. See “Use of Proceeds.”

The amount of indebtedness outstanding as a result of the transactions described above is approximately $552 million. The term “Transactions” refers to these transactions and the application of the proceeds therefrom.

Sale of Aluminum Casting and Machining Businesses.  On June 29, 2007, Hayes Lemmerz Holding GmbH, a wholly owned subsidiary of Hayes, completed the sale of all of the issued and outstanding shares of capital stock of MGG Group B.V. (“MGG Group”) to an affiliate of ECF Group, a privately held company based in the Netherlands and Switzerland. MGG Group and its subsidiaries operate aluminum casting and machining facilities located in Tegelen and Nieuw Bergen, The Netherlands and in Antwerp, Belgium. On July 5, 2007, Hayes Lemmerz International — Wabash, Inc. (“HLI — Wabash”), a wholly owned subsidiary of Hayes, completed the sale of substantially all of its assets to Harvey Industries LLC, a privately held company based in Michigan. HLI — Wabash operated an aluminum powertrain component casting and machining facility located in Wabash, Indiana. Together, MGG Group and HLI — Wabash accounted for approximately $202 million of sales in fiscal 2006. The Company will recognize a combined non-cash loss on the two sales of approximately $42.5 million. The sales are not expected to materially change the Company’s previously announced guidance for fiscal 2007.

Our principal executive offices are located at 15300 Centennial Drive, Northville, Michigan 48168, and our telephone number is (734) 737-5000.

The Exchange Offer

On May 30, 2007, we issued and sold €130,000,000 principal amount of 8.25% Senior Notes due 2015 (the “Restricted Notes”), in an offering under Rule 144A and Regulation S of the Securities Act that was exempt from the registration requirements of the Securities Act. Simultaneously with this transaction, we entered into a registration rights agreement (as more fully described below) with the initial purchasers of the Restricted Notes (the “Registration Rights Agreement”) in which we agreed to deliver to you this prospectus and to consummate the Exchange Offer for the Restricted Notes. Below is a summary of the Exchange Offer. You should read the discussion under the headings “The Exchange Offer” and “Description of the Exchange Notes” for further information regarding the Exchange Notes to be issued in the Exchange Offer.

Restricted Notes	Up to €130,000,000 principal amount of 8.25% Senior Notes due 2015.

Exchange Notes	Up to €130,000,000 principal amount of 8.25% Senior Notes due 2015, which have been registered under the Securities Act.

The form and terms of the Exchange Notes are substantially identical to those of the Restricted Notes, except that the Exchange Notes have been registered under the Securities Act and the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

Exchange Offer	We are offering to exchange up to €130,000,000 principal amount of the Exchange Notes for a like principal amount of the Restricted Notes to satisfy our obligations under the Registration Rights Agreement that was entered into when we issued and sold the Restricted Notes. Once the Exchange Offer is complete, you will no longer be entitled to any exchange or registration rights with respect to the Restricted Notes.

In order to be exchanged, a Restricted Note must be properly tendered and accepted. All Restricted Notes that are validly tendered and not withdrawn will be exchanged. Restricted Notes may be exchanged only in denominations of €50,000 and integral multiples of €1,000 in excess of €50,000.

Expiration Date; Tenders	The Exchange Offer will expire at 5:00 p.m., New York City time, on , 2007, unless earlier terminated or extended by us in our sole discretion. We do not currently intend to extend the expiration date.

By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

• any Exchange Notes that you receive will be acquired in the ordinary course of your business;

• you have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the Exchange Notes;

• if you are a broker-dealer that will receive Exchange Notes for your own account in exchange for Restricted Notes that were acquired as a result of market-making activities, you will deliver a prospectus, as required by law, in connection with any resale of the Exchange Notes; and

• you are not our “affiliate” as defined in Rule 405 under the Securities Act, or, if you are an affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act.

Withdrawal of Tenders	A tender of Restricted Notes pursuant to the Exchange Offer may be withdrawn at any time prior to the expiration date. If we extend the Exchange Offer, you may withdraw your tendered Restricted Notes at any time prior to the expirations date, as so extended. Any Restricted Notes not accepted for exchange for any reason will be returned without expense to the tendering holder promptly after the expiration or termination of the Exchange Offer.

Conditions to the Exchange Offer	The Exchange Offer is subject to customary conditions, some of which we may waive. For more information, see “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Restricted Notes	If you wish to tender your Restricted Notes in the Exchange Offer and the Restricted Notes are not held in global form, you must properly complete, sign and date the accompanying letter of transmittal, or a copy of the letter of transmittal, according to the instructions contained in this prospectus and the letter of transmittal. You must also mail or otherwise deliver the letter of transmittal, or the copy, together with the Restricted Notes and any other required documents, to the exchange agent at the address set forth on the cover of the letter of transmittal. If you hold Restricted Notes through Euroclear Bank S.A./N.V., as operator of the Euroclear system (“Euroclear”), or Clearstream Banking, société anonyme (“Clearstream”) and wish to participate in the Exchange Offer, you must comply with the procedures of Euroclear or Clearstream, respectively, by which you will agree to be bound by the letter of transmittal. If the Restricted Notes are held in global form but you do not hold Restricted Notes through an account with Euroclear or Clearstream, you must arrange to have your Restricted Notes transferred to a Euroclear or Clearstream account. Once your Restricted Notes have been transferred to a Euroclear or Clearstream account, you may then submit the “blocking” instructions as described in “The Exchange Offer — Procedures for Tendering.”

Special Procedures for Beneficial Owners	If you are the beneficial owner of Restricted Notes that are registered in the name of your broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the Exchange Offer, you should promptly contact the person in whose name your Restricted Notes are registered and instruct that person to tender on your behalf. If you wish to tender in the Exchange Offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your Restricted Notes, either make appropriate arrangements to register ownership of the Restricted Notes in your name or obtain a properly completed bond power from the person in whose name the Restricted Notes are registered. See “The Exchange Offer — Procedures for Tendering.”

Effect on Holders of Restricted Notes	As a result of the making of, and upon acceptance for exchange of all validly tendered Restricted Notes pursuant to the terms of, the Exchange Offer, we will have fulfilled a covenant contained in the

Registration Rights Agreement and, accordingly, we will not be obligated to pay additional interest as described in the Registration Rights Agreement. If you are a holder of Restricted Notes and do not tender your Restricted Notes in the Exchange Offer, you will continue to hold such Restricted Notes and you will be entitled to all the rights and limitations applicable to the Restricted Notes in the Indenture, except for any rights under the Registration Rights Agreement that by their terms terminate upon the consummation of the Exchange Offer. Under certain circumstances, certain holders of Restricted Notes (including certain holders who are not permitted to participate in the Exchange Offer or who do not receive freely tradeable Exchange Notes in the Exchange Offer) may require us to file and cause to become effective a shelf registration statement that would cover resales of Restricted Notes by these holders. See “The Exchange Offer — Consequences of Failure to Exchange Restricted Notes” and “Description of the Exchange Notes — Registration Rights Agreement.”

Resales	Based on an interpretation by the staff of the SEC set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the Exchange Offer in exchange for the Restricted Notes may be offered for resale, resold and otherwise transferred by you (unless you are an “affiliate” within the meaning of Rule 405 under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that you:

• are acquiring the Exchange Notes in the ordinary course of business; and;

• have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person or entity, including any of our affiliates, to participate in a distribution of the Exchange Notes.

In addition, each participating broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer in exchange for Restricted Notes that were acquired as a result of market-making or other trading activity must also acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. For more information, see “Plan of Distribution.”

Any holder of Restricted Notes, including any broker-dealer, who

• is our affiliate,

• does not acquire the Exchange Notes in the ordinary course of its business, or

• tenders in the Exchange Offer with the intention to participate, or for the purpose of participating, in a distribution of Exchange Notes;

cannot rely on the position of the staff of the SEC expressed in Exxon Capital Holdings Corporation (available May 13, 1988), as interpreted by Shearman & Sterling (available July 2, 1993), Morgan Stanley & Co., Incorporated (available June 5, 1991), or similar no-action letters and, in the absence of an exemption, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the Exchange Notes.

Consequences of Failure to Exchange the Restricted Notes	If you do not exchange your Restricted Notes in the Exchange Offer, your Restricted Notes will continue to be subject to the restrictions on transfer currently applicable to the Restricted Notes. In general, you may offer or sell your Restricted Notes only:

• if they are registered under the Securities Act and applicable state securities laws;

• if they are offered or sold in a transaction exempt from registration under the Securities Act and applicable state securities laws; or

• if they are offered or sold in a transaction not subject to the Securities Act and applicable state securities laws.

Registration Rights	We entered into the Registration Rights Agreement with the initial purchasers of the Restricted Notes on May 30, 2007. The Registration Rights Agreement requires us to file the registration statement of which this prospectus forms a part (the “Registration Statement”) and contains customary provisions with respect to registration procedures, indemnity and contribution rights. In addition, the Registration Rights Agreement provides that, if the Registration Statement is not declared effective by the SEC by November 26, 2007, or if we do not consummate the Exchange Offer prior to December 26, 2007, we are required to pay additional interest at an initial rate of 0.25% per annum. The additional interest will increase by an additional 0.25% per annum with respect to each 90-day period until the Exchange Offer is consummated, up to a maximum of 1.00% per annum.

Use of Proceeds	We will not receive any proceeds from the Exchange Offer.

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the consummation of the Exchange Offer. We will amortize the expense of the Exchange Offer over the term of the Exchange Notes in accordance with generally accepted accounting principles.

Exchange Agent	U.S. Bank National Association has been appointed Exchange Agent for the Exchange Offer. You can find the address and telephone number of the Exchange Agent below under the caption “The Exchange Offer — Exchange Agent.”

Certain U.S. Federal Income Tax Considerations	The exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable event for U.S. federal income tax purposes. See “Certain U.S. Federal Income Tax Considerations.”

Luxembourg Taxation	The exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offer will not give rise to any income tax, value added tax, registration tax, stamp duty or any other tax in Luxembourg for a Non-Resident holder (as defined in “Luxembourg Taxation”) of Restricted Notes, provided that the holding of Restricted Notes is not effectively connected to a permanent establishment in Luxembourg through which the holder carries on a business or trade in Luxembourg. See “Luxembourg Taxation.”

Summary Description of the Exchange Notes

The summary below describes the principal terms of the Exchange Notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. You should carefully read the “Description of the Exchange Notes” section of this prospectus for a more detailed description of the terms and conditions of the Exchange Notes.

Issuer	Hayes Lemmerz Finance LLC — Luxembourg S.C.A. (the “Issuer”).

Securities Offered	Up to €130,000,000 principal amount of 8.25% Senior Notes due 2015.

Maturity	June 15, 2015.

Interest	8.25% per annum, payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2007. The Issuer will pay interest to those persons who were holders of record on the June 1 or December 1 immediately preceding each interest payment date. Interest has accrued from May 25, 2007.

Ranking	The Exchange Notes will be unsecured senior obligations of the Issuer, will rank pari passu to its existing and future senior indebtedness, and will be effectively subordinated to all of its secured debt to the extent of the value of the assets securing that debt. The guarantees by certain of our subsidiaries will rank pari passu with the existing and future senior debt of such subsidiaries that guarantee the Exchange Notes.

Guarantees	Hayes and substantially all of its direct and indirect domestic subsidiaries and certain of its foreign subsidiaries on the issue date have unconditionally guaranteed the Exchange Notes on a joint and several basis.

Optional Redemption	The Issuer may redeem some or all of the Exchange Notes at any time prior to June 15, 2011, at a price equal to 100% of the principal amount of the Exchange Notes redeemed plus accrued and unpaid interest to the redemption date and a “make-whole premium,” as described in “Description of the Exchange Notes.” Thereafter the Issuer may redeem some or all of the Exchange Notes at the redemption prices listed in the “Description of the Exchange Notes” section under the heading “Optional Redemption,” plus accrued interest.

Optional Redemption after Equity Offerings	At any time (which may be more than once) before June 15, 2010, the Issuer can choose to redeem up to 35% of the outstanding Exchange Notes with money that Hayes raises in one or more equity offerings, as long as:

• the Issuer pays 108.250% of the face amount of the Exchange Notes, plus interest;

• the Issuer redeems the Exchange Notes within 75 days of completing the equity offering; and

• at least 65% of the aggregate principal amount of Exchange Notes issued remains outstanding afterwards.

Change of Control Offer	If the Issuer, Hayes, or HLI Opco experiences a change in control, the Issuer must give holders of the Exchange Notes the opportunity to sell it their Exchange Notes at 101% of their face amount, plus accrued interest.

The Issuer might not be able to pay you the required price for Exchange Notes you present to it at the time of a change of control, because:

• it might not have enough funds at that time; or

• the terms of our senior debt may prevent it from paying.

Asset Sale Proceeds	If we or our subsidiaries engage in asset sales, we generally must either invest the net cash proceeds from such sales in our business within a period of time, prepay senior debt or cause the Issuer to make an offer to purchase a principal amount of the Exchange Notes equal to the excess net cash proceeds. The purchase price of the Exchange Notes will be 100% of their principal amount, plus accrued interest.

Certain Indenture Provisions	The indenture governing the Notes contains covenants limiting our (and most or all of our subsidiaries’) ability to:

• incur additional debt or enter into sale and leaseback transactions;

• pay dividends or distributions on our capital stock or repurchase our capital stock;

• make certain investments;

• create liens on our assets to secure debt;

• enter into transactions with affiliates;

• create limitations on the ability of its restricted subsidiaries to make dividends or distributions to it;

• merge or consolidate with another company; and

• transfer and sell assets.

These covenants are subject to a number of important limitations and exceptions.

No Public Market	The Exchange Notes will be freely transferable but will be new securities for which there will not initially be a market. Accordingly, there is no assurance that a market for the Exchange Notes will develop or as to the liquidity of any market for the Exchange Notes.

Listing	The Issuer has applied to admit the Exchange Notes for listing on the Official List of the Luxembourg Stock Exchange and for trading on the Euro MTF Market.

Risk Factors	Investing in the Exchange Notes involves substantial risks. See “Risk Factors” for a description of certain of the risks you should consider before you tender Restricted Notes for Exchange Notes.

Summary Financial Information

The following table sets forth summary historical consolidated financial information for the three fiscal years ended January 31, 2007, 2006, and 2005 and for the three months ended April 30, 2006 and 2007. We derived the income statement, balance sheet and other financial data for each of the fiscal years ended January 31, 2007 from our audited consolidated financial statements. We derived the income statement, balance sheet and other financial data as of and for the three months ended April 30, 2006, and as of and for the three months ended April 30, 2007, from our unaudited condensed consolidated financial statements, which reflect all adjustments that, in the opinion of the management of the Company, are necessary for a fair statement of such information. You should read this information in conjunction with “Selected Financial Data” and the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed with the SEC on April 9, 2007, and in our Quarterly Report on Form 10-Q for the period ended April 30, 2007, filed with the SEC on June 8, 2007.

				Three Months Ended
	Year Ended January 31,			April 30,
	2005	2006	2007	2006	2007
	(in millions, except ratios and per share amounts)

Income Statement Data:
Net sales	$1,773.4	$1,956.5	$2,056.2	$503.5	$561.0
Depreciation and amortization	137.9	135.0	122.4	31.2	30.0
Asset impairments and other restructuring charges	8.6	55.5	43.8	3.5	2.4
Goodwill impairments	—	185.5	—	—	—
Interest expense, net	43.6	65.3	76.2	16.9	18.3
Subsidiary preferred stock dividends	0.8	0.8	—	0.2	—
Income tax (benefit) expense	16.7	(1.4)	39.2	5.5	8.6
Loss from continuing operations before cumulative effect of a change in accounting principle and extraordinary gain	(34.3)	(287.1)	(119.1)	(17.1)	(10.8)
Loss from discontinued operations, net of tax of $3.0, $1.7, $(0.1), $0.0 and $0.0, respectively	(30.6)	(174.3)	(45.4)	(0.5)	(0.9)
Loss (gain) on sale of discontinued operations, net of tax of $0.0, $3.8, $0.0, $0.0 and $0.0, respectively	—	3.9	(2.4)	—	(3.6)
Cumulative effect of change in accounting principle, net of tax of $0.8	2.6	—	—	—	—
Net loss	$(62.3)	$(457.5)	$(166.9)	$(17.6)	$(15.3)

Equity/Shares Outstanding
Book value	$18.52	$4.82	$3.58	$5.05	$3.29
Cash Dividends	—	—	—	—	—
Loss per share	$(1.66)	$(12.07)	$(4.36)	$(0.46)	$(0.38)
Balance Sheet Data:
Total assets	$2,302.0	$1,799.2	$1,691.2	$1,851.7	$1,768.6
Bank borrowings and current portion of long-term debt	11.1	41.7	34.6	46.8	35.2
Long-term debt	631.1	668.7	659.4	682.2	663.3
Stockholders’ equity	701.3	183.3	101.8	193.0	130.4
Other Financial Data:
Net cash provided by (used for):
Operating activities	$172.2	$(39.0)	$83.1	$36.8	$14.9
Investing activities	(125.5)	(84.1)	(70.2)	(10.3)	(16.6)
Financing activities	(27.0)	66.1	(24.3)	(4.7)	2.3
Capital Expenditures	(126.2)	(95.2)	(80.8)	(10.9)	(16.6)
Ratio of Earnings to Fixed Charges	0.7	(3.0)	0.0	0.4	1.0

Year Ended
January 31, 2007
(Millions, except ratios)

Pro Forma Data(1)
Cash and cash equivalents	64.2
Interest expense(2)	49.2
Total debt (at end of period)	551.9

(1)	The unaudited pro forma financial data gives effect to the Transactions, including the offering of the Restricted Notes and the application of the proceeds therefrom as of February 1, 2006, with respect to income statement items, and as of January 31, 2007, with respect to balance sheet items.

(2)	Pro forma interest expense was calculated using an interest rate of EURIBOR plus 2.75% for the New Credit Facility and an interest rate of 8.25% for the Notes.

Ratio of Earnings to Fixed Charges

Our ratio of earnings to fixed charges for the years ended January 31, 2007, 2006, 2005, 2004 and 2003 and for the three months ended April 30, 2007, were 0.0, (3.0), 0.7, 0.9, 0.0, and 1.0, respectively. See “Ratio of Earnings to Fixed Charges.”

RISK FACTORS

An investment in the Exchange Notes involves a high degree of risk. You should carefully consider each of the risk factors described below and those in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, which is incorporated herein by reference, before you decide to invest in the Exchange Notes. The risks and uncertainties described below and incorporated herein by reference are not the only ones facing us. Additional risks and uncertainties not presently known to us or that we currently deem to be immaterial may also materially and adversely affect our business, financial condition, and results of operations. If any of the possible events described below were to occur, our business, financial condition, and results of operations could be materially adversely affected, and we and the Issuer could be unable to pay interest or principal on the Exchange Notes when due, and you could lose all or part of your investment.

Risks Related to our Business

Cyclical demand in the automotive industry may adversely affect our business.

Most of our sales are to automotive original equipment manufacturers (OEMs) or direct (Tier 1) suppliers. Therefore, our financial performance is subject to conditions in the automotive industry, which are cyclical and depend on conditions in the U.S. and global economies generally. A weakening of the U.S. and global economies or an increase in interest rates could reduce consumer spending and demand for automobiles and light trucks, leading to decreased production by our customers, which could hurt our sales and financial performance. Our sales are also impacted by our customers’ inventory levels and production schedules. Due to the present uncertainty in the economy, some of our customers have been reducing their forecasts for new vehicle production. Decreases in demand for new vehicles may have a significant negative impact on our business. Because we have high fixed production costs, relatively small declines in our customers’ production could significantly reduce our profitability.

We depend on a small number of significant customers.

We derived approximately 48% of our fiscal 2006 sales from direct sales to Ford, DaimlerChrysler, and General Motors and their subsidiaries. In addition, some of our other sales are to Tier 1 suppliers who incorporate our components into products which they sell to these three OEMs. Neither we nor our Tier 1 customers may be able to maintain our current relationships with these customers or continue to supply them at current levels. Furthermore, these customers have had declining market share in North America in recent years, resulting in reduced demand. In addition, our sales are dependent on particular vehicle platforms that include our products. If production of those platforms were to be decreased or discontinued, our sales would be reduced. The loss of a significant portion of sales to Ford, DaimlerChrysler, or General Motors or their Tier 1 suppliers could have a material adverse effect on our business. In addition, certain of our Tier 1 customers have filed for bankruptcy protection in the past year and additional customers may file for bankruptcy protection in the future. This could result in adverse changes in these customers’ production levels, pricing, and payment terms and could limit our ability to collect receivables, which could harm our business or results of operations.

Our customers’ cost cutting efforts and purchasing practices may adversely impact our business.

Our customers are continually seeking to lower their costs of manufacturing. These cost reductions may include relocation of our customers’ operations to countries with lower production costs. Customers might find it less costly to manufacture themselves at relocated facilities or to rely on foreign suppliers with lower production costs, whether or not the customers’ production is relocated, either of which may have a significant negative impact on our business.

Changes in our customers’ purchasing policies or payment practices could also have an adverse effect on our business. For example, during fiscal 2004, two of our major customers discontinued early payment programs in which we participated, which negatively impacted our liquidity.

We operate in the highly competitive automotive supply industry.

The automotive supply industry is highly competitive, both domestically and internationally, with a large number of suppliers competing to provide products to a relatively small number of OEMs. Competition is based primarily on price, quality, timely delivery, and overall customer service. Many of our competitors are larger and have greater financial and other resources than we do. Further consolidation in the industry may result in fewer, larger suppliers who benefit from purchasing and distribution economies of scale. In addition, some of our competitors are former divisions or subsidiaries of our customers. We may not be able to compete successfully with these or other companies. In addition, there is a trend toward OEMs expanding their business relationships with a smaller number of “preferred” suppliers. If we are not designated a preferred supplier, we could lose sales to competitors that are preferred suppliers.

Furthermore, the rapidly evolving nature of the automotive industry may attract new entrants, particularly in low cost countries such as China. We may not be able to offer our products at prices competitive with those of competitors in low-cost countries and pricing pressure created by such competitors could reduce our sales and margins. These factors have led to a re-sourcing of certain future business to foreign competitors in the past and may continue to do so in the future. In addition, any of our competitors may develop superior products, produce similar products at a lower cost than us, or adapt more quickly to new technologies or evolving customer requirements. As a result, our products may not be able to compete successfully. A number of our competitors have been forced to seek bankruptcy protection partially as a result of highly competitive market conditions in our industry.

Increased cost of supplies and raw materials could affect our financial health.

Our business is subject to the risk of price increases and periodic delays in the delivery of raw materials and supplies. The availability and price of these commodities are subject to market forces largely beyond our control. Fluctuations in prices or availability of these raw materials or supplies will affect our profitability and could have a material adverse effect on our business, results of operations, or financial condition. In addition, if any of our suppliers seek bankruptcy relief or otherwise cannot continue their business as anticipated, the availability or price of raw materials could be adversely affected.

In recent periods there have been significant increases in the global prices of steel, aluminum, and natural gas, which have had and may continue to have an impact on our business. Continued increases in the price of steel, aluminum, natural gas, or other key materials and supplies may have a material adverse effect on our business, results of operations, or financial condition. Although we have been able to pass some of the supply and raw material cost increases onto our customers, competitive and marketing pressures may prevent us from doing so in the future. In addition, our customers are not contractually obligated to accept certain of these price increases. This inability to pass on price increases to our customers could adversely affect our operating margins and cash flow, and result in lower operating income and profitability.

Our results of operations could be adversely affected by the high price of gasoline.

The demand for our products depends, in large part, on the demand from the automotive industry we serve and on other economic metrics, such as gasoline prices, which influence industry demand. A prolonged increase in the market price of gasoline and other fuel products may result in less disposable income of consumers and lower spending by consumers on automobiles and automotive parts. This could result in a decreased demand for vehicles incorporating our products, which could negatively affect our results of operations. It is difficult to predict the precise long-term economic effects of high gasoline prices on the economy, the automotive industry generally, or our results of operations.

Unexpected equipment failures, delays in deliveries, or catastrophic loss at any of our manufacturing facilities could lead to production curtailments or shutdowns.

Equipment failure, interruption of supply, labor disputes, or other causes could significantly reduce production of our products, which would reduce our sales and earnings for the affected period. In addition, we generally produce our products on a “just in time” basis and do not hold large inventories. If production is interrupted at any of our manufacturing facilities, even if only temporarily or as a result of events that are beyond our control, delivery times could be severely affected. Any significant delay in deliveries to our customers could lead to returns or cancellations and cause us to lose future sales, as well as expose us to claims for damages. Our manufacturing facilities are also subject to the risk of catastrophic loss due to unanticipated events such as fires, explosions, or violent weather conditions. We have in the past and may in the future experience plant shutdowns or periods of reduced production as a result of equipment failure, power outages, delays in deliveries, or catastrophic loss, which could have a material adverse effect on our results of operations or financial condition.

We have significant international operations that subject us to risks not faced by domestic competitors.

Approximately 73% of our consolidated net sales in fiscal 2006 were from operations outside the United States. We expect sales from our international operations to continue to represent a substantial and growing portion of our business. Risks inherent in international operations include the following:

•	agreements may be difficult to enforce and receivables difficult to collect through a foreign country’s legal system;

•	foreign customers may have longer payment cycles;

•	foreign countries may impose additional withholding taxes or otherwise tax our foreign income, impose tariffs or adopt other restrictions on foreign trade or investment, including foreign exchange controls;

•	foreign laws or regulations may restrict our ability to repatriate cash from foreign operations;

•	necessary export licenses or customs clearances may be difficult to obtain;

•	intellectual property rights may be more difficult to enforce in foreign countries;

•	political or economic conditions or exposure to local social unrest, including any resultant acts of war, terrorism or similar events in the countries in which we operate could have an adverse effect on our earnings from operations in those countries;

•	unexpected adverse changes in foreign laws or regulatory requirements may occur;

•	compliance with a variety of foreign laws and regulations may be difficult;

•	in certain countries we are subject to nationwide collective labor agreements that we did not negotiate;

•	labor laws in certain countries may make it more difficult or expensive to reduce our labor force in response to reduced demand; and

•	differing foreign tax structures may subject us to additional taxes or affect our ability to repatriate cash from our foreign subsidiaries.

Any of these factors could have a material adverse effect on our business, cash flows, financial condition, and results of operations.

We may not be able to successfully implement our planned operational improvements or realize the benefits of those plans already implemented.

As part of our ongoing focus on being a low-cost provider of high quality products, we continually analyze our business to further improve our operations and identify cost-cutting measures. If we do not identify and implement operational improvements or if implemented improvements do not generate the expected benefits, we may be unable to offer products at a competitive price and generate sufficient operating funds to service our debt or make necessary capital expenditures. If that were to happen, alternative sources of financing may not be available to us on commercially reasonable terms or at all.

We may not be able to timely or successfully launch new products.

In order to effectively compete in the automotive supply industry, we must be able to launch new products to meet our customers’ demand. We may not be able to install and obtain customer approval of the equipment needed to produce products for new programs in time for the start of production. In addition, transitioning our manufacturing facilities and resources to full production under new product programs may impact production rates or other operational efficiency measures. Moreover, our customers may delay or cancel the launch of new product programs or actual production may be below planned quantities. Our failure to successfully launch new products, or a failure by our customers to successfully launch new programs in the quantities anticipated, could adversely affect our results.

Our success will depend on our ability to attract and retain qualified employees.

Our success depends in part on our ability to attract, hire, train, and retain qualified engineering, managerial, technical, sales, and marketing personnel. We face significant competition for these types of employees. As we implement measures to improve our cost structure, employee morale may suffer. We may be unsuccessful in attracting and retaining the personnel we require and key personnel may leave and compete against us. We may be unsuccessful in replacing key managers who either resign or retire. The loss of any member of our senior management team or other experienced, senior employees could impair our ability to execute our business plan and strategic initiatives, cause us to lose customers and reduce our sales, or lead to the loss of other key employees. In any such event, our financial condition, results of operations, and cash flows could be adversely affected.

We might fail to adequately protect our intellectual property or third parties might assert that our technologies infringe on their intellectual property.

We rely on a combination of patents, trade secrets, trademarks and copyrights to protect our intellectual property, but this protection might be inadequate. For example, our pending or future patent applications might not be approved or, if allowed, they might not be of sufficient strength or scope. Conversely, third parties might assert that our technologies infringe their proprietary rights. We are currently involved in litigation in which the plaintiff has asserted that we have infringed on its patents. This litigation, and possible future litigation, could result in substantial costs and diversion of our efforts and could adversely affect our business, whether or not we are ultimately successful. For more information on this litigation, see the section entitled “Item 3, Legal Proceedings” in our Annual Report on Form 10-K for the year ended January 31, 2007, filed with the SEC on April 9, 2007, and the section entitled “Item 1, Legal Proceedings” in our Quarterly Report on Form 10-Q for the period ended April 30, 2007, filed with the SEC on June 8, 2007.

Our products may be rendered obsolete or less attractive by changes in regulatory requirements or competitive technologies.

Changes in legislative, regulatory or industry requirements or in competitive technologies may render certain of our products obsolete or less attractive. Our ability to anticipate changes in technology and regulatory standards and to successfully develop and introduce new and enhanced products on a timely basis will be a significant factor in our ability to remain competitive. Certain of our products may become obsolete and we may not be able to achieve the technological advances necessary for us to remain competitive. We are also subject to the risks generally associated with new product introductions and applications, including lack of market acceptance, delays in product development, and failure of products to operate properly.

A high percentage of our customers’ employees and certain of our employees are unionized or covered by collective bargaining agreements.

Many employees of our major customers and certain of our employees are unionized. Certain of our employees in the United States are represented by the United Steel Workers Union, all of whom are employed at our facility in Akron, Ohio. Negotiations with the United Steel Workers Union for a new union agreement are not expected until fiscal 2008. As is common in Mexico and many European jurisdictions, substantially all of our employees in Europe and Mexico are covered by country-wide collective bargaining agreements, which are subject to negotiations on an annual basis. Although we believe that our relations with our employees are good, a dispute between us and our employees could have a material adverse effect on our business. In addition, significant percentages of the workforces at certain of our major customers are unionized. Strikes or labor disputes at a major customer could result in reduced production of vehicles incorporating our products. This would reduce demand for our products and could have a material adverse effect on our sales and results of operations during the affected periods.

A substantial number of the United States plant employees of General Motors and DaimlerChrysler and the employees of their key suppliers are represented by trade unions, including the United Automobile, Aerospace and Agricultural Implement Workers of America (UAW). Ford, General Motors, and DaimlerChrysler each have agreements with UAW that expire in 2007. Work stoppages at Ford, General Motors, DaimlerChrysler, or certain of their key suppliers could adversely affect our results of operations and financial condition.

We are subject to potential exposure to environmental liabilities.

We are subject to various foreign, federal, state, and local environmental laws, ordinances, and regulations, including those governing discharges into the air and water, the storage, handling and disposal of solid and hazardous wastes, the remediation of contaminated soil and groundwater, and the health and safety of our employees. We are also required to obtain permits from governmental authorities for certain operations. We may not be in complete compliance with these permits at all times. If we fail to comply with these permits, we could be fined or otherwise sanctioned by regulators and the fine or sanction could be material.

The nature of our operations and the history of industrial uses at some of our facilities expose us to the risk of environmental liabilities that could have a material adverse effect on our business. For example, we may be liable for the costs of removal or remediation of contamination that may be present on our property, even if we did not know about or cause the contamination and even if the practices that resulted in the contamination were legal when they occurred.

We may suffer future asset impairments and other restructuring charges, including write downs of goodwill or intangible assets.

We record asset impairment losses when we determine that our estimates of the future undiscounted cash flows from an operation will not be sufficient to recover the carrying value of that facility’s building, fixed assets, and production tooling. During fiscal 2006 we recorded total asset impairment losses and other restructuring charges of $43.8 million and we may incur significant similar losses and charges with respect to other facilities in the future.

In connection with our emergence from Chapter 11 and the application of fresh start accounting, we recorded significant increases in goodwill and intangible assets. At April 30, 2007 we had approximately $400.2 million in goodwill and other intangible assets recorded on our Consolidated Balance Sheets. We are required to evaluate annually whether our goodwill and other intangible assets have been impaired. Any future write-off of a significant portion of goodwill or intangible assets would have an adverse effect on our financial condition and results of operations.

We may be unable to maintain trade credit with our suppliers.

We currently maintain trade credit with certain of our key suppliers and utilize such credit to purchase significant amounts of raw material and other supplies with payment terms. As conditions in the automotive supply industry have become less favorable, key suppliers have been seeking to shorten trade credit terms or to require cash in advance for payment. If a significant number of our key suppliers were to shorten or eliminate our trade credit, our inability to finance large purchases of key supplies and raw materials would increase our costs and negatively impact our liquidity and cash flow.

The nature of our business exposes us to product liability, recall, and warranty claims and other legal proceedings.

We are subject to litigation in the ordinary course of our business. The risk of product liability, recall, and warranty claims are inherent in the design, manufacture, and sale of automotive products, the failure of which could result in property damage, personal injury, or death. Although we currently maintain what we believe to be suitable and adequate product liability insurance, we may not be able to maintain this insurance on acceptable terms and this insurance may not provide adequate protection against potential liabilities. In addition, we may be required to participate in a recall involving our products. Such a recall would not be covered by our insurance. Furthermore, our customers can initiate a recall of our products without our agreement and offset their costs of the recall against payments due to us for other products. A successful product liability claim in excess of available insurance coverage or a requirement to participate in a product recall could have a material adverse effect on our business. In addition, we are involved in other legal proceedings, which could adversely affect our cash flows, financial condition, or results of operations.

Our pension and other postretirement employee benefits expense could materially increase.

Certain of our current and former employees participate in defined benefit pension plans. The plans are currently underfunded. Declines in interest rates or the market values of the securities held by the plans, or certain other changes, could materially increase the amount by which the plans are underfunded, affect the level and timing of required contributions, and significantly increase our pension expenses and reduce profitability.

We also sponsor other postretirement employee benefit plans that cover certain current and former employees and eligible dependents. We fund these obligations on a pay-as-you-go basis. Increases in the expected cost of the benefits, particularly health care, in excess of our assumptions could increase our actuarially determined liability and related expense along with future cash outlays.

Risks Related to Our Capital Structure

We have substantial levels of debt and debt service that will divert a significant amount of cash from our business operations.

We have substantial levels of debt, including debt under our New Credit Facility, the Exchange Notes offered hereby, and other debt instruments. As of April 30, 2007, after giving effect to the Transactions, we would have had approximately $558.6 million of total indebtedness and approximately $91.5 million of cash and cash equivalents. In addition to the debt under our New Credit Facility and under the Notes, we may incur significant additional debt in the future. The degree to which we will be leveraged could have important consequences, including:

•	requiring a substantial portion of our cash flow from operations to be dedicated to debt service and therefore not available for our operations, capital expenditures, and future business opportunities;

•	increasing our vulnerability to a downturn in general economic conditions or in our business;

•	limiting our ability to adjust to changing market conditions, placing us at a competitive disadvantage compared to our competitors that have relatively less debt; and

•	limiting our ability to obtain additional financing or access additional funds under our New Credit Facility for capital expenditures, working capital, or general corporate purposes.

Restrictions and covenants in the indenture governing the Notes and the New Credit Facility limit our ability to take certain actions and may limit access to our revolving credit facility.

Our New Credit Facility, the indenture under which the Notes have been issued, and our other debt agreements contain a number of significant covenants that, among other things, restrict our ability, and the ability of our subsidiaries, to:

•	declare dividends or redeem or repurchase capital stock;

•	cancel, prepay, redeem, or repurchase debt;

•	incur liens and engage in sale-leaseback transactions;

•	make loans and investments;

•	incur indebtedness;

•	amend or otherwise alter certain debt documents;

•	engage in mergers, acquisitions, and asset sales;

•	enter into transactions with affiliates; and

•	alter the business we conduct.

In addition, the New Credit Facility requires us to satisfy certain financial covenants, and we may become subject to additional or more restrictive covenants in connection with future borrowing. These covenants may prevent us from accessing any revolving credit line and may limit our liquidity. Our ability to comply with these covenants may be affected by events beyond our control. If we are unable to comply with the covenants under any of our debt instruments, there would be a default which could result in acceleration of our debt and potentially our bankruptcy. Additionally, a default resulting from our failure to comply with such covenants or the applicable borrowing conditions would preclude us from borrowing additional funds. Compliance with the covenants could cause us to conduct our business, or to forgo opportunities, in such a manner as to materially harm our business.

We may not generate sufficient cash flow to fund required capital expenditures, and for that and other reasons we may need additional financing in the future, which we may be unable to obtain.

Our business requires us to make significant capital expenditures to acquire equipment needed to produce products for new customer programs, maintain existing equipment, and implement technologies to reduce production costs in response to customer pricing pressure. We may not generate sufficient cash flow from operations to fund our capital expenditure requirements. In that event, we may need to obtain additional financing or take other steps to reduce expenses or generate cash. In addition, lower sales or unanticipated expenses could give rise to additional financing requirements. We may be unable to obtain financing on favorable terms, or at all. If adequate funds are not available on acceptable terms, we may be required to make significant reductions in expenses and capital expenditures, which could significantly restrict our operations and limit our ability to enhance our products, fund capital investments, respond to competitive pressures, or take advantage of business opportunities.

Our exposure to variable interest rates and foreign currency fluctuations may negatively affect our results.

A portion of our debt, including our borrowings under our New Credit Facility, bears interest at variable rates. Any increase in the interest rates will increase our expenses and reduce funds available for our operations and future business opportunities. Increases in interest rates will also increase the risks resulting from our significant debt levels.

Due to the increase in our operations outside the United States, we have experienced increased foreign currency exchange gains and losses in the ordinary course of our business. Fluctuations in exchange rates may have a material impact on our financial condition, since euro-denominated debt is converted into U.S. dollars for financial reporting, and cash flows generated in other currencies will be used, in part, to service the dollar-denominated portion of our debt. This fluctuation could result in an increase in our overall leverage and could result in less cash flow available for our operations, capital expenditures, and repayment of our obligations.

In addition, fluctuations in foreign currency exchange rates may affect the value of our foreign assets as reported in U.S. dollars and may adversely affect reported earnings and, accordingly, the comparability of period-to-period results of operations. Changes in currency exchange rates may affect the relative prices at which we and foreign competitors sell products in the same market. In addition, changes in the value of the relevant currencies may affect the cost of certain items required in our operations. Although we attempt to hedge against fluctuations in interest rates or exchange rates, such fluctuations may have a material adverse effect on our financial condition or results of operations, or cause significant fluctuations in quarterly and annual results.

Our credit rating may be downgraded in the future.

Our debt is rated by nationally recognized statistical rating organizations. Although certain of our debt ratings were recently upgraded, such ratings may be downgraded in the future. While these actions do not affect our current cost of borrowing, they could significantly reduce our access to the debt markets and increase the cost of incurring additional debt. There can be no assurance that we will be able to maintain our current credit ratings. Should we be unable to maintain our current credit ratings, we could experience an increase in our borrowing costs or difficulty accessing capital markets. Such a development could adversely affect our financial condition and results of operations.

The Issuer is a holding company, and its ability to repay its debt depends in large part upon the performance of its subsidiaries and their ability to make distributions to the Issuer.

Substantially all of the Issuer’s operations are conducted by its subsidiaries and, therefore, the Issuer’s cash flow and its ability to service its debt, including its ability to pay the interest on and principal of the Exchange Notes when due, will be dependent upon cash dividends and distributions or other transfers from such subsidiaries. Any payment of dividends, distributions, loans or advances to the Issuer could be subject to restrictions on dividends or repatriation of earnings under applicable local law and monetary transfer restrictions in the jurisdictions in which its subsidiaries operate. In addition, payments to the Issuer are contingent upon such subsidiaries’ earnings.

The Issuer’s subsidiaries are separate and distinct legal entities, and those subsidiaries that have not guaranteed the Exchange Notes have no obligation, contingent or otherwise, to pay amounts due under the Exchange Notes or to make any funds available to pay those amounts, whether by dividend, distribution, loan or other payments.

Risks Relating to the Exchange Notes

The Issuer may be unable to repurchase the Exchange Notes upon a change of control.

In the event of a change of control of the Issuer, Hayes, or HLI Opco, the Issuer must offer to purchase any outstanding Exchange Notes (including any Exchange Notes exchanged for additional Restricted Notes issued following the date of this prospectus) at a purchase price equal to 101% of the principal amount thereof, plus any accrued and unpaid interest, if any, to the date of purchase. See “Description of the Exchange Notes — Repurchase at the Option of Holders upon a Change of Control.” If the Issuer is required to make an offer to purchase the Exchange Notes upon the occurrence of a change of control, we cannot assure you that the Issuer would have sufficient funds available to purchase any Restricted Notes tendered, and it would likely be required to refinance the Exchange Notes. We cannot assure you that the Issuer would be able to accomplish such refinancing or borrowing of sufficient funds to fund the required repurchase or, if such refinancing or borrowing were to occur, that it would be accomplished on commercially reasonable terms. In addition, the occurrence of a change of control would constitute an event of default under our New Credit Facility, and the lenders under the New Credit Facility could require repayment of all outstanding borrowings under the New Credit Facility prior to any payment to holders of the Exchange Notes. We cannot assure you that we would have sufficient assets to repay amounts under the New Credit Facility or that the Issuer would have sufficient assets to make any change of control payment to the holders of the Exchange Notes.

The insolvency laws of Luxembourg may not be as favorable to holders of Exchange Notes as U.S. insolvency laws or those of another jurisdiction with which you may be familiar.

The Issuer is organized and has its center of main interests under the laws of the Grand Duchy of Luxembourg. Accordingly, insolvency proceedings with respect to the Issuer may proceed under, and be governed by, Luxembourg insolvency laws. The Luxembourg insolvency laws may not be as favorable to your interests as those of the United States or another jurisdiction with which you may be familiar. The following is a brief description of certain aspects of insolvency laws in Luxembourg. In the event that the Issuer or any subsidiary thereof experiences financial difficulty, it is not possible to predict with certainty the outcome of insolvency or similar proceedings.

Under Luxembourg insolvency law, the following types of proceedings (together referred to as insolvency proceedings) may be opened against its registered office or center of main interest in Luxembourg:

•	Bankruptcy proceedings (faillite), the opening of which may be requested by the relevant issuer or by any of its creditors. Following such a request, the courts having jurisdiction may open bankruptcy proceedings if the relevant Issuer: (i) is in default of payment (cessation des paiements); and (ii) has lost its commercial creditworthiness (ébranlement de crédit). If a court finds that these conditions are satisfied, it may also open bankruptcy proceedings, absent a request made by the relevant issuer or a creditor. The main effect of such proceedings is the suspension of all measures of enforcement against the relevant Issuer, except, subject to certain limited exceptions, for secured creditors and the payment of creditors in accordance with their rank upon the realization of assets.

•	Controlled management proceedings (gestion contrôlée), the opening of which may only be requested by the relevant issuer and not by its creditors.

•	Composition proceedings (concordat préventif de faillite), which may be requested only by the relevant issuer (having received prior consent of a majority of its creditors) and not by its creditors. The court’s decision to admit a company to the composition proceedings triggers a provisional stay on enforcement of claims by creditors.

In addition to these proceedings, the ability of the holders of Exchange Notes to receive payment on the Exchange Notes may be affected by a decision of a court to grant a stay on payments (sursis de paiements) or to put the relevant issuer into judicial liquidation (liquidation judiciaire). Judicial liquidation proceedings may be opened at the request of the public prosecutor against companies pursuing an activity violating criminal laws or that are in serious violation of the commercial code or of the laws governing commercial companies dated August 10, 1915, as amended (the “Companies Act”). The management of such liquidation proceedings will generally follow similar rules as those applicable to bankruptcy proceedings.

Liabilities of the Issuer in respect of the Exchange Notes will, in the event of a liquidation of the Issuer following bankruptcy or judicial liquidation proceedings, rank after the cost of liquidation (including any debt incurred for the purpose of such liquidation) and those of the concerned Issuer’s debts that are entitled to priority under Luxembourg law. Preferential debts under Luxembourg law include, among others:

•	certain amounts owed to the Luxembourg Revenue;

•	value-added tax and other taxes and duties owed to the Luxembourg Customs and Excise;

•	social security contributions; and

•	remuneration owed to employees.

Assets over which a security interest has been granted will in principle not be available for distribution to unsecured creditors (except after enforcement and to the extent a surplus is realized).

During insolvency proceedings, all enforcement measures by unsecured creditors are suspended. The ability of secured creditors to enforce their security interest may also be limited in the event of controlled management proceedings automatically causing the rights of secured creditors to be frozen until a final decision has been taken by the court as to the petition for controlled management, and may be affected thereafter by a reorganization order given by the court. A reorganization order requires the prior approval by more than 50% of the creditors representing more than 50% of the Issuer’s liabilities in order to take effect.

Luxembourg insolvency law may also affect transactions entered into or payments made by the Issuer during the period before bankruptcy, the so-called “suspect period” (which is a maximum of six months preceding the judgment declaring bankruptcy), except that in certain specific situations the court may set the start of the suspect period at an earlier date, if the bankruptcy judgment was preceded by another insolvency bankruptcy judgment under Luxembourg law, the court may set the maximum up to six months prior to the filing for such controlled management. In particular:

•	pursuant to article 445 of the Luxembourg code of commerce, specified transactions (such as, in particular, the granting of a security interest for antecedent debts; the payment of debts which have not fallen due, whether payment is made in cash or by way of assignment, sale, set-off or by any other means; the payment of debts which have fallen due by any means other than in cash or by bill of exchange; the sale of assets without consideration or with substantially inadequate consideration) entered into during the suspect period (or the ten days preceding it) must be set aside or declared null and void, if so requested by the insolvency receiver;

•	pursuant to article 446 of the Luxembourg code of commerce payments made for matured debts as well as other transactions concluded for consideration during the suspect period are subject to cancellation by the court upon proceedings instituted by the insolvency receiver if they were concluded with the knowledge of the bankrupt’s cessation of payments; and

•	pursuant to article 21 (2) of the Luxembourg act dated August 5, 2005, concerning financial collateral arrangements (the Collateral Act 2005), notwithstanding the suspect period as referred to in articles 445 and 446 of the Luxembourg code of commerce, where a financial collateral arrangement has been entered into after the opening of liquidation proceedings or the coming into force of reorganization measures or the entry into force of such measures, this agreement is valid and binding against third parties, administrators, insolvency receivers, liquidators and other similar organs if the collateral taker proves that it ignored the fact that such proceedings had been opened or that such measures had been taken or that it could not reasonably be aware of it.

In case of bankruptcy, article 448 of the Luxembourg code of commerce and article 1167 of the civil code (action paulienne) gives the insolvency receiver (acting on behalf of the creditors) the right to challenge any fraudulent payments and transactions, including the granting of security with an intent to defraud, made prior to the bankruptcy, without any time limit.

Investors may have difficulty enforcing judgments for U.S. securities law liabilities.

The Issuer is a partnership limited by shares (société en commandite par actions) organized under the laws of the Grand Duchy of Luxembourg. As a result, it may not be possible for you to enforce in Luxembourg judgments obtained in U.S. courts predicated upon civil liability provisions of the U.S. federal or state securities laws. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Luxembourg.

The guarantees of the Exchange Notes granted by certain subsidiaries of Hayes could be challenged as a fraudulent transfer.

The obligations of our subsidiaries guaranteeing the Exchange Notes may be subject to review under applicable fraudulent conveyance statutes in the event of the bankruptcy or other financial difficulty of any such subsidiary. Under such laws in the United States, if a court in a lawsuit by an unpaid creditor or representative of creditors of any such person, such as a trustee in bankruptcy of any such person as debtor-in-possession, were to find that at the time such person incurred its obligations under its guarantee or pledged its assets, it: (i) received less than fair consideration or reasonably equivalent value therefor; and (ii) either, (a) was insolvent, (b) was rendered insolvent by such guarantee or pledge, (c) was engaged in a business or transaction for which its remaining unencumbered assets constituted unreasonably small capital, or (d) intended to incur or believed that it would incur debts beyond its ability to pay such debts as they matured, such court could void such obligations under its guarantee and direct the return of any amounts paid with respect thereto. Moreover, regardless of the factors identified in the foregoing clauses (i) and (ii), a court could take such action if it found that the guarantee was entered into or the security interest granted with actual intent to hinder, delay, or defraud creditors. The measure of insolvency for purposes of the foregoing will vary depending on the law of the jurisdiction being applied. Generally, however, an entity would be considered insolvent if the sum of its debts (including contingent or unliquidated debts) is greater than all of its property at a fair valuation or if the present fair salable value of its assets is less than the amount that would be required to pay its probable liability on its existing debts as they become absolute and matured.

You may face foreign exchange risks and tax consequences by investing in the euro-denominated Exchange Notes.

The Exchange Notes will be denominated and payable in euros. If you are a U.S. investor, an investment in the Exchange Notes will entail foreign exchange-related risks due to, among other factors, possible significant changes in the value of the euro relative to the U.S. dollar because of economic, political and other factors over which we have no control. Depreciation of the euro against the U.S. dollar could cause a decrease in the effective yield of the Exchange Notes below their stated coupon rates and could result in a loss to you on a U.S. dollar basis. Investing in the Exchange Notes by U.S. investors may also have important tax consequences. See “Certain U.S. Federal Income Tax Considerations.”

We cannot be sure that an active trading market will develop for the Exchange Notes.

There has not been an established trading market for the Exchange Notes. Although an application will be made to list the Exchange Notes on the Euro MTF Market of the Luxembourg Stock Exchange, we cannot assure you that the Exchange Notes will become or remain listed. Although no assurance can be made as to the liquidity of the Exchange Notes as a result of listing on the Euro MTF Market, failure to be approved for listing or the delisting of the Exchange Notes from the Euro MTF Market may have a material effect on a holder’s ability to resell Exchange Notes in the secondary market. In addition, we do not intend to apply for listing of the Exchange Notes on any other securities exchange or for quotation through The Nasdaq Stock Market.

The liquidity of any market for the Exchange Notes will depend upon a variety of factors, including the number of holders of the Exchange Notes, our performance, the market for similar securities, and the interest of securities dealers in making a market in the Exchange Notes. A liquid trading market may not develop for the Exchange Notes.

Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the Exchange Notes. The market, if any, for the Exchange Notes may experience similar disruptions and any such disruptions may adversely affect the prices at which you may sell your Exchange Notes.

The Exchange Notes will be held in book entry form, and therefore you must rely on the procedures of the relevant clearing systems to exercise any rights and remedies.

The Exchange Notes will be issued in global certificated form and will be held through Euroclear and Clearstream Banking. Interests in the global notes trade in book entry form only, and Exchange Notes in definitive registered form, or definitive registered Exchange Notes, will be issued in exchange for book entry interests only in very limited circumstances. Owners of book entry interests are not considered owners or holders of Exchange Notes. The common depositary, or its nominee, for Euroclear and Clearstream will be the sole registered holder of the global notes representing the Exchange Notes. Payments of principal, interest and other amounts owing on or in respect of the relevant global notes representing the Exchange Notes will be made to a paying agent, which will make payments to Euroclear and Clearstream. Thereafter, these payments will be credited to participants’ accounts that hold book entry interests in the global notes representing the Exchange Notes and credited by such participants to indirect participants. After payment to the common depositary for Euroclear and Clearstream, we will have no responsibility or liability for the payment of interest, principal or other amounts to the owners of book entry interests. Accordingly, if you own a book entry interest, you must rely on the procedures of Euroclear and Clearstream, and if you are not a participant in Euroclear and Clearstream, on the procedures of the participant through which you own your interest, to exercise any rights and obligations of a holder of Exchange Notes under the indenture governing the Exchange Notes.

Unlike the holders of the Exchange Notes themselves, owners of book entry interests do not have the direct right to act upon the Issuer’s solicitations for consents, requests for waivers, or other actions from holders of the Exchange Notes. Instead, if you own a book entry interest, you will be permitted to act only to the extent you have received appropriate proxies to do so from Euroclear and Clearstream. The procedures implemented for the granting of such proxies may not be sufficient to enable you to vote on a timely basis.

Similarly, upon the occurrence of an event of default under the indenture governing the Exchange Notes, unless and until definitive registered Exchange Notes are issued in respect of all book entry interests, if you own a book entry interest, you will be restricted to acting through Euroclear and Clearstream. The procedures to be implemented through Euroclear and Clearstream may not be adequate to ensure the timely exercise of rights under the Exchange Notes.

Claims of holders of the Exchange Notes will be effectively subordinated to claims of non-guarantor subsidiaries.

Hayes and substantially all of its direct and indirect domestic subsidiaries and certain of its foreign subsidiaries will guarantee the Exchange Notes. Holders of the Exchange Notes will be creditors of only the Issuer and the guarantors. In the case of subsidiaries that are not guarantors, all the existing and future liabilities of those subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the Exchange Notes. Subject to limitations in the New Credit Facility and the indenture governing the Exchange Notes, non-guarantor subsidiaries may borrow additional amounts in the future. In certain circumstances, non-guarantor subsidiaries may guarantee indebtedness of the Issuer as a guarantor but not guarantee the Exchange Notes. In the event of a bankruptcy, liquidation or reorganization of any of the non-guarantor subsidiaries, holders of their debt and their trade and other creditors will generally be entitled to payment of their claims from the assets of those subsidiaries before any assets are made available for distribution to us.

As of the three months ended April 30, 2007, after giving effect to the Transactions, the Exchange Notes would have been effectively subordinated to approximately $252 million of balance sheet liabilities of these non-guarantor subsidiaries. The non-guarantor subsidiaries generated approximately $155 million and $505 million of net sales and approximately $15 million and $(160) million of operating income in the three months ended April 30, 2007, and the fiscal year ended January 31, 2007, respectively, and held approximately $1,811 million and $1,606 million of total assets as of April 30, 2007, and January 31, 2007, respectively. See “Description of the Exchange Notes — Ranking” for a description of the effective subordination of the Exchange Notes to the liabilities of the non-guarantor subsidiaries.

Your right to receive payments on the Exchange Notes will be effectively junior to those lenders who have a security interest in the Issuer’s assets.

The Issuer’s obligations under the Exchange Notes and the guarantors’ obligations under their guarantees of the Exchange Notes will be unsecured, but our obligations under the New Credit Facility and each guarantor’s obligations under their respective guarantees of the New Credit Facility are secured by a security interest in substantially all of the tangible and intangible assets (other than receivables sold in connection with the Company’s receivables facilities, or transferred to insurance subsidiaries) of Hayes’s domestic subsidiaries and of Hayes’s foreign subsidiaries that are guarantors of the New Credit Facility, and a portion of the stock of our foreign subsidiaries. If we are declared bankrupt or insolvent, or if we default under the New Credit Facility, the lenders could declare all the funds borrowed thereunder, together with accrued interest, immediately due and payable. If we were unable to repay such debt, the lenders could foreclose on the pledged assets to the exclusion of holders of the Exchange Notes, even if an event of default exists under the indenture governing the Exchange Notes. Furthermore, if the lenders foreclose and sell the pledged equity interests in any guarantor under the Exchange Notes, then that guarantor will be released from its guarantee of the Exchange Notes automatically and immediately upon such sale. In any such event, because the Exchange Notes will not be secured by any of the Issuer’s assets or the equity interests in guarantors, it is possible that there would be no assets remaining from which your claims could be satisfied or, if any assets remained, they might be insufficient to satisfy your claims fully.

As of April 30, 2007, after giving effect to the Transactions, the Issuer and the guarantors would have had approximately $380 million of secured debt. The indenture governing the Exchange Notes permits the incurrence of substantial additional debt by us and our restricted subsidiaries in the future, including secured indebtedness.

We may not be able to generate sufficient cash to service all our debt, including the Exchange Notes, and may be forced to take other actions to satisfy our obligations under our debt, which may not be successful.

Our ability to make scheduled payments or to refinance our debt obligations depends on our financial and operating performance, which is subject to prevailing economic and competitive conditions and to certain financial, business, and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, any premium, and interest on our debt. See the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed with the SEC on April 9, 2007 and in our Quarterly Report on Form 10-Q for the period ended April 30, 2007, filed with the SEC on June 8, 2007.

If our cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to reduce or delay capital expenditures, sell assets, seek additional capital, or seek to restructure or refinance our indebtedness, including the Exchange Notes. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations. In the absence of such operating results and resources, we could face substantial liquidity problems and might be required to sell material assets or operations to attempt to meet our debt service and other obligations. The New Credit Facility and the indenture under which the Exchange Notes will be issued restricts our ability to sell assets and use the proceeds from any such sales. We may not be able to consummate those sales or to obtain the proceeds that we could realize from them, and these proceeds may not be adequate to meet any debt service obligations then due. See “Description of Material Indebtedness” and “Description of the Exchange Notes.”

If we default on our obligations to pay our indebtedness, the Issuer may not be able to make payments on the Exchange Notes.

Any default under the agreements governing our indebtedness, including a default under our New Credit Facility that is not waived by the required lenders under the New Credit Facility, and the remedies sought by the holders of such indebtedness could preclude the Issuer from paying principal and interest on the Exchange Notes and substantially decrease the market value of the Exchange Notes. If we are unable to generate sufficient cash flow and are otherwise unable to obtain funds necessary to meet required payments of principal and interest on our indebtedness, or if we otherwise fail to comply with the various covenants, including financial and operating covenants, in the instruments governing our indebtedness (including covenants in the credit agreement governing our New Credit Facility), we could be in default under the terms of the agreements governing such indebtedness, including our New Credit Facility. In the event of such default, the holders of such indebtedness could elect to declare all the funds borrowed thereunder to be due and payable, together with accrued and unpaid interest, the lenders under the credit agreement that governs our New Credit Facility could elect to terminate their commitments thereunder, cease making further loans, and institute foreclosure proceedings against our assets that are pledged as collateral to support our obligations under the credit agreement governing our New Credit Facility, and we could be forced into bankruptcy or liquidation. If our operating performance declines, we may in the future need to obtain waivers from the required lenders under our New Credit Facility to avoid being in default. If we breach our covenants under the credit agreement governing our New Credit Facility and seek a waiver, we may not be able to obtain a waiver from the required lenders thereunder. If this occurs, we would be in default under our credit agreement, the lenders could exercise their rights, as described above, and we could be forced into bankruptcy or liquidation.

Risks Related to the Exchange Offer

You may have difficulty selling the Restricted Notes you do not exchange, since Restricted Notes will continue to have restrictions on transfer and cannot be sold without registration under securities laws or exemptions from registration.

If a large number of Restricted Notes are exchanged for Exchange Notes issued in the Exchange Offer, it may be difficult for holders of Restricted Notes that are not exchanged in the Exchange Offer to sell the Restricted Notes, since those Restricted Notes may not be offered or sold unless they are registered or there are exemptions from registration requirements under the Securities Act or state laws that apply to them. In addition, if there are only a small number of Restricted Notes outstanding, there may not be a liquid market in those Restricted Notes. There may be few investors that will purchase unregistered securities in which there is not a liquid market. See “The Exchange Offer — Consequences of Failure to Exchange Restricted Notes”.

In addition, if you do not tender your Restricted Notes or if we do not accept some Restricted Notes, those Restricted Notes will continue to be subject to the transfer and exchange provisions of the indenture governing the Notes and the existing transfer restrictions of the Restricted Notes that are described in the legend on such notes and in the offering memorandum relating to the Restricted Notes.

Late deliveries of Restricted Notes or any other failure to comply with the Exchange Offer procedures could prevent a holder from exchanging its Restricted Notes.

Holders are responsible for complying with all Exchange Offer procedures. The issuance of Exchange Notes in exchange for Restricted Notes will only occur upon completion of the procedures described in this prospectus under “The Exchange Offer.” Therefore, holders of Restricted Notes who wish to exchange them for Exchange Notes should allow sufficient time for timely completion of the exchange procedures. Neither we nor the Exchange Agent is obligated to extend the offer or notify you of any failure to follow the proper procedures.

If you do not exchange your Restricted Notes in the Exchange Offer, you will no longer be entitled to an increase in interest payments on Restricted Notes that the indenture provides for if we fail to complete the Exchange Offer.

Once the Exchange Offer has been completed, holders of outstanding Restricted Notes will not be entitled to any increase in the interest rate on their Restricted Notes that the indenture governing the Notes provides for if we fail to complete the Exchange Offer. Holders of Restricted Notes will not have any further rights to have their Restricted Notes registered, except in limited circumstances, once the Exchange Offer is completed.

If you exchange your Restricted Notes, you may not be able to resell the Exchange Notes you receive in the Exchange Offer without registering them and delivering a prospectus.

If you exchange your Restricted Notes in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes, you may be deemed to have received restricted securities and, if so, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

Based on interpretations by the SEC in no-action letters, we believe, with respect to Exchange Notes issued in the Exchange Offer, that:

•	holders who are not “affiliates” of ours within the meaning of Rule 405 of the Securities Act,

•	holders who acquire their notes in the ordinary course of business, and

•	holders who do not engage in, intend to engage in, or have arrangements to participate in a distribution (within the meaning of the Securities Act) of the notes do not have to comply with the registration and prospectus delivery requirements of the Securities Act.

Holders described in the preceding sentence must represent to us that they meet these criteria. Holders that do not meet these criteria cannot rely on interpretations of the SEC in no-action letters and will have to register the Exchange Notes they receive in the Exchange Offer and deliver a prospectus for them. In addition, Holders that are broker-dealers may be deemed “underwriters” within the meaning of the Securities Act in connection with any resale of Exchange Notes acquired in the Exchange Offer. Holders that are broker-dealers must acknowledge that they acquired their Restricted Notes in market-making activities or other trading activities and must deliver a prospectus when they resell the Exchange Notes they acquire in the Exchange Offer in order not to be deemed underwriters. Our obligation to make this prospectus available to broker-dealers is limited. We cannot guarantee that a proper prospectus will be available to broker-dealers wishing to resell their Exchange Notes.

You should review the more detailed discussion in “The Exchange Offer — Procedures for Tendering” and “The Exchange Offer — Consequences of Failure to Exchange Restricted Notes”.

USE OF PROCEEDS

The Exchange Offer is intended to satisfy certain obligations under the Registration Rights Agreement. We will not receive any proceeds from the issuance of the Exchange Notes in the Exchange Offer. In consideration for issuing the Exchange Notes in the Exchange Offer, we will receive the Restricted Notes in like principal amount, the form and terms of which are substantially the same as the form and terms of the Exchange Notes (which replace the Restricted Notes and which represent the same indebtedness). The Restricted Notes surrendered in exchange for the Exchange Notes will be retired and canceled and cannot be reissued. Accordingly, the issuance of the Exchange Notes will not result in any increase or decrease in our indebtedness.

The net proceeds of the offering of the Restricted Notes were approximately $170 million, after deducting fees, commissions and expenses. These proceeds, together with the proceeds from our New Credit Facility, have been or will be used (i) to refinance the Company’s obligations under our old credit facility, (ii) to refinance in full the approximately $22 million mortgage on Hayes’s Northville, Michigan headquarters building, (iii) to pay related fees and expenses, (iv) to provide working capital, and (v) for other general corporate purposes.

CAPITALIZATION

The following table describes our cash and cash equivalents and capitalization as of April 30, 2007, on an actual basis and as adjusted to give effect to the Transactions, including the issuance and sale of the Restricted Notes and the application of the proceeds therefrom. The information presented below should be read in conjunction with “Use of Proceeds” and “Description of Material Indebtedness” included elsewhere in this prospectus and with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed with the SEC on April 9, 2007, and in our Quarterly Report on Form 10-Q for the period ended April 30, 2007, filed with the SEC on June 8, 2007

	As of April 30, 2007
	Actual	As Adjusted
	(Unaudited)
	(in millions)

Total cash and cash equivalents	$64.7	$91.5

Debt
Bank borrowings and other notes	28.8	28.8
Debt of foreign subsidiaries	3.4	3.4
Revolving credit facility	10.0	—
Term loan B	326.7	350.5
Term loan C	150.0	—
10.5% senior notes	157.2	—
Notes offered hereby	—	175.2
Mortgage note payable	21.7	—
Capital lease obligations	0.7	0.7

Total debt	698.5	558.6
Series B Warrants	—	—
Minority interest	55.3	55.3
Total stockholders’ equity	130.4	299.8

Total capitalization	$884.2	$913.7

The foregoing does not include our off balance sheet securitization programs.

SELECTED CONSOLIDATED FINANCIAL INFORMATION

The following table sets forth our selected consolidated financial data for the last five fiscal years ended January 31, 2007, and for the three months ended April 30, 2006 and 2007. The information set forth below should be read in conjunction with the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the notes thereto in our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed with the SEC on April 9, 2007, and in our Quarterly Report on Form 10-Q for the period ended April 30, 2007, filed with the SEC on June 8, 2007, as well as other information that has been filed with the SEC. The historical results included below and elsewhere in this document may not be indicative of future performance.

	Successor(2)				Predecessor(2)
						Eight
	Three	Three	Year	Year	Year	Months	Four	Year
	Months	Months	Ended	Ended	Ended	Ended	Months	Ended
	Ended April	Ended April	January 31,	January 31,	January 31,	January 31,	Ended May	January
	30, 2007	30, 2006	2007	2006	2005	2004	31, 2003	31, 2003
			(in millions, except per share amounts)

Income statement data:
Net sales	$561.0	$503.5	$2,056.2	$1,956.5	$1,773.4	$1,059.7	$522.1	$1,496.6
Depreciation and amortization	30.0	31.2	122.4	135.0	137.9	82.7	35.6	104.2
Asset impairments and other restructuring charges	2.4	3.5	43.8	55.5	8.6	28.9	6.0	40.7
Goodwill impairments	—	—	—	185.5	—	—	—	—
Interest expense, net(1)	18.3	16.9	76.2	65.3	43.6	30.4	15.5	50.5
Subsidiary preferred stock dividends	—	0.2	—	0.8	0.8	0.5	—	—
Reorganization items	—	—	—	—	—	—	45.0	43.6
Fresh start accounting adjustments	—	—	—	—	—	—	(63.1)	—
Income tax (benefit) expense	8.6	5.5	39.2	(1.4)	16.7	10.7	59.8	2.2
Loss from continuing operations before cumulative effect of a change in accounting principle and extraordinary gain	(10.8)	(17.1)	(119.1)	(287.1)	(34.3)	(27.4)	(33.2)	(82.0)
Loss from discontinued operations, net of tax of $0.0, $0.0, $(0.1), $1.7, $3.0, $0.2, $0.5, and $1.4, respectively	(0.9)	(0.5)	(45.4)	(174.3)	(30.6)	(19.1)	(0.5)	(194.5)
Loss (gain) on sale of discontinued operations, net of tax of $0.0, $0.0 and $3.8, respectively	(3.6)	—	(2.4)	3.9	—	—	—	—
Cumulative effect of change in accounting principle, net of tax of $0.8 and $0.0, respectively	—	—	—	—	2.6	—	—	(358.0)
Extraordinary gain, net of tax of $0	—	—	—	—	—	—	1,076.7	—

Net (loss) income	$(15.3)	$(17.6)	$(166.9)	$(457.5)	$(62.3)	$(46.5)	$1,043.0	$(634.5)

	Successor(2)				Predecessor(2)
	Three	Three	Year	Year	Year	Eight Months	Four	Year
	Months	Months	Ended	Ended	Ended	Ended	Months	Ended
	Ended April	Ended April	January 31,	January 31,	January 31,	January 31,	Ended May	January
	30, 2007	30, 2006	2007	2006	2005	2004	31, 2003	31, 2003

Balance sheet data:
Total assets	$1,768.6	$1,851.7	$1,691.2	$1,799.2	$2,302.0	$2,297.7		$1,846.6
DIP facility, bank borrowings and current portion of long-term debt(1)	35.2	46.8	34.6	41.7	11.1	25.5		103.3
Long-term debt	663.3	682.2	659.4	668.7	631.1	752.4		60.9
Liabilities subject to compromise	—	—	—	—	—	—		2,130.9
Stockholders’ equity (deficit)	130.4	193.0	101.8	183.3	701.3	595.9		(1,074.4)
Per Share Data:
Loss from continuing operations before cumulative effect of a change in accounting principle and extraordinary gain	$(0.27)	$(0.45)	$(3.11)	$(7.58)	$(0.91)	$(0.91)		—
Net loss	$(0.38)	$(0.46)	$(4.36)	$(12.07)	$(1.66)	$(1.55)		—
Average number of shares outstanding (in millions)	39.3	38.1	38.3	37.9	37.6	30.0		—

(1)	For the four months ended May 31, 2003, and fiscal year ended January 31, 2003, interest expense, net, excludes approximately $38.7 million and $117.6 million, respectively, of interest expense that would have accrued during those periods with respect to certain long-term debt classified as liabilities subject to compromise.

(2)	The financial results for the years ended January 31, 2007, 2006, and 2005, and the eight months ended January 31, 2004 are presented as the “Successor” periods following the effective date of our emergence from bankruptcy on June 3, 2003. The pre-emergence financial results for the four months ended May 31, 2003, and the year ended January 31, 2003, are presented as the “Predecessor” periods. Comparative financial statements do not straddle such effective date because, in effect, the Successor Company represents a new entity.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a historical basis for the periods indicated:

	Three
	Months
	Ended
	April 30,	Year Ended January 31,
	2007	2007	2006	2005	2004	2003
		(In millions, except ratios)

Earnings	$17.8	$3.3	$(216.4)	$31.0	$71.2	$1.4

Fixed Charges	$18.7	$81.5	$71.3	$44.7	$79.8	$75.5

Ratio of Earnings to Fixed Charges	1.0	0.0	(3.0)	0.7	0.9	0.0

Deficiency	$0.9	$78.2	$287.7	$13.7	$8.6	$74.1

In computing the ratio of earnings to fixed charges: (1) earnings have been based on pre-tax earnings from continuing operations, plus fixed charges to amortization of capitalized interest, less capitalized interest, less minority interest and (2) fixed charges consist of interest expensed and capitalized, plus amortized premium discounts and capitalized expenses related to indebtedness, plus an estimate of interest within rental expenses.

THE ISSUER

The Issuer was organized on May 24, 2007 as a partnership limited by shares (société en commandite par actions) under the laws of the Grand Duchy of Luxembourg, and is owned by its limited partner and holder of a majority of its ordinary shares, HLI Opco (99%), an indirect subsidiary of Hayes, and its sole general partner and its manager, Hayes Lemmerz Finance LLC (1%), a Delaware limited liability company and wholly owned subsidiary of HLI Opco. The deed of incorporation and articles of association of the Issuer will be published in the Mémorial C, Recueil des Sociétés et Associations of the Grand Duchy of Luxembourg. As of the date of this prospectus, the Issuer has approximately €405 million of indebtedness outstanding, including €275 under the New Credit Facility and €130 under the Notes.

The diagram below illustrates, in simplified form, our corporate structure and the Issuer’s position within our structure.

(1)	Borrower under $125 million Revolving Credit Facility.

(2)	Borrower under $370 million European Term Loan.

(3)	Issuer of €130 million Senior Notes due 2015.

MANAGEMENT

Information with respect to Hayes’ directors and executive officers, as of the date hereof, is set forth below:

Name	Age	Position

Curtis J. Clawson	47	President, Chief Executive Officer, and Chairman of the Board (Class I Director)
William H. Cunningham	63	Class II Director
Cynthia L. Feldmann	54	Class III Director
George T. Haymaker, Jr.	69	Lead Director (Class I Director)
Mohsen Sohi	48	Class II Director
Henry D. G. Wallace	61	Class III Director
Richard F. Wallman	55	Class III Director
Fred Bentley	42	Chief Operating Officer; President, Global Wheel Group
Patrick C. Cauley	47	Vice President, General Counsel and Secretary
John A. Salvette	51	Vice President, Business Development
Daniel M. Sandberg	48	Vice President — President, Automotive Components Group and Vice President, Global Materials and Logistics
James A. Yost	58	Executive Vice President and Chief Financial Officer

Hayes’ Board of Directors consists of seven members divided into three classes — Class I, Class II and Class III — with members of each class serving staggered three-year terms. One class of directors is elected by the stockholders at each annual meeting to serve a three-year term and until their successors are duly elected and qualified. The Class I Directors, Messrs. Clawson and Haymaker, were elected at the 2007 annual meeting; the Class II Directors will be elected at the 2008 annual meeting; and the Class III Directors will be elected at the 2009 annual meeting. All executive officers are chosen by the board of directors and serve at its pleasure. There are no family relationships among any of the directors or executive officers, and there is no arrangement or understanding between any of the directors or executive officers and any other person pursuant to which he was selected as a director or officer. Unless otherwise indicated, each director and officer is a citizen of the United States and the business address of each individual is: 15300 Centennial Drive, Northville, Michigan 48168.

Set forth below is a brief description of the business experience of each of the directors and executive officers of Hayes and the Issuer.

Curtis J. Clawson serves as Hayes’ President, Chief Executive Officer and Chairman of the Board and has held such positions since August 2001 (President and Chief Executive Officer) and September 2001 (Chairman). From 1999 to July 2000, Mr. Clawson was President and Chief Operating Officer of American National Can. Mr. Clawson has 15 years of experience in the automotive industry. He began his career in automotive-related businesses at Arvin Industries where he spent 9 years, from 1986 to 1995, including a position as General Manager of the business unit that supplied Arvin exhaust products, tenures in sales and marketing and tenures in production and plant management. From 1995 until the time that he joined American National Can, Mr. Clawson worked for AlliedSignal, Inc. as President of AlliedSignal’s Filters (Fram) and Spark Plugs (Autolite) Group, a $500 million automotive components business, and then as President of AlliedSignal’s Laminate Systems Group. Mr. Clawson earned his Bachelor of Science and Bachelor of Arts degrees from Purdue University and a Master of Business Administration from Harvard Business School. He is fluent in Spanish and French.

William H. Cunningham has been a Professor of Marketing at the University of Texas at Austin since 1979. Dr. Cunningham has occupied the James L. Bayless Chair for Free Enterprise at the University of Texas since 1985. Dr. Cunningham was the Dean of the University of Texas’ College of Business Administration/Graduate School of Business from 1982 to 1985, and President of the University of Texas at Austin from 1985 to 1992. Dr. Cunningham was also the Chancellor (chief executive officer) of the University of Texas System from 1992 to 2000.

Dr. Cunningham is a director of the following publicly-traded companies: Lincoln National Corporation, an insurance company, Southwest Airlines, a national air carrier, Introgen Therapeutics, a gene therapy company, and Lin Television, an operator of television stations. He is also a member of the boards of John Hancock Mutual Funds and John Hancock Mutual Funds III. Dr. Cunningham received a Ph.D., a Master of Business Administration and a Bachelor of Business Administration from Michigan State University.

Cynthia L. Feldmann has served as President and Founder of Jetty Lane Associates, a consulting firm, since December 2005. Previously, Ms. Feldmann served as the Life Sciences Business Development Officer for the Boston law firm Palmer & Dodge, LLP from November 2003 to September 2005 and was with the global accounting firm, KPMG, LLP, from July 1994 to September 2002, holding various leadership roles in the firm’s Medical Technology and Health Care & Life Sciences industry groups, including Partner, Northeast Regional Relationships. Ms. Feldmann also spent 19 years with the accounting firm Coopers & Lybrand (now PricewaterhouseCoopers), ultimately as National Partner-in-Charge of their Life Sciences practice. Ms. Feldmann earned a Bachelor of Science degree in accounting from Boston College and is a Certified Public Accountant. Ms. Feldman is a director of STERIS Corporation, a developer of products and services to prevent infection and contamination, and Hanger Orthopedic Group, Inc., a provider of orthotic and prosthetic patient care services.

George T. Haymaker, Jr. serves as Hayes’ Lead Director. Mr. Haymaker served as non-executive Chairman of the Board of Kaiser Aluminum Corporation from October 2001 through June 2006. Mr. Haymaker served as Chairman of the Board and Chief Executive Officer of Kaiser Aluminum Corporation from January 1994 until January 2000, and as non-executive Chairman of the Board of Kaiser Aluminum Corporation from January 2000 through May 2001. From May 1993 to December 1993, Mr. Haymaker served as President and Chief Operating Officer of Kaiser Aluminum Corporation. Mr. Haymaker is a director of Flowserve Corporation, a provider of valves, pumps and seals, and SCP Pool Corporation, a distributor of swimming pool products. Mr. Haymaker received his Bachelor of Science degree in metallurgy and Master of Science degree in Industrial Management from the Massachusetts Institute of Technology and a Master of Business Administration from the University of Southern California.

Mohsen Sohi is the President and CEO of Freudenberg-NOK. Prior to joining Freudenberg, Mr. Sohi was employed by NCR Corporation from 2001 until 2003. Mr. Sohi’s last position with NCR was as the Senior Vice President, Retail Solutions Division. Before serving NCR in this position, Mr. Sohi spent more than 14 years at AlliedSignal, Inc. and its post-merger successor, Honeywell International Inc. From July 2000 to January 2001, he served as President, Honeywell Electronic Materials. From August 1999 to July 2000, Mr. Sohi was President, Commercial Vehicle Systems, at AlliedSignal. Prior to that, from 1997 to August 1999, he was Vice President and General Manager, Turbocharging Systems, and from 1995 to 1997, he was Director of Product Development and Technical Excellence at AlliedSignal. Mr. Sohi is a director of STERIS Corporation, a developer of products and services to prevent infection and contamination. Mr. Sohi received his Bachelor of Science degree in Mechanical and Aerospace Engineering from the University of Missouri, a Doctor of Science degree in Mechanical Engineering from Washington University and a Master of Business Administration from the University of Pennsylvania’s Wharton School of Business.

Henry D. G. Wallace was employed by Ford Motor Company from 1971 until his retirement in 2001. Mr. Wallace’s last position with Ford was as the Group Vice President, Mazda & Asia Pacific Operations. Before serving Ford in this capacity, Mr. Wallace occupied a number of different positions, including Group Vice President and Chief Financial Officer; Vice President, European Strategic Planning and Chief Financial Officer, Ford of Europe, Inc.; President and Chief Executive Officer, Mazda Motor Corporation; and President, Ford Venezuela. Mr. Wallace is a director of Diebold, Inc., a provider of ATM, security and electronic voting systems, Ambac Financial Group, Inc., a financial services company and Lear Corporation, an automotive components supplier. Mr. Wallace received a Bachelor of Arts degree in Economics from the University of Leicester.

Richard F. Wallman was employed by Honeywell International, Inc. from 1999 until his retirement in 2003. Mr. Wallman’s last position with Honeywell was as Senior Vice President and Chief Financial Officer. From 1995 to 1999, Mr. Wallman held the same position at AlliedSignal, Inc., until its merger with Honeywell. Before joining AlliedSignal, Mr. Wallman occupied a number of different positions with IBM Corporation, Chrysler Corporation and Ford Motor Company. Mr. Wallman is a director of Ariba, Inc., a software company, Avaya, Inc. a networking and telecommunications company, ExpressJet Holdings, Inc., a regional airline, and Lear Corporation, an automotive components supplier. Mr. Wallman received his Bachelor of Science degree in Electrical Engineering from Vanderbilt and a Master of Business Administration from the University of Chicago.

Fred Bentley, Chief Operating Officer, has held this position since July 2007 and has held the position of President, Global Wheel Group since January 2006, when the group was formed by combining the Company’s North American and International Wheel Groups. Mr. Bentley joined the Company in October of 2001 as President of the Commercial Highway and Aftermarket business and was appointed President of the International Wheel Group in June 2003. He is a Six Sigma Black Belt, has a solid background of operations strategy, lean manufacturing, leadership of global businesses and business repositioning. Prior to joining the Company, he was Managing Director for Honeywell’s Holts European and South Africa automotive after-market operations. In addition, while at Honeywell, Mr. Bentley also served as Heavy Duty Filter (Fram) General Manager and Plant Manager for operations in Greenville, Ohio and Clearfield, Utah. Before joining Honeywell in 1995, Mr. Bentley worked in various capacities at Frito Lay, Inc. (PepsiCo) for a total of eight years. Mr. Bentley earned his Bachelor of Science degree in Industrial Engineering from the University of Cincinnati, Ohio, and a Master of Business Administration from the University of Phoenix. He also attended the Harvard Business School Advanced Management Program.

Patrick C. Cauley, Vice President, General Counsel and Secretary, has held this position since January 2004. He previously served as Interim General Counsel and before that as Assistant General Counsel. Prior to joining the Company in 1999, Mr. Cauley was a partner at the Detroit based law firm of Bodman LLP, where he engaged in all aspects of corporate practice, including mergers and acquisitions, commercial lending and financing, tax and real estate transactions. Mr. Cauley earned his Bachelor of Science degree in Business Administration, with a major in Accounting and his Juris Doctor degree from the University of Michigan. Mr. Cauley is also a Certified Public Accountant.

John A. Salvette, Vice President, Business Development, has held this position since August 2001. After serving in various financial positions with Rockwell International’s Automotive Operations and serving as Vice President and Chief Financial Officer of Stahl Manufacturing, an automotive supplier in Redford, Michigan, Mr. Salvette joined Kelsey-Hayes in 1990 as Controller for the North American Aluminum Wheel Business Unit. From May 1993 to January 1995, Mr. Salvette served as Director of Investor Relations and Business Planning and, from February 1995 to June 1997, as Corporate Treasurer to the Company. From July 1997 to January 1999, Mr. Salvette was Group Vice President of Finance of Hayes Lemmerz Europe. Following the acquisition of CMI International in February 1999, Mr. Salvette was appointed Vice President of Finance, Cast Components Group. Mr. Salvette received a Bachelor of Arts degree in Economics from the University of Michigan in 1977 and a Master of Business Administration from the University of Chicago in 1979.

Daniel M. Sandberg, Vice President — President, Automotive Components Group and Vice President, Global Materials and Logistics, was appointed as Vice President, Global Materials and Logistics in June 2005 and as President of the Automotive Components Group in April 2006, when that group was formed by combining the Company’s Automotive Brake, Powertrain and Suspension Components businesses. Mr. Sandberg served as President of Automotive Brake Components from February 1999 to April 2006 and as President of Powertrain Components from October 2001 through April 2006. From 1996 to 1999, he served as Vice President of International Operations, General Counsel and Secretary. Mr. Sandberg joined the Company in April 1994 as Vice President, General Counsel and Secretary. He received his Bachelor of Arts degree in Economics and his Juris Doctor degree from the University of Michigan. Mr. Sandberg has over 13 years of experience in the automotive industry.

James A. Yost, Executive Vice President and Chief Financial Officer, has held this position since August 2007. Between July 2002, when he joined the Company, and August 2007, Mr. Yost served as Vice President, Finance and Chief Financial Officer. Mr. Yost retired from Ford Motor Company in 2001, where he most recently served as Vice President of Corporate Strategy. He also held positions as Vice President and Chief Information Officer, Executive Director of Corporate Finance, General Auditor and Executive Director of Finance Process and Systems Development, Finance Director of Ford Europe and Controller of Autolatina (South America) during his 27-year career. Mr. Yost graduated with a Bachelor of Engineering Science degree in Computer Science from the Johns Hopkins

University in Baltimore, Maryland. He also received a Master of Business Administration in Finance from the University of Chicago.

The members of the supervisory board of the Issuer are Patrick Cauley, Gary Findling, and Christophe Gammal. Set forth below is a brief description of the business experience of each of the members of the Issuer’s supervisory board, other than Mr. Cauley, for whom a description is set forth above.

Gary Findling, age 52, has served as a member of the supervisory board of the Issuer since it was formed in 2007. Mr. Findling joined Hayes in January 2001 as Corporate Treasurer, reporting to Hayes’ Vice President of Finance and Chief Financial Officer. In this position, Mr. Findling is responsible for global financing, bank relations, treasury operations, interest rate and currency management, and investor relations. Mr. Findling previously served as Vice President and Treasurer of Grove Worldwide in Shady Grove, Pennsylvania. Prior to his tenure at Grove Worldwide, Mr. Findling held various financial management positions at Aeroquip-Vickers, Inc., Midland-Ross Corp. and Arthur Andersen and Co. Mr. Findling holds a Bachelor of Business Administration degree in Accounting from Ohio University and a Master of Business Administration degree in Finance and Marketing from J.L. Kellogg, Northwestern University. Mr. Findling is a Certified Public Accountant and Certified Cash Manager.

Christophe Gammal, age 39, has served as a member of the supervisory board of the Issuer since it was formed in 2007. Mr. Gammal joined Halsey Group S.à.r.l. in 1997, where he has served as a member of the Executive Committee since 2000 and as a manager since 2006. Before he joined Halsey Group S.à.r.l., Mr. Gammal served in various positions with FLG Metallurgie GmbH (VIAG Group) in Düsseldorf, Germany and with Hypobank International S.A. in Luxembourg in the internal audit and deposit departments. Mr. Gammal graduated from the European School in Luxembourg in 1987. From 1991 to 1996 Mr. Gammal pursued business administration studies at the University of Regensburg, with specialization in investment, banking, and finance, and in 1998 Mr. Gammal studied commercial law in Luxembourg.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following is a summary of the terms and conditions of our principal financing arrangements other than our obligations with respect to the Notes. As summaries, these descriptions are necessarily incomplete and do not purport to describe all of the applicable terms and conditions of such arrangements that are available in our documents filed with the SEC pursuant to the Exchange Act. For the terms and conditions of the Exchange Notes, see the section in this prospectus entitled “Description of the Exchange Notes.”

New Credit Facility

On May 30, 2007, HLI Opco, the Issuer, and Hayes entered into a certain second amended and restated credit agreement (the “New Credit Facility”) with, among others, Citicorp North America, Inc., as Administrative Agent and Documentation Agent, and Deutsche Bank Securities Inc., as Syndication Agent, to obtain senior secured credit facilities in the aggregate amount of $495 million. The New Credit Facility consists of (i) a seven-year amortizing term loan in euros in a principal amount of €260 million (the “Term Loan Facility”) to HLI Opco and (ii) a six-year revolving credit facility in U.S. dollars or euros in a principal amount of $125 million (the “Revolving Credit Facility”) to the Issuer and HLI Opco (together with the Issuer, the “Borrowers”), provided that, with respect to the Revolving Credit Facility, loans made thereunder in euros shall in no event exceed the U.S. dollar equivalent of $50 million. Up to $35 million of the Revolving Credit Facility is available for the issuance of letters of credit for the account of the Borrowers. Letters of Credit have a maximum initial term of one year and are annually renewable. Up to €15 million of the Term Loan Facility is available as a synthetic letter of credit facility to the Borrowers.

Proceeds from the New Credit Facility have been or will be used by us (i) to refinance our existing debt, including our obligations under our old credit facility; (ii) to pay related fees and expenses; (iii) to provide working capital; and (iv) for other general corporate purposes.

The following is a summary description of the principal terms and conditions of the New Credit Facility. The description is not intended to be exhaustive and is qualified in its entirety by reference to the provisions of the definitive agreement.

Maturity

The Term Loan Facility was made available to the Issuer in a single drawing on May 30, 2007 (the “New Credit Facility Closing Date”), repayable in quarterly installments equal to 0.25% of the principal amount outstanding on the New Credit Facility Closing Date, with the remaining balance payable on a date that is seven years from the New Credit Facility Closing Date. The Revolving Credit Facility will be available until a date that is six years from the New Credit Facility Closing Date, on which date all loans outstanding under the Revolving Credit Facility will become due and payable.

Prepayments; Reductions of Commitments

Subject to certain exceptions, mandatory prepayments under the New Credit Facility are required from (i) 100% of the net cash proceeds arising from certain asset sales and property loss events and (ii) up to 75% (depending on leverage ratio level) of net cash proceeds arising from excess cash flow.

These amounts are expected to be applied first to remaining installments of the Term Loan Facility in the order specified by the Borrowers, then to reduce Revolving Credit Facility commitments. No mandatory prepayment is required under the New Credit Facility from any cash proceeds arising from an equity issuance.

The Issuer may, upon three business days’ notice, prepay the Term Loan Facility, in full or in part, without premium or penalty (other than any applicable breakage costs), provided that each such partial prepayment is in an amount of € 5 million or a multiple of € 1 million in excess of € 5 million. Such prepayments will be applied to the remaining installments of the Term Loan Facility in the order specified by the Borrowers.

The Borrowers may repay the Revolving Credit Facility at any time without premium or penalty (other than any applicable breakage costs) and may reduce Revolving Credit Facility commitments upon at least three business days’ notice, provided that each such reduction is in an amount of $5 million or a multiple of $1 million in excess of $5 million and any mandatory prepayment resulting from such reduction has been made.

Interest

The interest rates per annum under the New Credit Facility are, at the applicable Borrower’s option: (A) for the Term Loan Facility, (i) until the first date after October 31, 2007, on which our leverage ratio is equal to or less than 2.50 to 1.0, the EURIBO rate plus 2.75% per annum, and (ii) thereafter, the EURIBO rate plus 2.50% per annum; and (B) for the Revolving Credit Facility, either (i) the LIBOR rate or the EURIBO rate, in each case plus 2.75% per annum or (ii) the alternate base rate plus 2.00% per annum.

Collateral and Guarantees

The obligations of HLI Opco and the Issuer under the New Credit Facility are guaranteed by Hayes and substantially all of its direct and indirect domestic subsidiaries. In addition, the obligations of the Issuer under the New Credit Facility are guaranteed, subject to certain exceptions, by certain of its foreign subsidiaries.

The obligations of HLI Opco and the Issuer under the New Credit Facility and the domestic guarantors’ obligations under their respective guarantees of the New Credit Facility are, subject to certain exceptions, secured by:

•	a first priority perfected pledge of substantially all of the intercompany notes owned by HLI Opco and the domestic guarantors and capital stock owned by HLI Opco and the domestic guarantors, but not more than 65% of the capital stock of the Issuer or any foreign subsidiary of a U.S. parent shall serve as security for the obligations of HLI Opco or the domestic guarantors under the Revolving Credit Facility; and

•	a first priority perfected security interest in substantially all of the other assets owned by HLI Opco and the domestic guarantors.

The obligations of the Issuer under the New Credit Facility and the foreign guarantors’ obligations under their respective guarantees of the New Credit Facility are, subject to certain exceptions, secured by:

•	a first priority perfected pledge of substantially all of the intercompany notes owned by the Issuer and the foreign guarantors and capital stock owned by the Issuer and the foreign guarantors; and

•	a first priority perfected security interest in substantially all of the other assets owned by the Issuer and the foreign guarantors.

All foreign guarantees and collateral will be subject to applicable restrictions on cross-stream and upstream guarantees and other legal restrictions, including financial assistance rules, thin capitalization rules and corporate benefit rules.

Covenants

The New Credit Facility contains negative covenants restricting our ability and the ability of our subsidiaries to, among other actions:

•	declare dividends or repay or repurchase capital stock;

•	cancel, prepay, redeem or repurchase debt;

•	incur liens and engage in sale-leaseback transactions;

•	make loans and investments;

•	incur indebtedness;

•	amend or otherwise alter certain debt documents;

•	engage in mergers, acquisitions and asset sales;

•	engage in transactions with affiliates; and

•	alter our respective businesses.

The negative covenants contained in the New Credit Facility permit the following:

•	junior liens securing $100 million in additional indebtedness permitted by the debt covenant; and

•	up to $100 million in the aggregate for asset sales of the Borrowers’ non-wheel businesses.

The New Credit Facility also contains customary affirmative and financial covenants, including, without limitation:

•	an affirmative covenant to indemnify the arrangers, the administrative agent, the lenders and their respective affiliates and agents; and

•	financial covenants regarding a maximum total leverage ratio, a minimum interest coverage ratio and a maximum capital expenditures amount. There is no financial covenant regarding minimum fixed charged coverage ratio under the New Credit Facility.

Events of Default

The New Credit Facility contains events of default, including, without limitation, the following:

•	failure to pay principal and interest when due;

•	material inaccuracy of any representation or warranty;

•	failure to comply with any covenant;

•	cross-defaults;

•	failure to satisfy or stay execution of judgments in excess of specified amounts;

•	bankruptcy or insolvency;

•	the existence of certain materially adverse employee benefit liabilities in excess of a certain specified amount;

•	the invalidity or impairment of any loan documents; and

•	a change of control.

Receivables Facilities

On May 30, 2006, we established a $65 million accounts receivable securitization facility with commercial lenders in the U.S. In February 2007 this securitization facility was reduced to $45 million following the divestiture of our suspension components division. The facility has an expiration date of June 3, 2008, and funding under the facility bears interest based on LIBOR plus 2.25%. As of April 30, 2007, and January 31, 2007, a total of $38 million and $37 million, respectively, was financed under this program.

Pursuant to the securitization facility, certain of our consolidated subsidiaries sell substantially all U.S. short term trade receivables to a non-consolidated special purpose entity (“SPE I”) at face value, and no gains or losses are recognized in connection with the sales. The purchase price for the receivables sold to SPE I is paid in a combination of cash and short term notes. The short term notes appear in Other Receivables on our Consolidated Balance Sheets and represent the difference between the face amount of accounts receivables sold and the cash received for the sales. SPE I resells the receivables to a non-consolidated qualifying special purpose entity (“SPE II”) at an annualized discount of 2.4% to 4.4%. SPE II pays the purchase price for the receivables with cash received from borrowings and equity in SPE II for the excess of the purchase price of the receivables over the cash payment. SPE II pledges the receivables to secure borrowings from commercial lenders. This debt is not included in our consolidated financial statements.

Collections for the receivables are serviced by HLI Opco and deposited into an account controlled by the program agent. The servicing fees payable to HLI Opco are set off against interest and other fees payable to the program agent and lenders. The program agent uses the proceeds to pay off the short term borrowings from commercial lenders and returns the excess collections to SPE II, which in turn pays down the short term note issued to SPE I, which then pays down the short term notes issued to the consolidated subsidiaries.

The securitization transactions are accounted for as sales of the receivables under the provisions of SFAS 140 and are removed from the Consolidated Balance Sheets. The proceeds received are included in cash flows from operating activities in the Consolidated Statements of Cash Flows. Costs associated with the receivables facility are recorded as other expense in the Consolidated Statements of Operations.

At April 30, 2007 and January 31, 2007, the outstanding balances of receivables sold to special purpose entities were $72 million and $80 million, respectively. Our net retained interests at April 30, 2007 and January 31, 2007, were $34 million and $43 million, respectively, which are disclosed as Other Receivables on the Consolidated Balance Sheets and in cash flows from operating activities in the Consolidated Statements of Cash Flows. Advances from lenders at April 30, 2007, and at January 31, 2007, were $38 million and $37 million, respectively.

During fiscal 2005 we established an accounts receivable financing program in Germany with a local financial institution. Borrowings under this program of $27 million at April 30, 2007, and $25 million at January 31, 2007, are included in short term bank borrowings.

In fiscal 2006 we established an accounts receivable factoring program in the Czech Republic with a local financial institution. The program limit is approximately $19 million. As of April 30, 2007, and January 31, 2007, a total of $15.7 and $13 million was factored under this program. The transactions are accounted for as sales of receivables under the provisions of FASB SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” (SFAS 140) and the receivables are removed from the Consolidated Balance Sheets.

THE EXCHANGE OFFER

Purpose and Effect of the Exchange Offer

On May 30, 2007, we entered into the Registration Rights Agreement with the initial purchasers of the Restricted Notes, in which we agreed to file a registration statement with the SEC relating to an offer to exchange the Restricted Notes for Exchange Notes (the “Exchange Offer”). The registration statement of which this prospectus forms a part was filed in compliance with this obligation. We also agreed to use our reasonable best efforts to cause a registration statement to become effective under the Securities Act. In addition, we agreed to cause the Exchange Offer to be consummated on or before December 26, 2007. If the Exchange Offer is not consummated on or before December 26, 2007, we will incur additional interest expense.

The form and terms of the Exchange Notes will be substantially identical to the form and terms of the Restricted Notes, except that the Exchange Notes will be registered under the Securities Act, will not bear legends restricting their transfer and will not provide for any additional interest upon our failure to fulfill our obligations under the Registration Rights Agreement to file, and cause to become effective, a registration statement. The Exchange Notes will evidence the same debt as the Restricted Notes. The Exchange Notes will be issued under and entitled to the benefits of the same indenture that authorized the issuance of the Restricted Notes. Consequently, both series of Notes will be treated as a single class of debt securities under such indenture.

Restricted Notes in an aggregate principal amount of €130,000,000 were issued on May 30, 2007.

Under certain circumstances, we will cause the SEC to declare effective a shelf registration statement with respect to the resale of the Restricted Notes, and we will use our reasonable best efforts to keep the shelf registration statement effective for up to two years after the effective date of the shelf registration statement.

Each holder of Restricted Notes that wishes to exchange such Restricted Notes for transferable Exchange Notes in the Exchange Offer will be required to make the following representations:

•	any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

•	it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the Exchange Notes;

•	it is not our “affiliate,” as defined in Rule 405 under the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act;

•	if such holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of the Exchange Notes; and

•	if such holder is a broker-dealer, that it will receive Exchange Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making activities or other trading activities and such holder will acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes.

In addition, each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, where such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Terms of the Exchange Offer

Upon the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal, we will accept for exchange any Restricted Notes properly tendered and not withdrawn as provided below prior to 5:00 p.m. New York City time on          , 2007 (as the same may be extended, the “expiration date”). We will issue €50,000 principal amount of Exchange Notes in exchange for each €50,000 principal amount of Restricted Notes surrendered under the Exchange Offer and €1,000 integral multiple amount of Exchange Notes in exchange for each €1,000 integral multiple amount of Restricted Notes surrendered in excess of €50,000. Restricted Notes may be tendered only in denominations of €50,000 and integral multiples of €1,000 in excess of €50,000.

As of the date of this prospectus, €130,000,000 aggregate principal amount of the Restricted Notes is outstanding. This prospectus and the related letter of transmittal are first being sent on or about          , 2007 to all registered holders of Restricted Notes. There will be no fixed record date for determining registered holders of Restricted Notes entitled to participate in the Exchange Offer.

The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Restricted Notes being tendered for exchange. Our obligation to accept Restricted Notes for exchange in the Exchange Offer is subject to the conditions described below under the heading “— Conditions to the Exchange Offer.”

The Exchange Offer will be open for no less than thirty (30) days after the date notice of the Exchange Offer is mailed to holders. We reserve the right, at any time and from time to time, in our sole discretion, to extend the period of time during which the Exchange Offer is open. We would then delay acceptance for exchange of any Restricted Notes by giving oral or written notice of an extension and delay to the holders of Restricted Notes as described below. During any extension period, all Restricted Notes previously tendered will remain subject to the Exchange Offer and may be accepted for exchange by us. Any Restricted Notes not accepted for exchange will be returned to the tendering holder after the expiration or termination of the Exchange Offer.

We intend to conduct the Exchange Offer in accordance with the provisions of the Registration Rights Agreement, the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC. Restricted Notes that are not tendered for exchange in the Exchange Offer will remain outstanding and will continue to accrue interest; holders of Restricted Notes will be entitled to the rights and benefits such holders have under the indenture relating to the Notes.

We will be deemed to have accepted for exchange properly tendered Restricted Notes when we have given oral or written notice of the acceptance to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders for the purposes of receiving the Exchange Notes from us and delivering Exchange Notes to such holders. Subject to the terms of the Registration Rights Agreement, we expressly reserve the right to amend or terminate the Exchange Offer, and not to accept for exchange any Restricted Notes not previously accepted for exchange, upon the occurrence of any of the conditions specified below under the caption “— Conditions to the Exchange Offer.”

Following completion of the Exchange Offer, we may, in our sole discretion, commence one or more additional exchange offers to those holders of Restricted Notes who do not exchange their Restricted Notes for Exchange Notes in this Exchange Offer. The terms of these additional exchange offers may differ from those applicable to this Exchange Offer. We may use this prospectus, as amended or supplemented from time to time, in connection with any additional exchange offers. These additional exchange offers may take place from time to time until all outstanding Restricted Notes have been exchanged for Exchange Notes, subject to the terms and conditions contained in the prospectus and the letter of transmittal we will distribute in connection with these additional exchange offers.

Holders who tender Restricted Notes in the Exchange Offer will not be required to pay brokerage commissions or fees, or, subject to the instructions in the related letter of transmittal, transfer taxes with respect to the exchange of Restricted Notes. We will pay all charges and expenses, other than those transfer taxes described below, in connection with the Exchange Offer. It is important that you read the sections labeled “— Fees and Expenses” and “Transfer Taxes” below for more details regarding fees and expenses incurred in the Exchange Offer.

The Exchange Offer will expire at 5:00 p.m., New York City time, on          , 2007, unless we extend it in our sole discretion.

In order to extend the Exchange Offer, we will notify the Exchange Agent orally or in writing of any extension. We will notify in writing or by public announcement the registered holders of Restricted Notes of the extension no later than 9:00 a.m., New York City time, on the business day after the previously scheduled expiration date.

We reserve the right, in our sole discretion:

•	to delay accepting for exchange any Restricted Notes in connection with the extension of the Exchange Offer;

•	to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Restricted Notes not previously accepted if any of the conditions set forth below under “— Conditions to the Exchange Offer” have not been satisfied, by giving oral or written notice of such delay, extension or termination to the Exchange Agent; or

•	subject to the terms of the Registration Rights Agreement, to amend the terms of the Exchange Offer in any manner, provided that in the event of a material change in the Exchange Offer, including the waiver of a material condition, we will extend the exchange offer period, if necessary, so that at least five business days remain in the Exchange Offer following notice of the material change.

Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable written notice or public announcement thereof to the registered holders of Restricted Notes. If we amend the Exchange Offer in a manner that we determine to constitute a material change, we will promptly disclose such amendment in a manner reasonably calculated to inform the holders of Restricted Notes of such amendment. If we terminate this Exchange Offer as provided in this prospectus before accepting any Restricted Notes for exchange or if we amend the terms of this Exchange Offer in a manner that constitutes a fundamental change in the information set forth in the registration statement of which this prospectus forms a part, we will promptly file an amendment to the registration statement of which this prospectus forms a part. In addition, we will in all events comply with our obligation to make prompt payment for all Restricted Notes properly tendered and accepted for exchange in the Exchange Offer.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, we shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by issuing a timely press release to a financial news service.

Procedures for Tendering

Only a holder of Restricted Notes may tender such Restricted Notes in the Exchange Offer. To tender in the Exchange Offer, a holder must:

•	properly complete, sign and date the letter of transmittal, or a facsimile of the letter of transmittal and any other documents that may be required by the letter of transmittal; have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires; and mail or deliver such letter of transmittal or facsimile to the Exchange Agent prior to the expiration date; or

•	comply with Euroclear’s or Clearstream’s procedures described below, as applicable.

Restricted Notes Held in Global Form

If you wish to exchange your Restricted Notes for Exchange Notes, you or the custodial entity or direct participant (as the case may be) through which you hold your Restricted Notes must tender, at or prior to 5:00 p.m., New York City time, on the expiration date, your Restricted Notes in the applicable manner described below.

All tenders of Restricted Notes must be completed by properly instructing Euroclear or Clearstream in accordance with the procedures and deadlines established by such clearing system for the transfer of notes through its electronic transfer systems. For such a tender of Restricted Notes to be effective, the Restricted Notes must be transferred through Euroclear’s or Clearstream’s electronic transfer systems. Euroclear and Clearstream will forward all valid tenders to the Exchange Agent.

If you hold your Restricted Notes through Euroclear or Clearstream, you must arrange for a direct participant in Euroclear or Clearstream, as the case may be, to tender your Restricted Notes with “blocking” instructions (as defined below) to Euroclear or Clearstream in accordance with the procedures and deadlines specified by Euroclear or Clearstream at or prior to 5:00 p.m., New York City time, on the expiration date.

“Blocking” instructions means:

•	irrevocable instructions to block any attempt to transfer your Restricted Notes on or prior to the settlement date;

•	irrevocable instructions to debit your account on the settlement date in respect of all of your Restricted Notes upon receipt of an instruction by the Exchange Agent to receive your Restricted Notes for us; and

•	an irrevocable authorization to disclose, to the Exchange Agent, the identity of the participant account holder and account information,

•	all subject to the automatic withdrawal of the irrevocable instruction in the event that the exchange offer is terminated by us and your right to withdraw your tender prior to 5:00 p.m., New York City time, on the expiration date.

Your tender, which includes your “blocking” instructions, must be delivered and received by Euroclear or Clearstream in accordance with the procedures established by Euroclear or Clearstream, as applicable, and on or prior to the deadlines established by each of those clearing systems. You are responsible for informing yourself of these deadlines and for arranging the due and timely delivery of “blocking” instructions to Euroclear or Clearstream.

If you hold your Restricted Notes through a custodian, you may not tender your Restricted Notes directly. You should contact that custodian to tender your Restricted Notes on your behalf.

In order to “block” the Restricted Notes tendered for exchange, you must instruct the direct participant that holds your Restricted Notes at the applicable clearing system to submit irrevocable “blocking” instructions (defined above) with respect to such amount of your Restricted Notes.

If you do not hold your Restricted Notes through an account with Euroclear or Clearstream, you must arrange to have your Restricted Notes transferred to a Euroclear or Clearstream account. Once your Restricted Notes have been transferred to a Euroclear or Clearstream account, you may then submit the “blocking” instructions as described above.

You are responsible for arranging the timely delivery of your blocking instructions and your offer to exchange.

Neither we nor the Exchange Agent will be responsible for the communication of tenders of Restricted Notes by:

•	holders of Restricted Notes to the direct participant in Euroclear or Clearstream through which they hold the Restricted Notes; or

•	holders of Restricted Notes or the direct participant to the Exchange Agent, Euroclear or Clearstream.

If you hold Restricted Notes through a broker, dealer, commercial bank or financial institution, you should consult with that institution as to whether it will charge any service fees.

Restricted Notes Held Other Than in Global Form

To be tendered effectively, the Exchange Agent must receive any physical delivery of the letter of transmittal and other required documents at the address set forth below under “— Exchange Agent” prior to the expiration date.

The tender by a holder that is not withdrawn prior to the expiration date will constitute an agreement between such holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the related letter of transmittal.

The method of delivery of Restricted Notes, the letter of transmittal and all other required documents to the Exchange Agent is at the holder’s election and risk. Rather than mail these items, we recommend that holders use an overnight or hand delivery service. In all cases, holders should allow sufficient time to assure delivery to the Exchange Agent before the expiration date. Holders should not send us the letter of transmittal or Restricted Notes. Holders may request their respective brokers, dealers, commercial banks, trust companies or other nominees to effect the above transactions for them.

Any beneficial owner whose Restricted Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee who wishes to tender should contact the registered holder promptly and instruct it to tender on the owners’ behalf. If such beneficial owner wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its Restricted Notes, either:

•	make appropriate arrangements to register ownership of the Restricted Notes in such owner’s name; or

•	obtain a properly completed bond power from the registered holder of Restricted Notes.

The transfer of registered ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal described below must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or another “eligible institution” within the meaning of Rule 17Ad-15 under the Exchange Act, unless the Restricted Notes tendered pursuant thereto are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any Restricted Notes listed on the Restricted Notes, such Restricted Notes must be endorsed or accompanied by a properly completed bond power. The bond power must be signed by the registered holder as the registered holder’s name appears on the Restricted Notes and an eligible institution must guarantee the signature on the bond power.

If the letter of transmittal or any Restricted Notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such persons should so indicate when signing. Unless waived by us, they should also submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

We will determine in our sole discretion all questions as to the validity, form, eligibility (including time of receipt), acceptance of tendered Restricted Notes and withdrawal of tendered Restricted Notes. Our determination will be final and binding. We reserve the absolute right to reject any Restricted Notes not properly tendered or any Restricted Notes the acceptance of which would, in the opinion of the Company or its counsel, be unlawful. Our interpretation of the terms and conditions of the Exchange Offer (including the instructions in the letter of transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Restricted Notes must be cured within such time as we shall determine. Tenders of Restricted Notes will not be deemed made until such defects or irregularities have been cured or waived. Any Restricted Notes received by the Exchange Agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the Exchange Agent without cost to the tendering holder, unless otherwise provided in the letter of transmittal, promptly following the expiration date or termination of the Exchange Offer, as applicable.

By signing the letter of transmittal or transmitting “blocking” instructions, each tendering holder of Restricted Notes will represent that, among other things:

•	any Exchange Notes that the holder receives will be acquired in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person or entity, including any of our affiliates, to participate in the distribution of the Exchange Notes;

•	if the holder is not a broker-dealer, that it is not engaged in and does not intend to engage in the distribution of the Exchange Notes;

•	if the holder is a broker-dealer that will receive Exchange Notes for its own account in exchange for Restricted Notes that were acquired as a result of market-making activities, that it will deliver a prospectus, as required by law, in connection with any resale of such Exchange Notes; and

•	the holder is not our “affiliate,” as defined in Rule 405 of the Securities Act, or, if it is an affiliate, that it will comply with applicable registration and prospectus delivery requirements of the Securities Act.

In addition, each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, when such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. See “Plan of Distribution.”

Withdrawal of Tenders

Except as otherwise provided in this prospectus, holders of Restricted Notes may withdraw their tenders at any time prior to 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective:

•	the Exchange Agent must receive a written notice of withdrawal, which notice may be by telegram, telex, facsimile transmission or letter, at one of the addresses set forth below under “— Exchange Agent” prior to 5:00 p.m., New York City time, on the expiration date; or

•	holders must comply with the appropriate procedures under Euroclear’s or Clearstream’s procedures for transfer.

Any such notice of withdrawal must:

•	specify the name of the person who tendered the Restricted Notes to be withdrawn;

•	identify the Restricted Notes to be withdrawn, including the principal amount of such Restricted Notes;

•	contain a statement that the holder is withdrawing his election to have the Restricted Notes exchanged;

•	be signed by the holder in the same manner as the original signature on the letter of transmittal by which the Restricted Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the Exchange Agent with respect to the Restricted Notes register the transfer of the Restricted Notes in the name of the person withdrawing the tender; and

•	specify the name in which the Restricted Notes are registered, if different from that of the depositor.

Any notice of withdrawal must specify the name and number of the account at Euroclear or Clearstream to be credited with the withdrawn Restricted Notes and otherwise comply with the procedures of such facility. We will determine all questions as to the validity, form and eligibility, including time of receipt, of such notices, and our determination shall be final and binding on all parties. We will deem any Restricted Notes so withdrawn not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Restricted Notes that have been tendered for exchange but that are not exchanged for any reason will be returned to the holder thereof without cost to such holder (or, in the case of Restricted Notes tendered by book-entry transfer into the Exchange Agent’s account at Euroclear or Clearstream according to the procedures described above, such Restricted Notes will be credited to an account maintained with Euroclear or Clearstream for Restricted Notes) promptly after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Restricted Notes may be retendered by following one of the procedures described under “— Procedures for Tendering” above at any time prior to the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the Exchange Offer, we will not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Restricted Notes, and may terminate or amend the Exchange Offer, if at any time before the acceptance of the Restricted Notes for exchange or the exchange of the Exchange Notes for the Restricted Notes, any of the following events occurs:

1) there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission (a) seeking to restrain or prohibit the making or completion of the Exchange Offer or any other transaction contemplated by the Exchange Offer, or assessing or seeking any damages as a result of this transaction or (b) resulting in a material delay in our ability to accept for exchange or exchange some or all of the Restricted Notes in the Exchange Offer; or

2) any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the Exchange Offer or any of the transactions contemplated by the Exchange Offer by any governmental authority, domestic or foreign; or

3) any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that in our sole judgment might directly or indirectly result in any of the consequences referred to in clauses (1) or (2) above or, in our sole judgment, might result in the holders of Exchange Notes having obligations with respect to resales and transfers of Exchange Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the Exchange Offer; or

4) the following has occurred:

(a) any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(b) any limitation by a governmental authority, which may adversely affect our ability to complete the transactions contemplated by the Exchange Offer; or

(c) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(d) a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the Exchange Offer, a material acceleration or worsening of these calamities; or

5) any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Restricted Notes or the Exchange Notes, which in our sole judgment in any case makes it inadvisable to proceed with the Exchange Offer and/or with such acceptance for exchange or with such exchange.

In addition, we will not be obligated to accept for exchange the Restricted Notes of any holder that has not made:

•	the representations described under “— Procedures for Tendering” and “Plan of Distribution;” and

•	such other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registration of the Exchange Notes under the Securities Act.

We expressly reserve the right, at any time or at various times on or prior to the scheduled expiration date of the Exchange Offer, to extend the period of time during which the Exchange Offer is open. Consequently, we may delay acceptance of any Restricted Notes by giving written notice of such extension to the registered holders of the Restricted Notes. During any such extensions, all Restricted Notes previously tendered will remain subject to the Exchange Offer, and we may accept them for exchange unless they have been previously withdrawn. We will return any Restricted Notes that we do not accept for exchange for any reason without expense to their tendering holder promptly after the expiration or termination of the Exchange Offer.

These conditions are for our sole benefit and we may, in our sole discretion, assert them regardless of the circumstances that may give rise to them or waive them in whole or in part at any or at various times, except that all conditions to the Exchange Offer must be satisfied or waived by us prior to the expiration of the Exchange Offer. If we fail at any time to exercise any of the foregoing rights, that failure will not constitute a waiver of such right. Each such right will be deemed an ongoing right that we may assert at any time or at various times prior to the expiration of the Exchange Offer. Any waiver by us will be made by written notice or public announcement to the registered holders of the Notes.

In addition, we will not accept for exchange any Restricted Notes tendered, and will not issue Exchange Notes in exchange for any such Restricted Notes, if at such time any stop order is threatened or in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture under the Trust Indenture Act of 1939, as amended.

Exchange Agent

U.S. Bank National Association has been appointed as Exchange Agent for the Exchange Offer. You should direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal to the Exchange Agent addressed as follows:

          Delivery to:  U.S. Bank National Association, Exchange Agent

Registered or Certified Mail: U.S. Bank West Side Flats Operations Center Attn: Specialized Finance 60 Livingston Ave. St. Paul, Minnesota 55107	For Information Call: (651) 495-3511 By Facsimile Transmission (for eligible institutions only) (651) 495-8158

To Confirm by Telephone
(651) 495-3511

DELIVERY OF THE LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE OR TRANSMISSION VIA FACSIMILE OTHER THAN AS SET FORTH ABOVE DOES NOT CONSTITUTE A VALID DELIVERY OF SUCH LETTER OF TRANSMITTAL.

Fees and Expenses

We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail. We may, however, make additional solicitations by telephone or electronic transmission or in person by our officers and regular employees and those of our affiliates.

We have not retained any dealer-manager in connection with the Exchange Offer and will not make any payments to broker-dealers or others soliciting acceptances of the Exchange Offer. We will, however, pay the Exchange Agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses.

Our expenses in connection with the Exchange Offer include:

•	SEC registration fees;

•	fees and expenses of the Exchange Agent and trustee;

•	accounting and legal fees and printing costs; and

•	related fees and expenses.

Transfer Taxes

We will pay all transfer taxes, if any, applicable to the exchange of Restricted Notes under the Exchange Offer. The tendering holder, however, will be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

•	Restricted Notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of Restricted Notes tendered;

•	tendered Restricted Notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of Restricted Notes under the Exchange Offer.

If satisfactory evidence of payment of such taxes is not submitted with the letter of transmittal, the amount of such transfer taxes will be billed to that tendering holder.

Consequences of Failure to Exchange Restricted Notes

Holders of Restricted Notes who do not exchange their Restricted Notes for Exchange Notes under the Exchange Offer, including as a result of failing to timely deliver Restricted Notes to the Exchange Agent, together with all required documentation, including a properly completed and signed letter of transmittal, will remain subject to the restrictions on transfer of such Restricted Notes:

•	as set forth in the legend printed on the Restricted Notes as a consequence of the issuance of the Restricted Notes pursuant to the exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws; and

•	otherwise as set forth in the prospectus distributed in connection with the private offering of the Restricted Notes.

In addition, you will no longer have any registration rights or be entitled to additional interest with respect to the Restricted Notes.

In general, you may not offer or sell the Restricted Notes unless they are registered under the Securities Act, or if the offer or sale is exempt from registration under the Securities Act and applicable state securities laws. Except as required by the Registration Rights Agreement, we do not intend to register resales of the Restricted Notes under the Securities Act. Based on interpretations of the SEC staff, Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold or otherwise transferred by their holders, other than any such holder that is our “affiliate” within the meaning of Rule 405 under the Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the holders acquired the Exchange Notes in the ordinary course of the holders’ business and the holders have no arrangement or understanding with respect to the distribution of the Exchange Notes to be acquired in the Exchange Offer. Any holder who tenders in the Exchange Offer for the purpose of participating in a distribution of the Exchange Notes:

•	cannot rely on the applicable interpretations of the SEC; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

After the Exchange Offer is consummated, if you continue to hold any Restricted Notes, you may have difficulty selling them because there will be fewer Restricted Notes outstanding.

Holders of the Exchange Notes and any Restricted Notes which remain outstanding after consummation of the Exchange Offer will vote together as a single class for purposes of determining whether holders of the requisite percentage of the class have taken certain actions or exercised certain rights under the Indenture.

Resales

Based on interpretations of the SEC staff set forth in no-action letters issued to unrelated third parties, we believe that Exchange Notes issued in the Exchange Offer in exchange for Restricted Notes may be offered for resale, resold and otherwise transferred by any Exchange Note holder without compliance with the registration and prospectus delivery provisions of the Securities Act, if:

•	such holder is not an “affiliate” of ours within the meaning of Rule 405 under the Securities Act;

•	such Exchange Notes are acquired in the ordinary course of the holder’s business; and

•	the holder does not intend to participate in the distribution of such Exchange Notes.

However, the SEC has not considered the Exchange Offer in the context of a no-action letter, and we cannot guarantee that the staff of the SEC would make a determination with respect to the Exchange Offer similar to that described above.

Any holder who tenders in the Exchange Offer with the intention of participating in any manner in a distribution of the Exchange Notes:

•	cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corporation or similar interpretive letters; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction.

If, as stated above, a holder cannot rely on the position of the staff of the SEC set forth in Exxon Capital Holdings Corporation or similar interpretive letters, any effective registration statement used in connection with a secondary resale transaction must contain the selling security holder information required by Item 507 of Regulation S-K under the Securities Act.

This prospectus may be used for an offer to resell, for the resale or for other retransfer of Exchange Notes only as specifically set forth in this prospectus. With regard to broker-dealers, only broker-dealers that acquired the Restricted Notes as a result of market-making activities or other trading activities may participate in the Exchange Offer. Each broker-dealer that receives Exchange Notes for its own account in exchange for Restricted Notes, when such Restricted Notes were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the Exchange Notes. Please read the section captioned “Plan of Distribution” for more details regarding these procedures for the transfer of Exchange Notes.

Accounting Treatment

We will record the Exchange Notes in our accounting records at the same carrying value as the Restricted Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will not recognize any gain or loss for accounting purposes in connection with the Exchange Offer.

Other

Participation in the Exchange Offer is voluntary, and you should carefully consider whether to accept this offer. You are urged to consult your financial and tax advisors in making your own decision on what action to take.

We may in the future seek to acquire untendered Restricted Notes in the open market or privately negotiated transactions, through subsequent exchange offers or otherwise. We have no present plans to acquire any Restricted Notes that are not tendered in the Exchange Offer or to file a registration statement to permit resales of any untendered Restricted Notes.

DESCRIPTION OF THE EXCHANGE NOTES

The Issuer issued the Restricted Notes under an indenture dated as of May 30, 2007 (the “Indenture”), among the Issuer, the Guarantors, U.S. Bank National Association, as trustee (the “Trustee”), and Deutsche Bank AG, London Branch, as London paying agent. The Indenture complies with the Trust Indenture Act of 1939 (the “Trust Indenture Act”). The terms of the Notes include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act. The Registration Rights Agreement referred to under the heading “Exchange Offer — Registration Rights” sets forth certain registration rights you have with respect to your Notes.

You can find the definitions of certain terms used in this description under the subheading “Certain Definitions.” In this description, the “Issuer” refers only to Hayes Lemmerz Finance LLC — Luxembourg S.C.A., the issuer of the Notes, and not to Hayes, HLI Opco or any of their other Subsidiaries. “Hayes” refers to Hayes Lemmerz International, Inc. (the owner of 100% of the outstanding common stock of the Issuer and HLI Opco), and not to any of its Subsidiaries. “HLI Opco” refers to HLI Operating Company, Inc., and not to any of its Subsidiaries. We refer to any direct or indirect Subsidiary of Hayes that is not an Unrestricted Subsidiary, including the Issuer, as a “Restricted Subsidiary.” We also refer collectively to Hayes, each Domestic Restricted Subsidiary and any other Person that becomes a Guarantor pursuant to the terms of the Indenture as the “Guarantors.”

The following description is only a summary of the material provisions of the Indenture. We urge you to read the Indenture because it, not this description, defines your rights as holders of Exchange Notes. You may request copies of the Indenture at our address set forth under the heading “Where You Can Find More Information”.

Brief Description of the Exchange Notes

The terms of the Exchange Notes are substantially identical to those of the outstanding Restricted Notes, except that the transfer restrictions, registration rights and additional interest provisions relating to the Restricted Notes do not apply to the Exchange Notes.

The Exchange Notes:

•	will be unsecured senior obligations of the Issuer;

•	will be senior in right of payment to any existing and future subordinated obligations of the Issuer; and

•	will be guaranteed by each Subsidiary Guarantor.

Principal, Maturity and Interest

The Issuer will issue the Exchange Notes in an aggregate principal amount of up to €130.0 million and subject to compliance with the limitations described under “ — Certain Covenants — Limitation on Debt,” may issue an unlimited principal amount of additional Restricted Notes at later dates under the same Indenture (the “Additional Notes”). The Issuer can issue the Additional Notes as part of the same series or as an additional series. Any Additional Notes that the Issuer issues in the future will be identical in all respects to the Restricted Notes, except that Additional Notes will have different issuance dates and may have different issuance prices. The Issuer will issue Notes only in fully registered form without coupons, in denominations of €50,000 and integral multiples of €1,000 in excess thereof.

The Exchange Notes will mature on June 15, 2015. The redemption price of the Exchange Notes at maturity will be 100.00%.

Interest on the Exchange Notes will accrue at a rate of 8.25% per annum and will be payable semi-annually in arrears on June 15 and December 15, commencing on December 15, 2007. The Issuer will pay interest to those persons who were holders of record on the June 1 or December 1 immediately preceding each interest payment date.

Interest on each Exchange Note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the Restricted Note surrendered in exchange therefor, or (ii) if the Restricted Note is surrendered for exchange on a date in a period that includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on such Restricted Note, from May 25, 2007.

The interest rate on the Restricted Notes will increase if:

(1) we do not file on a timely basis either:

(A) a registration statement to allow for an exchange offer or

(B) a resale shelf registration statement for the Restricted Notes;

(2) one of the registration statements referred to above is not declared effective on a timely basis;

(3) the exchange offer referred to above is not consummated on a timely basis or the resale shelf registration statement referred to above is not declared effective on a timely basis; or

(4) certain other conditions are not satisfied as described under “— Registration Rights” in this section.

Any interest payable as a result of any such increase in interest rate is referred to as “Additional Interest.” You should refer to the description under the heading “Description of the Exchange Notes — Registration Rights” for a more detailed description of the circumstances under which the interest rate will increase.

Additional Amounts

All payments made under or with respect to the Exchange Notes (whether or not in the form of definitive Exchange Notes) or with respect to any Guarantee will be made free and clear of and without withholding or deduction for, or on account of, any present or future taxes, assessments or other governmental charges (“Taxes”) unless the withholding or deduction of such Taxes is then required by law. If any deduction or withholding for, or on account of, any Taxes imposed or levied by or on behalf of any jurisdiction in which the Issuer or any Guarantor (including any successor entity), is then incorporated, engaged in business or resident for tax purposes or any political subdivision thereof or therein or any jurisdiction from or through which payment is made by or on behalf of the Issuer or any Guarantor (including, without limitation, the jurisdiction of any paying agent) (each, a “Tax Jurisdiction”), will at any time be required to be made from any payments made under or with respect to the Exchange Notes or with respect to any Guarantee, including, without limitation, payments of principal, redemption price, purchase price, interest or premium, the Issuer or the relevant Guarantor, as applicable, will pay such additional amounts (the “Additional Amounts”) as may be necessary in order that the net amounts received in respect of such payments by each Holder (including Additional Amounts) after such withholding, deduction or imposition will equal the respective amounts that would have been received in respect of such payments in the absence of such withholding or deduction; provided, however, that no Additional Amounts will be payable with respect to:

(1) any Taxes that would not have been imposed but for the Holder or the beneficial owner of the Exchange Notes being a citizen or resident or national of, incorporated in or carrying on a business, in the relevant Tax Jurisdiction in which such Taxes are imposed or having any other present or former connection with the relevant Tax Jurisdiction other than the mere acquisition, holding, enforcement or receipt of payment in respect of the Exchange Notes or with respect to any Guarantee;

(2) any Taxes that are imposed or withheld as a result of the failure of the Holder of the Exchange Note or beneficial owner of the Exchange Notes to comply with any reasonable written request, made to that Holder or beneficial owner in writing by the Issuer or any of the Guarantors to provide timely and accurate information concerning the nationality, residence or identity of such Holder or beneficial owner or to make any valid and timely declaration or similar claim or satisfy any certification, information or other reporting requirement, which is required or imposed by a statute, treaty, regulation or administrative practice of the relevant Taxing Jurisdiction as a precondition to exemption from or reduction in all or part of such Taxes;

(3) any Exchange Note presented for payment (where Exchange Notes are in the form of definitive Exchange Notes and presentation is required) more than 30 days after the relevant payment is first made available for payment to the Holder (except to the extent that the Holder would have been entitled to Additional Amounts had the Exchange Note been presented on the last day of such 30 day period);

(4) any estate, inheritance, gift, sale, transfer, personal property or similar Taxes;

(5) any Taxes withheld, deducted or imposed on a payment to an individual and that are required to be made pursuant to European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing or complying with or introduced in order to conform to, such Directive;

(6) any payment on an Exchange Note to any Holder who is a fiduciary, a partnership or a limited liability company, or other than the sole beneficial owner of such payment, to the extent that a beneficiary or settlor with respect to such fiduciary, a member of such partnership or limited liability company or the beneficial owner of such payment would not have been entitled to receive Additional Amounts if such beneficiary, settlor, member or beneficial owner had been the actual Holder of such Exchange Note;

(7) any Exchange Note presented for payment by or on behalf of a Holder of Exchange Notes who would have been able to avoid such withholding or deduction by presenting the relevant Exchange Note to another Paying Agent in a member state of the European Union;

(8) any Taxes payable other than by deduction or withholding from payments under, or with respect to, the Exchange Notes or with respect to any Guarantee; or

(9) any United States Taxes that are required to be withheld from payments made to any Holder or beneficial owners of an Exchange Note; or

(10) any combination of items (1) through (9) above.

In addition to the foregoing, the Issuer and the Guarantors will also pay and indemnify the Holder for any present or future stamp, issue, registration, court or documentary taxes, or any other excise or property taxes, charges or similar levies or Taxes which are levied by any Tax Jurisdiction on the execution, delivery, registration or enforcement of any of the Exchange Notes, the Indenture, any Guarantee, or any other document or instrument referred to therein.

If the Issuer or any Guarantor, as the case may be, becomes aware that it will be obligated to pay Additional Amounts with respect to any payment under or with respect to the Exchange Notes or any Guarantee, the Issuer or the relevant Guarantor, as the case may be, will deliver to the Trustee on a date that is at least 10 days prior to the date of that payment (unless the obligation to pay Additional Amounts arises after the 10th day prior to that payment date, in which case the Issuer or the relevant Guarantor shall notify the Trustee promptly thereafter) an Officers’ Certificate stating the fact that Additional Amounts will be payable and the amount estimated to be so payable. The Officers’ Certificate must also set forth any other information reasonably necessary to enable the Paying Agents to pay Additional Amounts to holders on the relevant payment date. The Trustee shall be entitled to rely solely on such Officers’ Certificate as conclusive proof that such payments are necessary. The Issuer or the relevant Guarantor will provide the Trustee with documentation reasonably satisfactory to the Trustee evidencing the payment of Additional Amounts.

The Issuer or the relevant Guarantor will make all withholdings and deductions required by applicable law and will remit the full amount deducted or withheld to the relevant Tax authority in accordance with applicable law. The Issuer or the relevant Guarantor will provide to the Trustee an official receipt or, if official receipts are not obtainable, other documentation reasonably satisfactory to the Trustee evidencing the payment of any Taxes so deducted or withheld. The Issuer or the relevant Guarantor will attach to each certified copy or other document a certificate stating the amount of such Taxes paid per € 1,000 principal amount of the Notes then outstanding. Upon request, copies of those receipts or other documentation, as the case may be, will be made available by the Trustee to the Holders of the Exchange Notes.

Whenever in the Indenture or in this “Description of the Exchange Notes” there is mentioned, in any context, the payment of amounts based upon the principal amount of the Exchange Notes or of principal, interest or of any other amount payable under, or with respect to, any of the Exchange Notes, such mention shall be deemed to include mention of the payment of Additional Amounts to the extent that, in such context, Additional Amounts are, were or would be payable in respect thereof.

Paying Agent and Registrar for the Exchange Notes

The Issuer has appointed the following paying agents (each, a “Paying Agent”) for the Exchange Notes: (i) U.S. Bank National Association in the United States, (ii) Deutsche Bank AG, London Branch, in London, and (iii) Fortis Banque Luxembourg in Luxembourg, for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require. If the European Council Directive 2003/48/EC or any other Directive implementing the conclusions of the ECOFIN Council meeting of 26-27 November 2000 is brought into force, the Issuer will undertake to maintain a Paying Agent in a member state of the European Union, if any, that will not be obliged to withhold or deduct tax pursuant to any European Union Directive on the taxation of savings.

The Issuer has also appointed a transfer agent in each of the United States, London and Luxembourg. The transfer agents are U.S. Bank National Association in the United States, Deutsche Bank AG, London Branch, in London and Fortis Banque Luxembourg in Luxembourg, for so long as the Notes are listed on the Luxembourg Stock Exchange and the rules of the Luxembourg Stock Exchange so require. The transfer agent in Luxembourg will facilitate transfer of definitive Exchange Notes on the behalf of the Issuer in Luxembourg and, in its capacity as Paying Agent, will make payments on such definitive registered Notes. To the extent the Exchange Notes are in definitive form, payment of principal and interest at maturity will be made against presentation and surrender of the Notes at the office of the Paying Agent. Each transfer agent shall perform the functions of a transfer agent. The registrar (the “Registrar”) of the Exchange Notes will be U.S. Bank National Association. The Registrar will maintain a register reflecting ownership of definitive registered Exchange Notes outstanding from time to time.

The Issuer may change the Paying Agents, the Registrar or the transfer agents without prior notice to the Holders. For so long as the Exchange Notes are listed on the Euro MTF Market and the rules of the Luxembourg Stock Exchange so require, the Issuer will publish a notice of any change of Paying Agent, Registrar or transfer agent in a newspaper having a general circulation in Luxembourg (which is expected to be the d’Wort) or, to the extent and in the manner permitted by such rules, posted on the official website of the Luxembourg Stock Exchange.

Ranking

The Exchange Notes will be:

•	senior, unsecured obligations of the Issuer;

•	effectively subordinated in right of payment to all existing and future secured debt of the Issuer to the extent of the value of the assets securing that debt;

•	equal in right of payment (“pari passu”) with all existing and future senior debt of the Issuer;

•	senior in right of payment to all future Subordinated Debt of the Issuer; and

•	guaranteed on a senior, unsecured basis by the Guarantors.

As of April 30, 2007, after giving effect to the Transactions, the Issuer and the Guarantors on a consolidated basis, would have had approximately $380 million of senior debt (excluding unused commitments made by lenders and intercompany debt). Substantially all of this debt is secured debt. As of that date, and after taking the same factors into account, none of the Issuer’s or any Guarantor’s debt would have been subordinated to the Exchange Notes or Note Guarantees.

Substantially all of the operations of the Issuer will be conducted through its Subsidiaries. Therefore, the Issuer’s ability to service its debt, including the Exchange Notes, is partially dependent upon the earnings of its Subsidiaries and, to the extent they are not Guarantors, their ability to distribute those earnings as dividends, loans or other payments to the Issuer. Certain laws restrict the ability of the Issuer’s Subsidiaries to pay it dividends or make loans and advances to it. If these restrictions are applied to its Subsidiaries that are not Guarantors, then the Issuer would not be able to use the earnings of those Subsidiaries to make payments on the Exchange Notes. Furthermore, under certain circumstances, bankruptcy “fraudulent conveyance” laws or other similar laws could invalidate the Note Guarantees of the Guarantors that are Subsidiaries of Hayes. Any of the situations described above could make it more difficult for the Issuer to service its debt.

In addition, the Issuer has only a stockholder’s claim in the assets of its Subsidiaries (except in the case where there is also an intercompany loan or other obligation payable to it by the Subsidiaries). The stockholder’s claim is junior to the claims that creditors of the Issuer’s Subsidiaries have against those Subsidiaries. Holders will only be creditors of the Issuer and the Guarantors. In the case of Subsidiaries of Hayes that are not Guarantors, all the existing and future liabilities of those Subsidiaries, including any claims of trade creditors and preferred stockholders, will be effectively senior to the Notes.

The total balance sheet liabilities of Hayes’ non-Guarantor Subsidiaries, after giving effect to the Transactions, as of April 30, 2007, excluding unused commitments made by lenders and any intercompany debt, would have been approximately $252 million.

The Issuer, the Guarantors, and Hayes’ non-Guarantor Subsidiaries have other liabilities, including contingent liabilities, that are significant. The Indenture contains limitations on the amount of additional Debt that Hayes and the Restricted Subsidiaries may Incur. However, the amounts of such Debt could nevertheless be substantial and may be Incurred either by Guarantors or by Hayes’ non-Guarantor Subsidiaries. In certain circumstances, non-guarantor subsidiaries may guarantee indebtedness of the Issuer or a Guarantor but not guarantee the Exchange Notes.

The Exchange Notes and Note Guarantees are senior unsecured obligations of the Issuer and the Guarantors, respectively. Secured Debt of the Issuer and the Guarantors, including their respective obligations under the New Credit Facility, will be effectively senior to the Exchange Notes and Note Guarantees to the extent of the value of the assets securing such Debt.

As of April 30, 2007, after giving effect to the Transactions, the outstanding secured Debt of the Issuer and the Guarantors (excluding unused commitments made by lenders and intercompany debt) would have been approximately $380 million.

See “Risk Factors — Risks Related to Our Capital Structure” and “Risk Factors — Risks Relating to the Exchange Notes.”

Guarantees

The obligations of the Issuer under the Indenture, including the repurchase obligation resulting from a Change of Control, will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis, by Hayes, HLI Opco, certain Foreign Restricted Subsidiaries and all the existing and future Domestic Restricted Subsidiaries of Hayes other than Captive Insurance Subsidiaries, Securitization Entities, and a domestic subsidiary that is owned by Foreign Restricted Subsidiaries. See “— Certain Covenants — Future Guarantors.”

The Subsidiaries of Hayes that are not Guarantors (currently consisting principally of certain of the Issuer’s foreign Subsidiaries) generate a significant portion of Hayes’ net sales and EBITDA and own a significant portion of Hayes’ total assets. As of April 30, 2007, after giving effect to the Transactions, the Subsidiaries of Hayes that are not Guarantors at the consummation of the offering of the Restricted Notes (other than the Issuer, which as issuer of the Notes is not a Guarantor), represented approximately 30% of the net sales and approximately 35% of total assets of Hayes, on a consolidated basis; for the three months ended April 30, 2007, and the year ended January 31, 2007, these subsidiaries generated approximately $15 million and $(160) million of operating income, respectively.

If the Issuer or a Guarantor sells or otherwise disposes of either:

(1) its ownership interest in a Guarantor, or

(2) all or substantially all the assets of a Guarantor,

then the transferred Guarantor will be released from all its obligations under its Note Guarantee. In addition, if the Issuer redesignates any of the Guarantors as an Unrestricted Subsidiary, which it can do under certain circumstances, the redesignated Guarantor will be released from all its obligations under its Note Guarantee. See “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries,” “— Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries” and “— Merger, Consolidation and Sale of Property.”

Optional Redemption

Except as set forth below, the Exchange Notes will not be redeemable at the option of the Issuer prior to June 15, 2011. Starting on that date, the Issuer may redeem all or any portion of the Notes, at once or over time, after giving the required notice under the Indenture, including notice published on the website of the Luxembourg Stock Exchange at www.bourse.lu or in a Luxembourg daily newspaper of general circulation. The Notes may be redeemed at the redemption prices set forth below, plus accrued and unpaid interest, including Additional Interest, if any, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date). The following prices are for Exchange Notes redeemed during the 12-month period commencing on June 15 of the years set forth below, and are expressed as percentages of principal amount:

Redemption
Year	Price

2011	104.125%
2012	102.063%
2013 and thereafter	100.000%

At any time prior to June 15, 2011, the Issuer may redeem all or any portion of the Exchange Notes, at once or over time, after giving the required notice under the Indenture at a redemption price equal to the greater of:

(a) 100% of the principal amount of the Exchange Notes to be redeemed, and

(b) the sum of the present values of (1) the redemption price of the Exchange Notes at June 15, 2007 (as set forth in the preceding paragraph) and (2) the remaining scheduled payments of interest from the redemption date through June 15, 2011, but excluding accrued and unpaid interest through the redemption date, discounted to the redemption date (assuming a 360 day year consisting of twelve 30 day months), at the Bund Rate plus 75 basis points, plus, in either case, accrued and unpaid interest, to but excluding the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

In addition, at any time and from time to time prior to June 15, 2010, the Issuer may redeem up to a maximum of 35% of the aggregate principal amount of the Exchange Notes (plus any Additional Notes) with the proceeds of one or more Equity Offerings at a redemption price equal to 108.250% of the principal amount thereof, plus accrued and unpaid interest, including Additional Interest thereon (with respect to any Additional Notes which have not been registered under the Securities Act), if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date); provided, however, that after giving effect to any such redemption, at least 65% of the aggregate principal amount of the Exchange Notes (plus any Additional Notes) remains outstanding. Any such redemption shall be made within 75 days of such Equity Offering upon not less than 30 nor more than 60 days’ prior notice.

Redemption for Taxation Reasons

The Issuer may redeem the Exchange Notes, in whole but not in part, at its discretion at any time upon giving not less than 30 nor more than 60 days’ prior notice to the holders of the Exchange Notes (which notice will be irrevocable and given in accordance with the procedures described in “— Selection and Notice of Redemption”), at a redemption price equal to the principal amount thereof, together with accrued and unpaid interest to the date fixed by the Issuer for redemption (a “Tax Redemption Date”) and all Additional Amounts (if any) then due and which will become due on the Tax Redemption Date as a result of the redemption or otherwise (subject to the right of holders of Exchange Notes on the relevant record date to receive interest due on the relevant interest payment date and Additional Amounts (if any) in respect thereof), if on the next date on which any amount would be payable in respect of the Exchange Notes, the Issuer has been or would be required to pay Additional Amounts, and the Issuer cannot avoid any such payment obligation by taking reasonable measures available, as a result of:

(1) any change in, or amendment to, the laws or treaties (or any regulations, or rulings promulgated thereunder) of the relevant Tax Jurisdiction (as defined above) affecting taxation which change or amendment has not been publicly announced as formally proposed before and which becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture); or

(2) any change in, or amendment to, the existing official position or the introduction of an official position regarding the application, administration or interpretation of such laws, treaties, regulations or rulings (including a holding, judgment or order by a court of competent jurisdiction or a change in published practice), which change, amendment, application or interpretation has not been publicly announced as formally proposed before and becomes effective on or after the date of the Indenture (or, if the relevant Tax Jurisdiction has changed since the date of the Indenture, the date on which the then current Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture).

The Issuer will not give any such notice of redemption earlier than 90 days prior to the earliest date on which the Issuer would be obligated to make such payment or withholding if a payment in respect of the Exchange Notes were then due. Notwithstanding the foregoing, the Issuer may not redeem the Exchange Notes under this provision if the relevant Tax Jurisdiction changes under the Indenture and the Issuer is obligated to pay any Additional Amounts as a result of a change in, or an amendment to, the laws or treaties (or any regulations or rulings promulgated thereunder), or any change in or amendment to, any official position regarding the application, administration or interpretation of such laws, treaties, regulations or rules, of the then current Tax Jurisdiction which, at the time such Tax Jurisdiction became the applicable Tax Jurisdiction under the Indenture, was publicly announced as formally proposed. Prior to the publication or, where relevant, mailing of any notice of redemption of the Exchange Notes pursuant to the foregoing, the Issuer will deliver to the Trustee an opinion of counsel, the choice of such counsel to be subject to the prior written approval of the Trustee (such approval not to be unreasonably withheld), to the effect that there has been such change or amendment. In addition, before the Issuer publishes or mails notice of redemption of the Exchange Notes as described above, it will deliver to the Trustee an Officers’ Certificate to the effect that it cannot avoid its obligation to pay Additional Amounts by taking reasonable measures available to it.

The Trustee will accept such Officers’ Certificate and opinion of counsel as sufficient evidence of satisfaction of the conditions precedent as described above, in which event it will be conclusive and binding on the Holders.

For the avoidance of doubt, the implementation of European Council Directive 2003/48/EC or any other directive implementing the conclusions of the ECOFIN Council meeting of 26 and 27 November 2000 on the taxation of savings income or any law implementing, or complying with, or introduced in order to conform to, such directive will not be deemed to be a change or amendment for such purposes.

Redemption Procedures

At least 30 days but not more than 60 days before a redemption date, the Issuer shall, so long as the Exchange Notes are listed on the Luxembourg Stock Exchange and the rules of such stock exchange shall so require, publish notice thereof on the website of the Luxembourg Stock Exchange at www.bourse.lu or in a newspaper having a general circulation in Luxembourg (which is expected to be the d’Wort) and, in addition to such publication, mail such notice to Holders by first class mail, postage prepaid, at their respective addresses as they appear on the registration books of the Registrar (or otherwise shall deliver such notice in accordance with applicable DTC, Euroclear and Clearstream procedures).

Any notice to Holders of such a redemption shall include the appropriate calculation of the redemption price, but need not include the redemption price itself. The actual redemption price, calculated as described above, shall be set forth in an Officers’ Certificate delivered to the Trustee no later than two business days prior to the redemption date.

Sinking Fund

There will be no mandatory sinking fund payments for the Exchange Notes.

Registration Rights

The Issuer, the Guarantors and the Initial Purchasers entered into the Registration Rights Agreement on the original issue date of the Restricted Notes (the “Issue Date”) pursuant to which each of the Issuer and the Guarantors agreed that they would, at their expense, for the benefit of the holders of the Restricted Notes (the “Holders”):

•	within 90 days after the Issue Date (the “Filing Date”), file a registration statement with the SEC (the “Registration Statement”) with respect to a registered offer (the “Exchange Offer”) to exchange the Restricted Notes for Exchange Notes having terms substantially identical in all material respects to the Restricted Notes (except that the Exchange Notes will not contain terms with respect to transfer restrictions, registration rights or additional interest);

•	cause the Registration Statement to be declared effective under the Securities Act within 180 days of the Issue Date;

•	upon the Registration Statement’s being declared effective, offer the Exchange Notes (and the related Guarantees) in exchange for surrender of the Notes; and

•	keep the Exchange Offer open for not less than 30 days and not more than 45 days after the date notice of the Exchange Offer is mailed to the Holders.

For each of the Restricted Notes surrendered to the Issuer pursuant to the Exchange Offer, the Holder who surrendered such Restricted Note will receive an Exchange Note having a principal amount equal to that of the surrendered Restricted Note. Interest on each Exchange Note will accrue (A) from the later of (i) the last interest payment date on which interest was paid on the Restricted Note surrendered in exchange therefor, or (ii) if the Restricted Note is surrendered for exchange on a date in a period which includes the record date for an interest payment date to occur on or after the date of such exchange and as to which interest will be paid, the date of such interest payment date or (B) if no interest has been paid on such Restricted Note, from May 25, 2007.

Under existing interpretations of the SEC contained in several no-action letters to third parties, the Exchange Notes and the related Guarantees will be freely transferable by holders thereof (other than affiliates of the Issuer) after the Exchange Offer without further registration under the Securities Act; provided, however, that each Holder that wishes to exchange its Notes for Exchange Notes will be required to represent:

•	that any Exchange Notes to be received by it will be acquired in the ordinary course of its business;

•	that at the time of the commencement of the Exchange Offer it has no arrangement or understanding with any person to participate in the distribution (within the meaning of Securities Act) of the Exchange Notes in violation of the Securities Act;

•	that it is not an “affiliate” (as defined in Rule 405 promulgated under Securities Act) of the Issuer;

•	if such Holder is not a broker-dealer, that it is not engaged in, and does not intend to engage in, the distribution of Exchange Notes; and

•	if such Holder is a broker-dealer (a “Participating Broker-Dealer”) that will receive Exchange Notes for its own account in exchange for Notes that were acquired as a result of market-making or other trading activities, that it will deliver a prospectus in connection with any resale of such Exchange Notes.

The Issuer will agree to make available, during the period required by the Securities Act, a prospectus meeting the requirements of the Securities Act for use by Participating Broker-Dealers and other persons, if any, with similar prospectus delivery requirements for use in connection with any resale of Exchange Notes.

In the event that

(i) because of any change in law or in currently prevailing interpretations of the Staff of the SEC, the Issuer is not permitted to effect an Exchange Offer,

(ii) for any other reason the Exchange Offer Registration Statement is not declared effective within 180 days after the Issue Date or the Exchange Offer is not consummated within 210 days of the Issue Date,

(iii) in certain circumstances, certain holders of unregistered Exchange Notes so request, or

(iv) in the case of any Holder that participates in the Exchange Offer, such Holder does not receive Exchange Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such Holder as an affiliate of the Issuer or within the meaning of the Securities Act), then in each case, the Issuer will

(i) promptly deliver to the Holders and the Trustee written notice thereof; and

(ii) at its sole expense, (a) as promptly as practicable, file a shelf registration statement covering resales of the Notes (the “Shelf Registration Statement”), (b) use its best efforts to keep effective the Shelf Registration Statement until the earlier of two years after the Issue Date (or such earlier time as the Notes are eligible for resale under Rule 144(c)) or such time as all of the applicable Notes have been sold thereunder.

We will, in the event that a Shelf Registration Statement is filed, provide to each Holder copies of the prospectus that is a part of the Shelf Registration Statement, notify each such Holder when the Shelf Registration Statement for the Notes has become effective and take certain other actions as are required to permit unrestricted resales of the Notes. A Holder that sells Notes pursuant to the Shelf Registration Statement will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under Securities Act in connection with such sales and will be bound by the provisions of the Registration Rights Agreement that are applicable to such a Holder (including certain indemnification rights and obligations).

If (a) on or prior to the 90th day following the Issue Date, neither the Registration Statement nor the Shelf Registration Statement has been filed with the SEC, (b) on or prior to the 180th day following the Issue Date, neither the Registration Statement nor the Shelf Registration Statement has been declared effective, (c) on or prior to the 210th day following the Issue Date, neither the Exchange Offer has been consummated nor the Shelf Registration Statement has been declared effective, or (d) after either the Exchange Offer Registration Statement or the Shelf Registration Statement has been declared effective, such Registration Statement thereafter ceases to be effective or usable (subject to certain exceptions) in connection with resales of Notes or Exchange Notes in accordance with and during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d), a “Registration Default”), interest (“Additional Interest”) will accrue on the principal amount of the affected Notes (in addition to the stated interest on the Notes) from and including the date on which any such Registration Default shall occur to but excluding the date on which all Registration Defaults have been cured. Additional Interest will accrue at a rate of 0.25% per annum during the 90-day period immediately following the occurrence of such Registration Default and shall increase by 0.25% per annum at the end of each subsequent 90-day period, but in no event shall such rate exceed 1.00% per annum.

Repurchase at the Option of Holders upon a Change of Control

Upon the occurrence of a Change of Control, each Holder shall have the right to require the Issuer to repurchase all or any part of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”) at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof, plus accrued and unpaid interest, including Additional Interest, if any, to the repurchase date (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date).

Within 30 days following any Change of Control, the Issuer shall:

(a) cause a notice of the Change of Control Offer to be sent at least once to the Dow Jones News Service or similar business news service in the United States; and

(b) send, by first-class mail, with a copy to the Trustee, to each Holder, at such Holder’s address appearing in the security register, a notice stating:

(1) that a Change of Control has occurred and a Change of Control Offer is being made pursuant to the covenant entitled “Repurchase at the Option of Holders Upon a Change of Control” and that all Notes timely tendered will be accepted for payment;

(2) the Change of Control Purchase Price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed;

(3) the circumstances and relevant facts regarding the Change of Control; and

(4) the procedures that Holders must follow in order to tender their Notes (or portions thereof) for payment, and the procedures that Holders must follow in order to withdraw an election to tender Notes (or portions thereof) for payment.

The Issuer will not be required to make a Change of Control Offer following a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by the Issuer and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to a Change of Control Offer. To the extent that the provisions of any securities laws or regulations conflict with the provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue of such compliance.

Management has no present intention to engage in a transaction involving a Change of Control, although it is possible that it will decide to do so in the future. Subject to certain covenants described below, we could, in the future, enter into certain transactions, including acquisitions, refinancings or other recapitalizations, that would not constitute a Change of Control under the Indenture, but that could increase the amount of debt outstanding at such time or otherwise affect our capital structure or credit ratings.

The definition of Change of Control includes a phrase relating to the sale, transfer, assignment, lease, conveyance or other disposition of “all or substantially all” the Property of Hayes and the Restricted Subsidiaries, considered as a whole. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, if Hayes and the Restricted Subsidiaries, considered as a whole, dispose of less than all their Property by any of the means described above, the ability of a Holder to require the Issuer to repurchase its Notes may be uncertain. In such a case, Holders may not be able to resolve this uncertainty without resorting to legal action.

The New Credit Facility provides that the occurrence of certain of the events that would constitute a Change of Control would constitute a default under the New Credit Facility. Additionally, our future debt may contain prohibitions of certain events which would constitute a Change of Control or require such debt to be repurchased or repaid upon a Change of Control. Moreover, the exercise by Holders of their right to require us to repurchase such Notes could cause a default under debt of the Issuer or Hayes, even if the Change of Control itself does not, due to the financial effect of such repurchase on the relevant Person. Finally, the Issuer’s ability to pay cash to Holders upon a repurchase may be limited by the Issuer’s then existing financial resources, as well as contractual restrictions, including the New Credit Facility, which restrict payments with respect to the Notes. The Issuer cannot assure you that sufficient funds will be available when necessary to make any required repurchases. The Issuer’s failure to repurchase Notes in connection with a Change of Control would result in a default under the Indenture. Such a default would, in turn, constitute a default under the New Credit Facility and may constitute a default under future debt as well. The Issuer’s obligation to make an offer to repurchase the Notes as a result of a Change of Control may be waived or modified at any time prior to the occurrence of such Change of Control with the written consent of the Holders of at least a majority in aggregate principal amount of the Notes. See “— Amendments and Waivers.”

Certain Covenants

For the purposes of determining compliance with any covenant, the U.S. Dollar Equivalent will be used, if and to the extent relevant.

Limitation on Debt

Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, Incur, directly or indirectly, any Debt unless, after giving effect to the application of the proceeds thereof, no Default or Event of Default would occur as a consequence of such Incurrence or be continuing following such Incurrence and either:

(1) such Debt is Debt of the Issuer or a Guarantor and after giving effect to the Incurrence of such Debt and the application of the proceeds thereof, the Consolidated Interest Coverage Ratio would be greater than 2.00 to 1.00, or

(2) such Debt is Permitted Debt.

The term “Permitted Debt” is defined to include the following:

(a) (i) Debt of the Issuer evidenced by the Notes and (ii) Debt of the Guarantors evidenced by Note Guarantees relating to the Notes, including, in each case, any Additional Notes;

(b) Debt of the Issuer or a Guarantor under Credit Facilities or up to $125 million of Debt Incurred by a Securitization Entity in a Qualified Securitization Transaction that is nonrecourse to Hayes or any Restricted Subsidiary (except for Standard Securitization Undertakings), provided that the aggregate principal amount of all such Debt under this clause (b) at any one time outstanding shall not exceed the greater of:

(1) $650 million, which amount shall be permanently reduced by the amount of proceeds from Asset Sales used to Repay Debt under the New Credit Facility, and not subsequently reinvested in Additional Assets or used to purchase Notes or Repay other Debt, pursuant to the covenant described under “— Limitation on Asset Sales” and

(2) the sum of the amounts equal to:

(A) 80% of the book value of the accounts receivable of Hayes and the Restricted Subsidiaries, and

(B) 60% of the book value of the inventory of Hayes and the Restricted Subsidiaries;

(c) Debt of the Issuer or a Restricted Subsidiary in respect of Capital Lease Obligations and Purchase Money Debt, provided that:

(1) the aggregate principal amount of such Debt does not exceed the fair market value (on the date of the Incurrence thereof) of the Property acquired, constructed or leased, and

(2) the aggregate principal amount of all Debt Incurred and then outstanding pursuant to this clause (c) (together with all Permitted Refinancing Debt Incurred and then outstanding in respect of Debt previously Incurred pursuant to this clause (c)) does not exceed the greater of $75 million or 10% of Consolidated Net Tangible Assets aggregate principal amount outstanding at any one time;

(d) Debt of Hayes owing to and held by any Restricted Subsidiary and Debt of a Restricted Subsidiary owing to and held by Hayes or any Restricted Subsidiary; provided, however, that any subsequent issue or transfer of Capital Stock or other event that results in any such Restricted Subsidiary ceasing to be a Subsidiary or any subsequent transfer of any such Debt (except to Hayes or a Restricted Subsidiary) shall be deemed, in each case, to constitute the Incurrence of such Debt not constituting Permitted Debt under this clause (d) by the obligor thereof, provided further, however, if the Issuer or any Guarantor is the obligor on any such Debt, such Debt must be expressly subordinated in right of payment to the prior payment in full of all obligations with respect to the Notes and the Guarantees, as the case may be;

(e) Debt of a Restricted Subsidiary outstanding on the date on which such Restricted Subsidiary is acquired by Hayes or a Restricted Subsidiary or otherwise becomes a Restricted Subsidiary (other than Debt Incurred as consideration in, or to provide all or any portion of the funds or credit support utilized to consummate, the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Subsidiary of Hayes or was otherwise acquired by Hayes), provided that at the time such Restricted Subsidiary is acquired by Hayes or a Restricted Subsidiary or otherwise becomes a Restricted Subsidiary and after giving effect to the Incurrence of such Debt, Hayes would have been able to Incur $1.00 of additional Debt pursuant to clause (1) of the first paragraph of this covenant;

(f) Debt of Hayes or any Restricted Subsidiary under Interest Rate Agreements entered into for the purpose of limiting interest rate risks in the ordinary course of the financial management of Hayes or such Restricted Subsidiary and not for speculative purposes, provided that the obligations under such agreements are, at the time of Incurrence thereof, directly related to payment obligations on Debt otherwise permitted by the terms of this covenant;

(g) Debt of Hayes or any Restricted Subsidiary under Currency Exchange Protection Agreements entered into for the purpose of limiting currency exchange rate risks in the ordinary course of the financial management of Hayes or such Restricted Subsidiary and not for speculative purposes;

(h) Debt of Hayes or any Restricted Subsidiary under Commodity Price Protection Agreements entered into in the ordinary course of the financial management of Hayes or such Restricted Subsidiary and not for speculative purposes;

(i) Debt in connection with one or more standby letters of credit or performance bonds issued by Hayes or any Restricted Subsidiary in the ordinary course of business or pursuant to self-insurance obligations and not in connection with the borrowing of money or the obtaining of advances or credit;

(j) Debt of Hayes or any Restricted Subsidiary outstanding on the Issue Date, after giving effect to the Transactions not otherwise described in clauses (a) through (i) above;

(k) Debt of the Issuer, any Guarantor or any Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed $75 million;

(l) Debt of the Issuer, any Guarantor or a Restricted Subsidiary in an aggregate principal amount outstanding at any one time not to exceed $75 million; provided, however, that the aggregate amount of any Debt incurred by any Restricted Subsidiary under this clause (l), together with amounts incurred under and clause (k) above, shall not exceed the sum of (1) 85% of the accounts receivable of such Restricted Subsidiary, (2) 60% of the inventory of such Restricted Subsidiary and (3) 50% of the net book value of the plant, property and equipment of such Restricted Subsidiary, in each case as shown on the most recent balance sheet of such Restricted Subsidiary;

(m) Permitted Refinancing Debt Incurred in respect of Debt Incurred pursuant to clause (1) of the first paragraph of this covenant and clauses (a), (c) and (e) above; and

(n) the guarantee by any Restricted Subsidiary of Indebtedness incurred pursuant to clause (b) of this covenant; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Guarantee shall be subordinated or pari passu, as applicable, to the same extent as the Indebtedness guaranteed.

Notwithstanding anything to the contrary contained in this covenant,

(a) Hayes and the Issuer shall not, and shall not permit any Guarantors to, Incur any Debt pursuant to this covenant if the proceeds thereof are used, directly or indirectly, to Refinance any Subordinated Debt unless such Debt shall be subordinated to the Notes or the applicable Note Guarantee, as the case may be, to at least the same extent as such Subordinated Debt;

(b) Hayes and the Issuer shall not permit any of their respective Restricted Subsidiaries that is not a Guarantor or the Issuer to Incur any Debt pursuant to this covenant (other than pursuant to clause (d)) if the proceeds thereof are used, directly or indirectly, to Refinance any Debt of the Issuer or any Guarantor, and

(c) accrual of interest, accretion or amortization of original issue discount and the payment of interest or dividends in the form of additional Debt, will be deemed not to be an Incurrence of Debt for purposes of this covenant.

For purposes of determining compliance with this covenant, in the event that an item of Debt meets the criteria of more than one of the categories of Permitted Debt described in clauses (a) through (n), above or is entitled to be incurred pursuant to clause (1) of the first paragraph of this covenant, the Issuer shall, in its sole discretion, classify (or later reclassify in whole or in part, in its sole discretion) such item of Debt in any manner that complies with this covenant.

Limitation on Restricted Payments

Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, make, directly or indirectly, any Restricted Payment if at the time of, and after giving effect to, such proposed Restricted Payment,

(a) a Default or Event of Default shall have occurred and be continuing,

(b) Hayes could not Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt,” or

(c) the aggregate amount of such Restricted Payment and all other Restricted Payments declared or made since the Issue Date (the amount of any Restricted Payment, if made in Property other than in cash, to be based upon fair market value of such Property at the time of such Restricted Payment) would exceed an amount equal to the sum of:

(1) 50% of the aggregate amount of Consolidated Net Income accrued during the period (treated as one accounting period) from the beginning of the fiscal quarter during which the Issue Date occurs to the end of the most recent fiscal quarter in respect of which financial statements have been delivered in accordance with the terms of the Indenture (or if the aggregate amount of Consolidated Net Income for such period shall be a deficit, minus 100% of such deficit), plus

(2) 100% of Capital Stock Sale Proceeds, plus

(3) the sum of:

(A) the aggregate net cash proceeds received by Hayes or any Restricted Subsidiary from the issuance or sale after the Issue Date of convertible or exchangeable Debt that has been converted into or exchanged for Capital Stock (other than Disqualified Stock) of Hayes, and

(B) the aggregate amount by which Debt (other than Subordinated Debt) of Hayes or any Restricted Subsidiary is reduced on Hayes’ consolidated balance sheet on or after the Issue Date upon the conversion or exchange of any Debt issued or sold on or prior to the Issue Date that is convertible or exchangeable for Capital Stock (other than Disqualified Stock) of Hayes, excluding, in the case of clause (A) or (B):

(x) any such Debt issued or sold to Hayes or a Subsidiary of Hayes or an employee stock ownership plan or trust established by Hayes or any such Subsidiary for the benefit of their employees, and

(y) the aggregate amount of any cash or other Property distributed by Hayes or any Restricted Subsidiary upon any such conversion or exchange, plus

(4) an amount equal to the sum of:

(A) the aggregate reduction in Investments in any Person other than Hayes or a Restricted Subsidiary resulting from dividends, returns of capital, repayments of loans or advances, interest or other transfers of Property, in each case to Hayes or any Restricted Subsidiary from such Person, and

(B) the portion (proportionate to Hayes’ equity interest in such Unrestricted Subsidiary) of the fair market value of the net worth of an Unrestricted Subsidiary at the time such Unrestricted

Subsidiary is designated a Restricted Subsidiary; provided, however, that the foregoing sum shall not exceed, in the case of any Person, the amount of Investments previously made (and treated as a Restricted Payment) by Hayes or any Restricted Subsidiary in such Person.

Notwithstanding the foregoing limitation, Hayes may:

(a) pay dividends on its Capital Stock within 60 days of the declaration thereof if, on the declaration date, such dividends could have been paid in compliance with the Indenture; provided, however, that at the time of such payment of such dividend, no other Default or Event of Default shall have occurred and be continuing (or result therefrom); provided further, however, that such dividend shall be included in the calculation of the amount of Restricted Payments;

(b) purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock of Hayes or Subordinated Debt in exchange for, or out of the proceeds of the substantially concurrent sale of, Capital Stock of Hayes (other than Disqualified Stock and other than Capital Stock issued or sold to a Subsidiary of Hayes or an employee stock ownership plan or trust established by Hayes or any such Subsidiary for the benefit of their employees); provided, however, that

(1) such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments and

(2) the Capital Stock Sale Proceeds from such exchange or sale shall be excluded from the calculation pursuant to clause (c)(2) above;

(c) purchase, repurchase, redeem, legally defease, acquire or retire for value any Subordinated Debt in exchange for, or out of the proceeds of the substantially concurrent sale of, Permitted Refinancing Debt; provided, however, that such purchase, repurchase, redemption, legal defeasance, acquisition or retirement shall be excluded in the calculation of the amount of Restricted Payments;

(d) so long as no Default or Event of Default has occurred and is continuing, purchase, repurchase, redeem, legally defease, acquire or retire for value Capital Stock from any officer, director or employee of Hayes or its Restricted Subsidiaries in an amount not to exceed $2 million per year; and

(e) make Restricted Payments not to exceed $20 million in the aggregate.

Limitation on Liens

Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, Incur or suffer to exist, any Lien (other than Permitted Liens) upon any of their Property (including Capital Stock of a Restricted Subsidiary), whether owned at the Issue Date or thereafter acquired, or any interest therein or any income or profits therefrom, unless it has made or will make effective provision whereby the Exchange Notes or the applicable Note Guarantee will be secured by such Lien equally and ratably with (or, if such other Debt constitutes Subordinated Debt, prior to) all other Debt of Hayes or any Restricted Subsidiary secured by such Lien for so long as such other Debt is secured by such Lien.

Limitation on Issuance or Sale of Capital Stock of Restricted Subsidiaries

Hayes and the Issuer shall not (directly or indirectly):

(a) sell, pledge, hypothecate or otherwise dispose of any shares of Capital Stock of any of their respective Restricted Subsidiaries other than a pledge of stock constituting a Permitted Lien under clause (a) of the definition thereof, or

(b) permit any Restricted Subsidiary to, directly or indirectly, issue or sell or otherwise dispose of any shares of its Capital Stock, other than, in the case of either (a) or (b):

(1) directors’ qualifying shares (or other de minimis amounts of shares required to be issued to third parties pursuant to local law requirements),

(2) to maintain proportional ownership interests,

(3) to Hayes or a Wholly Owned Restricted Subsidiary, or

(4) a disposition of 100% of the shares of Capital Stock of a Restricted Subsidiary (excluding HLI Opco and the Issuer); provided, however, that, in the case of this clause (4),

(A) such disposition is effected in compliance with the covenant described under “— Limitation on Asset Sales,” and

(B) upon consummation of such disposition and execution and delivery of a supplemental indenture in form satisfactory to the Trustee in its reasonable judgment, such Restricted Subsidiary shall be released from any Note Guarantee previously made by such Restricted Subsidiary.

In addition, the Issuer shall not, directly or indirectly, issue or sell any of its Capital Stock to any Person other than any parent of the Issuer, and neither HLI Opco nor any parent of the Issuer or HLI Opco shall, directly or indirectly, issue or sell any of its Capital Stock to any Person other than its immediate parent or Hayes.

Limitation on Asset Sales

Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, consummate any Asset Sale unless:

(a) Hayes, the Issuer or such Restricted Subsidiary receives consideration at the time of such Asset Sale at least equal to the fair market value of the Property subject to such Asset Sale; and

(b) at least 75% of the consideration paid to Hayes, the Issuer or their respective Restricted Subsidiaries in connection with such Asset Sale is in the form of cash or Cash Equivalents or the assumption by the purchaser of liabilities of Hayes, the Issuer or any of their respective Restricted Subsidiaries (other than contingent liabilities or liabilities that are by their terms subordinated to the Notes (including any Additional Notes) or the applicable Note Guarantee) as a result of which Hayes, the Issuer and the Restricted Subsidiaries are no longer obligated with respect to such liabilities.

The Net Available Cash (or any portion thereof) from Asset Sales may be applied by Hayes or a Restricted Subsidiary, to the extent Hayes or a Restricted Subsidiary elects (or is required by the terms of any Debt):

(a) to Repay Senior Debt of the Issuer or any Guarantor (excluding, in any such case, any Debt owed to Hayes, the Issuer or an Affiliate of Hayes or the Issuer) or, in the case of Net Available Cash from Asset Sales by a Foreign Restricted Subsidiary, to Repay Debt of such Foreign Restricted Subsidiary; or

(b) to reinvest in Additional Assets (including by means of an Investment in Additional Assets by a Restricted Subsidiary with Net Available Cash received by Hayes or another Restricted Subsidiary).

Any Net Available Cash from an Asset Sale not applied in accordance with the preceding paragraph within 270 days from the date of the receipt of such Net Available Cash or that is not segregated from the general funds of the Issuer for investment in identified Additional Assets in respect of a project that shall have been commenced, and for which binding contractual commitments have been entered into, prior to the end of such 270-day period and that shall not have been completed or abandoned shall constitute “Excess Proceeds”; provided, however, that the amount of any Net Available Cash that ceases to be so segregated as contemplated above and any Net Available Cash that is segregated in respect of a project that is abandoned or completed shall also constitute “Excess Proceeds” at the time any such Net Available Cash ceases to be so segregated or at the time the relevant project is so abandoned or completed, as applicable; provided further, however, that the amount of any Net Available Cash that continues to be segregated for investment and that is not actually reinvested within twenty-four months from the date of the receipt of such Net Available Cash shall also constitute “Excess Proceeds.”

When the aggregate amount of Excess Proceeds exceeds $20 million (taking into account income earned on such Excess Proceeds, if any), the Issuer will be required to make an offer to repurchase (the “Prepayment Offer”) the Notes, which offer shall be in the amount of the Allocable Excess Proceeds (rounded to the nearest €1,000), according to principal amount, at a purchase price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, including Additional Interest, if any, to the repurchase date (subject to the right of Holders of record on the relevant record date to receive interest due on the relevant interest payment date), in accordance with the procedures (including prorating in the event of oversubscription) set forth in the Indenture. Upon receiving notice of the Prepayment Offer, holders may elect to tender their Notes in whole or in part in integral multiples of €1,000 in exchange for cash, except that no Notes of € 50,000 or less may remain outstanding thereafter. To the extent holders properly tender Notes in an amount exceeding the Allocable Excess Proceeds, notes of tendering Holders will be purchased on a pro rata basis (based on amounts tendered). To the extent that any portion of the amount of Net Available Cash remains after compliance with the preceding sentence and provided that all Holders have been given the opportunity to tender their Notes for repurchase in accordance with the Indenture, Hayes or such Restricted Subsidiary may use such remaining amount for any purpose permitted by the Indenture, and the amount of Excess Proceeds will be reset to zero.

The term “Allocable Excess Proceeds” shall mean the product of:

(a) the Excess Proceeds and

(b) a fraction,

(1) the numerator of which is the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer, and

(2) the denominator of which is the sum of the aggregate principal amount of the Notes outstanding on the date of the Prepayment Offer and the aggregate principal amount of other Debt of the Issuer outstanding on the date of the Prepayment Offer that is pari passu in right of payment with the Notes and subject to terms and conditions in respect of Asset Sales similar in all material respects to this covenant and requiring the Issuer to make an offer to repurchase such Debt at substantially the same time as the Prepayment Offer.

Within 30 business days after the Issuer is obligated to make a Prepayment Offer as described in the preceding paragraph, the Issuer shall send a written notice, by first-class mail, to the Holders, accompanied by such information regarding the Asset Sale as the Issuer in good faith believes will enable such Holders to make an informed decision with respect to such Prepayment Offer. Such notice shall state, among other things, the purchase price and the repurchase date, which shall be, subject to any contrary requirements of applicable law, a business day no earlier than 30 days nor later than 60 days from the date such notice is mailed.

The Issuer will comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this covenant. To the extent that the provisions of any securities laws or regulations conflict with provisions of this covenant, the Issuer will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under this covenant by virtue thereof.

Limitation on Restrictions on Distributions from Restricted Subsidiaries

Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist any consensual restriction on the right of any of their respective Restricted Subsidiaries to:

(a) pay dividends, in cash or otherwise, or make any other distributions on or in respect of its Capital Stock, or pay any Debt or other obligation owed, to Hayes or any Restricted Subsidiary,

(b) make any loans or advances to Hayes or any Restricted Subsidiary, or

(c) transfer any of its Property to Hayes or any Restricted Subsidiary.

The foregoing limitations will not apply:

(1) to restrictions:

(A) in effect on the Issue Date (including restrictions pursuant to the Notes, the Indenture and the New Credit Facility),

(B) arising under Debt of a Restricted Subsidiary and existing at the time it became a Restricted Subsidiary if such restriction was not created in connection with or in anticipation of the transaction or series of transactions pursuant to which such Restricted Subsidiary became a Restricted Subsidiary or was acquired by Hayes or the Issuer,

(C) that result from the Refinancing of Debt Incurred pursuant to an agreement referred to in clause (1)(A) or (B) above or in clause (2)(A) or (B) below, provided such restrictions are not less favorable, taken as a whole, to the Holders than those under the agreement evidencing the Debt so Refinanced,

(D) arising under Debt or other contractual requirements of a Securitization Entity in connection with a Qualified Securitization Transaction; provided that such restrictions apply only to such Securitization Entity, or

(E) relating to Debt that is permitted to be Incurred and secured without also securing the Notes or the applicable Note Guarantee pursuant to the covenants described under “— Limitation on Debt” and “— Limitation on Liens” that limit the right of the debtor to dispose of or transfer the Property securing such Debt; and

(2) with respect to clause (c) only, to restrictions:

(A) encumbering Property at the time such Property was acquired by Hayes or any Restricted Subsidiary, so long as such restrictions relate solely to the Property so acquired and were not created in connection with or in anticipation of such acquisition,

(B) resulting from customary provisions restricting subletting or assignment of leases or customary provisions in other agreements that restrict assignment of such agreements or rights thereunder,

(C) customary restrictions contained in asset sale agreements limiting the transfer of such Property pending the closing of such sale, or

(D) customary restrictions contained in joint venture agreements entered into in the ordinary course of business and in good faith.

Limitation on Transactions with Affiliates

Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, directly or indirectly, conduct any business or enter into or suffer to exist any transaction or series of transactions (including the purchase, sale, transfer, assignment, lease, conveyance or exchange of any Property or the rendering of any service) with, or for the benefit of, any Affiliate of Hayes or the Issuer (an “Affiliate Transaction”), unless:

(a) the terms of such Affiliate Transaction are:

(1) set forth in writing, and

(2) no less favorable to Hayes, the Issuer or such Restricted Subsidiary, as the case may be, than those that could be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate of Hayes, the Issuer or such Restricted Subsidiary,

(b) if such Affiliate Transaction involves aggregate payments or value in excess of $5 million, the Board of Directors (including at least a majority of the disinterested members of the Board of Directors) approves such Affiliate Transaction and, in its good faith judgment, concludes that such Affiliate Transaction complies with clause (a)(2) of this paragraph as evidenced by a Board Resolution promptly delivered to the Trustee, and

(c) if such Affiliate Transaction involves aggregate payments or value in excess of $25 million, Hayes or the Issuer obtains a written opinion from an Independent Financial Advisor to the effect that the consideration to be paid or received in connection with such Affiliate Transaction is fair, from a financial point of view, to Hayes, the Issuer and the Restricted Subsidiaries.

Notwithstanding the foregoing limitation, Hayes, the Issuer or any of their respective Restricted Subsidiaries may enter into or suffer to exist the following:

(a) any transaction or series of transactions between Hayes and one or more Restricted Subsidiaries or between two or more Restricted Subsidiaries in the ordinary course of business including transactions effected in connection with Hayes’ tax planning, including the making of secured or unsecured intercompany loans not otherwise prohibited by the terms of the Indenture, provided that no more than 5% of the total voting power of the Voting Stock (on a fully diluted basis) of any such Restricted Subsidiary is owned by an Affiliate of Hayes or the Issuer (other than Hayes, the Issuer or a Restricted Subsidiary);

(b) any Restricted Payment permitted to be made pursuant to the covenant described under “— Limitation on Restricted Payments” or any Permitted Investment;

(c) the payment of compensation (including amounts paid pursuant to employee benefit plans) for the personal services of officers, directors and employees of Hayes, the Issuer or any of their respective Restricted Subsidiaries, so long as the Board of Directors in good faith shall have approved the terms thereof and deemed the services theretofore or thereafter to be performed for such compensation to be fair consideration therefor;

(d) agreements in effect on the Issue Date and described in the prospectus related to the Restricted Notes and any modifications, extensions or renewals thereto that are no less favorable to Hayes, the Issuer or any Restricted Subsidiary than such agreements as in effect on the Issue Date;

(e) any customary transactions between or among any of Hayes, the Issuer, any Restricted Subsidiary and any Securitization Entity in connection with a Qualified Securitization Transaction, in each case provided that such transactions are not otherwise prohibited by terms of the Indenture;

(f) any transaction or series of transactions pursuant to supply or similar agreements entered into in the ordinary course of business and consistent with past practice on customary terms, as determined by the Issuer in its good faith judgment; and

(g) any transaction or series of transactions between Hayes, the Issuer or any of their Restricted Subsidiaries with any joint venture that constitutes an Affiliate solely by virtue of Hayes’, the Issuer’s or any Restricted Subsidiary’s control of such joint venture.

Limitation on Sale and Leaseback Transactions

Hayes and the Issuer shall not, and shall not permit any of their respective Restricted Subsidiaries to, enter into any Sale and Leaseback Transaction with respect to any Property unless:

(a) Hayes, the Issuer or such Restricted Subsidiary would be entitled to:

(1) Incur Debt in an amount equal to the Attributable Debt with respect to such Sale and Leaseback Transaction pursuant to the covenant described under “— Limitation on Debt,” and

(2) create a Lien on such Property securing such Attributable Debt without also securing the Notes or the applicable Note Guarantee pursuant to the covenant described under “— Limitation on Liens,” and

(b) such Sale and Leaseback Transaction is effected in compliance with the covenant described under “— Limitation on Asset Sales.”

The preceding restrictions will not apply to a sale and leaseback transaction entered into between Hayes, the Issuer and a Restricted Subsidiary or between Restricted Subsidiaries of Hayes effected in connection with Hayes’ tax planning.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Subsidiary of Hayes (other than HLI Opco, any direct or indirect parent company of HLI Opco, or the Issuer) to be an Unrestricted Subsidiary if such Subsidiary:

(a) does not own any Capital Stock or Debt of, or own or hold any Lien on any Property of, Hayes or any Restricted Subsidiary;

(b) has no Debt other than Debt:

(1) as to which neither Hayes nor any of its Restricted Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Debt), (B) is directly or indirectly liable as a Guarantor or otherwise, or (C) constitutes the lender, provided, however, that Hayes or a Restricted Subsidiary may loan, advance or extend credit to, or Guarantee the Debt of, an Unrestricted Subsidiary at any time at or after such Subsidiary is designated as an Unrestricted Subsidiary in accordance with the covenant described under “— Limitation on Restricted Payments,”

(2) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any Debt (other than any Guarantee permitted by the proviso to the preceding clause (1)) of Hayes or any Restricted Subsidiary to declare a default on such Debt or cause the payment thereof to be accelerated or payable prior to its Stated Maturity, and

(3) as to which the lenders have been notified in writing that they will not have any recourse to the stock or other Property of Hayes or any Restricted Subsidiary, except for Debt that has been Guaranteed as permitted by the proviso to the preceding clause (1);

(c) is not party to any agreement, contract, arrangement or understanding with Hayes or any Restricted Subsidiary unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Hayes or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Hayes;

(d) is a Person with respect to which neither Hayes nor any Restricted Subsidiary has any direct or indirect obligation (1) to subscribe for additional Capital Stock or (2) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(e) has not Guaranteed or otherwise directly or indirectly provided credit support for any Debt of Hayes or any Restricted Subsidiary.

Unless so designated as an Unrestricted Subsidiary, any Person that becomes a Subsidiary of Hayes will be classified as a Restricted Subsidiary; provided, however, that such Subsidiary shall not be designated a Restricted Subsidiary and shall be automatically classified as an Unrestricted Subsidiary if either of the requirements set forth in clauses (x) and (y) of the second immediately following paragraph will not be satisfied after giving pro forma effect to such classification or if such Person is a Subsidiary of an Unrestricted Subsidiary.

Except as provided in the first sentence of the preceding paragraph, no Restricted Subsidiary may be redesignated as an Unrestricted Subsidiary, and none of Hayes, the Issuer nor any Restricted Subsidiary shall at any time be directly or indirectly liable for any Debt that provides that the holder thereof may (with the passage of time or notice or both) declare a default thereon or cause the payment thereof to be accelerated or payable prior to its Stated Maturity upon the occurrence of a default with respect to any Debt, Lien or other obligation of any Unrestricted Subsidiary (including any right to take enforcement action against such Unrestricted Subsidiary). Upon designation of a Restricted Subsidiary as an Unrestricted Subsidiary in compliance with this covenant, such Restricted Subsidiary shall, by execution and delivery of a supplemental indenture in form satisfactory to the Trustee in its reasonable judgment, be released from any Note Guarantee previously made by such Restricted Subsidiary.

The Board of Directors may designate any Unrestricted Subsidiary to be a Restricted Subsidiary if, immediately after giving pro forma effect to such designation,

(x) Hayes could Incur at least $1.00 of additional Debt pursuant to clause (1) of the first paragraph of the covenant described under “— Limitation on Debt,” and

(y) no Default or Event of Default shall have occurred and be continuing or would result therefrom.

Any such designation or redesignation by the Board of Directors will be evidenced to the Trustee by filing with the Trustee a Board Resolution giving effect to such designation or redesignation and an Officers’ Certificate that:

(a) certifies that such designation or redesignation complies with the foregoing provisions, and

(b) gives the effective date of such designation or redesignation,

such filing with the Trustee to occur within 45 days after the end of the fiscal quarter of the Issuer in which such designation or redesignation is made (or, in the case of a designation or redesignation made during the last fiscal quarter of Hayes’ fiscal year, within 90 days after the end of such fiscal year).

Future Guarantors

Hayes and the Issuer shall cause each Person that becomes a Domestic Restricted Subsidiary following the Issue Date, other than any Captive Insurance Subsidiaries or Securitization Entities, to execute and deliver to the Trustee a Note Guarantee at the time such Person becomes a Domestic Restricted Subsidiary. In addition, Hayes and the Issuer will cause each of their existing non-Guarantor Subsidiaries which has Guaranteed or which Guarantees any Debt of Hayes, the Issuer, any Guarantor or any Domestic Restricted Subsidiary, other than any such Guarantee or series of related Guarantees of such other Debt relating to aggregate obligations of less than $2 million, to execute and deliver to the Trustee a Guarantee agreement pursuant to which such non-Guarantor or Foreign Restricted Subsidiary will Guarantee payment of the Issuer’s obligations under the Notes for so long as and on the same terms and conditions as set forth in the Guarantee of such other Debt of Hayes, the Issuer any Guarantor or any Restricted Subsidiary given by such non-Guarantor or Restricted Foreign Subsidiary; provided, however, that any such Foreign Restricted Subsidiary will not be required to provide a Guarantee if (a) the provision of such a Guarantee would be prohibited under, or would result in a breach of, any applicable provision of the laws or regulations (or analogous restrictions) of the jurisdiction of organization of such Foreign Restricted Subsidiary or any other applicable jurisdiction (including, without limitation, laws relating to corporate benefit, financial assistance, capital preservation, fraudulent preference, thin capitalization rules, and retention of title claims), (b) would result in any risk to the officers of such Foreign Restricted Subsidiary of contravention of their fiduciary duties and/or of a reasonable likelihood of criminal or substantial civil liability, (c) would result in costs (tax, administrative or otherwise) that, in the reasonable determination of the Issuer, as evidenced in a Hayes officers’ certificate (with respect to a guarantee or series of related guarantees of other Debt relating to aggregate obligations less than $10 million) or a Hayes board resolution (with respect to a guarantee or series of related guarantees of other Debt relating to aggregate obligations in excess of $10 million) delivered to the Trustee, are materially disproportionate to the benefit obtained by the beneficiaries of such Guarantee or (d) result in a breach or default of an agreement binding on such Foreign Restricted Subsidiary (other than an agreement entered into for the purpose of avoiding the obligation to enter into a Guarantee) that may not be amended or otherwise modified using commercially reasonable efforts to avoid such breach or default.

Merger, Consolidation and Sale of Property

The Issuer shall not merge, consolidate or amalgamate with or into any other Person (other than a merger of a Wholly Owned Restricted Subsidiary into the Issuer) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless:

(a) the Issuer shall be the Surviving Person in such merger, consolidation or amalgamation, or the Surviving Person (if other than the Issuer) formed by such merger, consolidation or amalgamation or to which such sale, transfer, assignment, lease, conveyance or disposition is made shall be a corporation organized and existing under the laws of the Grand Duchy of Luxembourg;

(b) the Surviving Person (if other than the Issuer) expressly assumes, by supplemental indenture in form satisfactory to the Trustee in its reasonable judgment, executed and delivered to the Trustee by such Surviving

Person, the due and punctual payment of the principal of, and premium, if any, and interest on, all the Notes, according to their tenor, and the due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by the Issuer;

(c) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of the Issuer, such Property shall have been transferred as an entirety or virtually as an entirety to one Person or a group of related persons;

(d) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (d) and clause (e) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person or any Restricted Subsidiary as a result of such transaction or series of transactions as having been Incurred by the Surviving Person or such Restricted Subsidiary at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(e) immediately after giving effect to such transaction or series of transactions on a pro forma basis, the Issuer or the Surviving Person, as the case may be, would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Debt”; and

(f) the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee in its reasonable judgment, an Officers’ Certificate and an Opinion of Counsel, each stating that such transaction or series of transactions and the supplemental indenture, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

Hayes shall not, and Hayes and the Issuer shall not permit any other Guarantor to, merge, consolidate or amalgamate with or into any other Person (other than a merger of (i) a Wholly Owned Restricted Subsidiary into the Issuer or a Guarantor or (ii) in connection with Hayes’ tax planning, a Foreign Restricted Subsidiary that is a Guarantor into the Issuer or a Wholly Owned Restricted Subsidiary) or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of its Property in any one transaction or series of transactions unless:

(a) the Surviving Person (if other than such Guarantor) expressly assumes, by supplemental indenture in form satisfactory to the Trustee in its reasonable judgment, executed and delivered to the Trustee by such Surviving Person, the due and punctual performance and observance of all the obligations of such Guarantor under its Note Guarantee and, in the case of Hayes, due and punctual performance and observance of all the covenants and conditions of the Indenture to be performed by Hayes;

(b) in the case of a sale, transfer, assignment, lease, conveyance or other disposition of all or substantially all the Property of such Guarantor, such Property shall have been transferred as an entirety or virtually as an entirety to one Person;

(c) immediately before and after giving effect to such transaction or series of transactions on a pro forma basis (and treating, for purposes of this clause (c) and clause (d) below, any Debt that becomes, or is anticipated to become, an obligation of the Surviving Person, the Issuer or any Guarantor as a result of such transaction or series of transactions as having been Incurred by the Surviving Person, the Issuer or such Guarantor at the time of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing;

(d) immediately after giving effect to such transaction or series of transactions on a pro forma basis, Hayes would be able to Incur at least $1.00 of additional Debt under clause (1) of the first paragraph of the covenant described under “— Certain Covenants — Limitation on Debt”; and

(e) the Issuer shall deliver, or cause to be delivered, to the Trustee, in form and substance satisfactory to the Trustee in its reasonable judgment, an Officers’ Certificate and an Opinion of Counsel of the Issuer, each stating that such transaction or series of transactions and such Note Guarantee, if any, in respect thereto comply with this covenant and that all conditions precedent herein provided for relating to such transaction or series of transactions have been satisfied.

The foregoing provisions (other than clause (c)) shall not apply to any transaction or series of transactions which constitute an Asset Sale if Hayes has complied with the covenant described under “— Certain Covenants — Limitation on Asset Sales.”

The Surviving Person shall succeed to, and be substituted for, and may exercise every right and power of Hayes and the Issuer under the Indenture (or of the Guarantor under the Note Guarantee, as the case may be), but the predecessor of Hayes and the Issuer in the case of:

(a) a sale, transfer, assignment, conveyance or other disposition (unless such sale, transfer, assignment, conveyance or other disposition is of all the assets of Hayes or the Issuer as an entirety or virtually as an entirety), or

(b) a lease,

shall not be released from any of the obligations or covenants under the Indenture, including with respect to the payment of the Notes and obligations of the Note Guarantees.

Payments for Consents

Hayes and the Issuer will not, and will not permit any of their respective Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any Holder of any Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the Indenture or the Notes unless such consideration is offered to be paid or is paid to all Holders that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

SEC Reports

Notwithstanding that the Issuer may not be subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Issuer shall file with the SEC and provide the Trustee and Holders with such annual reports and such information, documents and other reports as are specified in Sections 13 and 15(d) of the Exchange Act and applicable to a U.S. corporation subject to such Sections, such information, documents and reports (which may be reports of Hayes) to be so filed with the SEC and provided at the times specified for the filing of such information, documents and reports under such Sections; provided, however, that the Issuer shall not be so obligated to file such information, documents and reports with the SEC if the SEC does not permit such filings; and provided further, that so long as Hayes complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision), the reports, information and other documents required to be filed and furnished to holders of the Notes pursuant to this covenant may, at the option of the Issuer, be filed by and be those of Hayes rather than the Issuer.

In addition, the Issuer shall furnish to Holders and to prospective investors, upon the request of such Holders, any information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act so long as the Notes are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act.

Events of Default

Events of Default in respect of the Notes include:

(1) failure to make the payment of any interest, including Additional Interest, if any, on the Notes when the same becomes due and payable, and such failure continues for a period of 30 days;

(2) failure to make the payment of any principal of, or premium, if any, on, any of the Notes when the same becomes due and payable at its Stated Maturity, upon acceleration, redemption, optional redemption, required repurchase or otherwise;

(3) failure to comply with the covenant described under “— Merger, Consolidation and Sale of Property;”

(4) failure to comply with any other covenant or agreement in the Notes or in the Indenture (other than a failure that is the subject of the foregoing clause (1), (2) or (3)), and such failure continues for 60 days after written notice is given to the Issuer as provided below;

(5) a default under any Debt in an aggregate amount in excess of $25.0 million by Hayes or any Restricted Subsidiary that results in acceleration of the maturity of such Debt, or failure to pay any such Debt at maturity (the “cross acceleration provisions”);

(6) any judgment or judgments for the payment of money in an aggregate amount in excess of $25.0 million (net of applicable insurance, if any, that is not subject to any reservation of rights by the insurer) that shall be rendered against Hayes or any Restricted Subsidiary and that shall not be waived, satisfied or discharged for any period of 30 consecutive days during which a stay of enforcement shall not be in effect (the “judgment default provisions”);

(7) certain events involving bankruptcy, insolvency or reorganization (or equivalent events in foreign jurisdictions) of Hayes, HLI Opco, the Issuer or any Significant Subsidiary (the “bankruptcy provisions”); and

(8) any Note Guarantee ceases to be in full force and effect (other than in accordance with the terms of such Note Guarantee) or any Guarantor denies or disaffirms its obligations under its Note Guarantee (the “guarantee provisions”).

A Default under clause (4) is not an Event of Default until the Trustee or the Holders of not less than 25% in aggregate principal amount of the Notes and any Additional Notes then outstanding notify the Issuer of the Default and the Issuer does not cause such Default to be cured within the time specified after receipt of such notice. Such notice must specify the Default, demand that it be remedied and state that such notice is a “Notice of Default.”

The Issuer shall deliver to the Trustee, within 30 days after the occurrence thereof, written notice in the form of an Officers’ Certificate of any event that with the giving of notice or the lapse of time or both would become an Event of Default, its status and what action the Issuer is taking or proposes to take with respect thereto.

If an Event of Default with respect to the Notes (other than an Event of Default resulting from certain events involving bankruptcy, insolvency or reorganization with respect to the Issuer) shall have occurred and be continuing, the Trustee or the registered Holders of not less than 25% in aggregate principal amount of the Notes and any Additional Notes then outstanding may declare to be immediately due and payable the principal amount of all the Notes then outstanding, plus accrued but unpaid interest to the date of acceleration. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization with respect to the Issuer shall occur, such amount with respect to all the Notes shall be due and payable immediately without any declaration or other act on the part of the Trustee or the Holders. After any such acceleration, but before a judgment or decree based on acceleration is obtained by the Trustee, the registered Holders of at least a majority in aggregate principal amount of the Notes then outstanding may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than the nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the Indenture.

Subject to the provisions of the Indenture relating to the duties of the Trustee, in case an Event of Default shall occur and be continuing, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the Holders, unless such Holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for the indemnification of the Trustee, the Holders of at least a majority in aggregate principal amount of the Notes then outstanding will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Notes.

No Holder will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or trustee, or for any remedy thereunder, unless:

(a) such Holder has previously given to the Trustee written notice of a continuing Event of Default;

(b) the registered Holders of at least 25% in aggregate principal amount of the Notes then outstanding have made a written request and offered reasonable indemnity to the Trustee to institute such proceeding as trustee; and

(c) the Trustee shall not have received from the registered Holders of at least a majority in aggregate principal amount of the Notes then outstanding a direction inconsistent with such request and shall have failed to institute such proceeding within 60 days.

However, such limitations do not apply to a suit instituted by a Holder of any Note for enforcement of payment of the principal of, and premium, if any, or interest, including Additional Interest, if any, on, such Note on or after the respective due dates expressed in such Note.

Amendments and Waivers

Subject to certain exceptions, the Issuer and the Trustee with the consent of the registered Holders of at least a majority in aggregate principal amount of the Notes then outstanding (including consents obtained in connection with a tender offer or exchange offer for the Notes) may amend the Indenture and the Notes, and the registered Holders of at least a majority in aggregate principal amount of the Notes outstanding may waive any past default or compliance with any provisions of the Indenture and the Notes (except a default in the payment of principal, premium, interest, including Additional Interest, if any, and certain covenants and provisions of the Indenture which cannot be amended without the consent of each Holder of an outstanding Note). However, without the consent of each Holder of an outstanding Note, no amendment may, among other things:

(1) reduce the amount of Notes whose Holders must consent to an amendment or waiver;

(2) reduce the rate of, or extend the time for payment of, interest, including Additional Interest, if any, on, any Note;

(3) reduce the principal of, or extend the Stated Maturity of, any Note;

(4) make any Note payable in money other than that stated in the Note;

(5) impair the right of any Holder to receive payment of principal of, premium, if any, and interest, including Additional Interest, if any, on, such Holder’s Notes on or after the due dates therefor or to institute suit for the enforcement of any payment on or with respect to such Holder’s Notes or any Note Guarantee;

(6) subordinate the Notes or any Note Guarantee to any other obligation of the Issuer or the applicable Guarantor;

(7) reduce the premium payable upon the redemption of any Note or change the time at which any Note may be redeemed, as described under “— Optional Redemption”;

(8) reduce the premium payable upon a Change of Control or, at any time after a Change of Control has occurred, change the time at which the Change of Control Offer relating thereto must be made or at which the Notes must be repurchased pursuant to such Change of Control Offer;

(9) at any time after the Issuer is obligated to make a Prepayment Offer with the Excess Proceeds from Asset Sales, change the time at which such Prepayment Offer must be made or at which the Notes must be repurchased pursuant thereto; or

(10) make any change in any Note Guarantee that would adversely affect the Holders.

The Indenture and the Notes may be amended by the Issuer and the Trustee without the consent of any Holder to:

(1) cure any ambiguity, omission, defect or inconsistency;

(2) provide for the assumption by a Surviving Person of the obligations of Hayes and the Issuer under the Indenture;

(3) provide for uncertificated Notes in addition to or in place of certificated Notes (provided that the uncertificated Notes are issued in registered form for purposes of Section 163(f) of the Code, or in a manner such that the uncertificated Notes are described in Section 163(f)(2)(B) of the Code);

(4) add additional Guarantors with respect to the Notes or release Guarantors from Note Guarantees as provided or permitted by the terms of the Indenture;

(5) secure the Notes, release all or any portion of any security interest, add to the covenants of Hayes or the Issuer for the benefit of the Holders or surrender any right or power conferred upon Hayes or the Issuer;

(6) make any change that does not adversely affect the rights of any Holder;

(7) comply with any requirement of the SEC in connection with the qualification of the Indenture under the Trust Indenture Act; or

(8) provide for the issuance of Additional Notes in accordance with the Indenture.

The consent of the Holders is not necessary to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment becomes effective, the Issuer is required to mail to each registered Holder at such Holder’s address appearing in the security register a notice briefly describing such amendment. However, the failure to give such notice to all Holders, or any defect therein, will not impair or affect the validity of the amendment.

Defeasance

Hayes or the Issuer may, at any time, terminate all their obligations under the Notes and the Indenture (“legal defeasance”), except for certain obligations, including those respecting the defeasance trust and obligations to register the transfer or exchange of the Notes, to replace mutilated, destroyed, lost or stolen Notes and to maintain a registrar and paying agent in respect of the Notes. Hayes or the Issuer may, at any time, terminate:

(1) the Issuer’s and Hayes’ obligations under the covenants described under “— Repurchase at the Option of Holders Upon a Change of Control” and “— Certain Covenants”;

(2) the operation of the cross acceleration provisions, the judgment default provisions the bankruptcy provisions with respect to Significant Subsidiaries and the guarantee provisions described under “— Events of Default” above; and

(3) the limitations contained in clause (e) under the first paragraph of, and in the second paragraph of, “— Merger, Consolidation and Sale of Property” above (“covenant defeasance”).

Hayes or the Issuer may exercise their legal defeasance option notwithstanding their prior exercise of the covenant defeasance option.

If Hayes or the Issuer exercises its legal defeasance option, payment of the Notes may not be accelerated because of an Event of Default with respect thereto. If Hayes or the Issuer exercises their covenant defeasance option, payment of the Notes may not be accelerated because of an Event of Default specified in clause (4) (with respect to the covenants described under “— Certain Covenants”), (5), (6), (7) (with respect only to Significant Subsidiaries), (8) under “— Events of Default” above or because of the failure of the Issuer to comply with clause (e) under the first paragraph of, or with the second paragraph of, “— Merger, Consolidation and Sale of Property” above. If Hayes or the Issuer exercises their legal defeasance option or covenant defeasance option, any collateral will be released and each Guarantor will be released from all its obligations under its Note Guarantee.

The legal defeasance option or the covenant defeasance option may be exercised only if:

(a) the Issuer irrevocably deposits in trust with the Trustee euros or non-callable government obligations of any member nation of the European Union whose official currency is the Euro and rated AAA or better by S&P and Aaa or better by Moody’s (“Euro Obligations”) for the payment of principal of, premium, if any, and interest, including Additional Interest, if any, on the Notes to maturity or redemption, as the case may be;

(b) the Issuer delivers to the Trustee a certificate from a nationally recognized firm of independent certified public accountants expressing their opinion that the payments of principal, premium, if any, and interest when due and without reinvestment on the deposited Euro Obligations plus any deposited money without investment will provide cash at such times and in such amounts as will be sufficient to pay principal, premium, if any, and interest when due on all the Notes to be defeased to maturity or redemption, as the case may be;

(c) 123 days pass after the deposit is made, and during the 123-day period, no Default described in clause (7) under “— Events of Default” occurs with respect to the Issuer or any other Person making such deposit which is continuing at the end of the period;

(d) no Default or Event of Default has occurred and is continuing on the date of such deposit and after giving effect thereto;

(e) such deposit does not constitute a default under any other agreement or instrument binding on the Issuer;

(f) the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the trust resulting from the deposit does not constitute, or is qualified as, a regulated investment company under the Investment Company Act of 1940;

(g) in the case of the legal defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel stating that:

(1) the Issuer has received from the Internal Revenue Service a ruling, or

(2) since the date of the Indenture there has been a change in the applicable federal income tax law, to the effect, in either case, that, and based thereon such Opinion of Counsel shall confirm that, the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same time as would have been the case if such defeasance has not occurred;

(h) in the case of the covenant defeasance option, the Issuer delivers to the Trustee an Opinion of Counsel to the effect that the Holders will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(i) the Issuer delivers to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent to the defeasance and discharge of the Notes have been complied with as required by the Indenture.

Governing Law

The Indenture and the Notes are governed by the internal laws of the State of New York without reference to principles of conflicts of law.

The Trustee

U.S. Bank National Association is the Trustee under the Indenture.

Except during the continuance of an Event of Default, the Trustee will perform only such duties as are specifically set forth in the Indenture. During the existence of an Event of Default, the Trustee will exercise such of the rights and powers vested in it under the Indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the Indenture. Reference is made to the Indenture for the full definition of all such terms as well as any other capitalized terms used in this “Description of the Exchange Notes” for which no definition is provided. Unless the context otherwise requires, an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP (as defined below).

“Additional Assets” means:

(a) any Property (other than cash, Cash Equivalents and securities) owned by Hayes or any Restricted Subsidiary and used in a Related Business; or

(b) Capital Stock of a Person that becomes or has become a Restricted Subsidiary as a result of the acquisition of such Capital Stock by Hayes or another Restricted Subsidiary from any Person other than Hayes or an Affiliate of Hayes; provided, however, that, in the case of clause (b), such Restricted Subsidiary is primarily engaged in a Related Business.

“Additional Interest” means the additional interest, if any, to be paid on the Notes as described under “Description of the Exchange Notes — Registration Rights.”

“Affiliate” of any specified Person means:

(a) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person, or

(b) any other Person who is a director or officer of:

(1) such specified Person,

(2) any Subsidiary of such specified Person, or

(3) any Person described in clause (a) above.

For the purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing. For purposes of the covenants described under “— Certain Covenants — Limitation on Transactions with Affiliates and-Limitation on Asset Sales” and the definition of “Additional Assets” only, “Affiliate” shall also mean any beneficial owner of shares representing 10% or more of the total voting power of the Voting Stock (on a fully diluted basis) of Hayes or of rights or warrants to purchase such Voting Stock (whether or not currently exercisable) and any Person who would be an Affiliate of any such beneficial owner pursuant to the first sentence hereof.

“Asset Sale” means any sale, lease, transfer, issuance or other disposition (or series of related sales, leases, transfers, issuances or dispositions) by Hayes or any Restricted Subsidiary, including any disposition by means of a merger, consolidation or similar transaction (each referred to for the purposes of this definition as a “disposition”), of:

(a) any shares of Capital Stock of any Restricted Subsidiary (other than directors’ qualifying shares), or

(b) any other Property of Hayes or any Restricted Subsidiary outside of the ordinary course of business of Hayes or such Restricted Subsidiary,

other than,

(1) any disposition by a Restricted Subsidiary to the Issuer or by Hayes, the Issuer or a Restricted Subsidiary to a Wholly Owned Restricted Subsidiary,

(2) any disposition that constitutes a Permitted Investment or Restricted Payment permitted by the covenant described under “— Certain Covenants — Limitation on Restricted Payments,”

(3) any disposition effected in compliance with the first or second paragraph of the covenant described under “— Merger, Consolidation and Sale of Property,”

(4) any disposition in a single transaction or a series of related transactions of assets for aggregate consideration of less than $5.0 million,

(5) any disposition of cash or Cash Equivalents; and

(6) any sale of accounts receivable and related assets (including contract rights) of the type specified in the definition of “Qualified Securitization Transaction” to or by a Securitization Entity for the fair market value thereof.

“Attributable Debt” in respect of a Sale and Leaseback Transaction means, at any date of determination,

(a) if such Sale and Leaseback Transaction is a Capital Lease Obligation, the amount of Debt represented thereby according to the definition of “Capital Lease Obligations,” and

(b) in all other instances, the greater of:

(1) the fair market value of the Property subject to such Sale and Leaseback Transaction at the time of the consummation thereof, and

(2) the present value (discounted at the interest rate borne by the Notes, compounded annually) of the total obligations of the lessee for rental payments during the remaining term of the lease included in such Sale and Leaseback Transaction at the time of consummation thereof (including any period for which such lease has been extended).

“Average Life” means, as of any date of determination, with respect to any Debt or Preferred Stock, the quotient obtained by dividing:

a) the sum of the product of the numbers of years (rounded to the nearest one-twelfth of one year) from the date of determination to the dates of each successive scheduled principal payment of such Debt or redemption or similar payment with respect to such Preferred Stock multiplied by the amount of such payment by

(b) the sum of all such payments.

“Board of Directors” means (a) with respect to a corporation, the board of directors of the corporation; (b) with respect to a partnership (including a société en commandite par actions), the member or Board of Directors of the general partner, as the case may be; and (c) with respect to any other Person, the board or committee of such Person serving a similar function.

“Bund Rate” means with respect to any redemption date, the mid-market yield, under the heading which represents the average for the immediately prior week, appearing on the Reuters page AABBUND01, or its successor, for the maturity corresponding to June 15, 2011 (if no maturity date is within three months before or after June 15, 2011, yields for the two published maturities most closely corresponding to June 15, 2011 shall be determined and the Bund yield shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month). The Bund Rate shall be calculated on the third Business Day preceding such redemption date.

“Capital Lease Obligations” means any obligation under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP; and the amount of Debt represented by such obligation shall be the capitalized amount of such obligations determined in accordance with GAAP; and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a penalty. For purposes of “— Certain Covenants — Limitation on Liens,” a Capital Lease Obligation shall be deemed secured by a Lien on the Property being leased.

“Capital Stock” means, with respect to any Person, any shares or other equivalents (however designated) of any class of corporate stock or partnership interests or any other participations, rights, warrants, options or other interests in the nature of an equity interest in such Person, including Preferred Stock, but excluding any debt security convertible or exchangeable into such equity interest.

“Capital Stock Sale Proceeds” means the aggregate cash proceeds received by Hayes from the issuance or sale (other than to a Subsidiary of Hayes or an employee stock ownership plan or trust established by Hayes or any such Subsidiary for the benefit of their employees) by Hayes of its Capital Stock (other than Disqualified Stock) after the Issue Date, net of attorneys’ fees, accountants’ fees, underwriters’ or placement agents’ fees, discounts or commissions and brokerage, consultant and other fees actually incurred in connection with such issuance or sale and net of taxes paid or payable as a result thereof.

“Captive Insurance Subsidiary” means any Wholly Owned Restricted Subsidiary created solely for the purpose of, and engaged solely in the business of, purchasing or providing insurance to, or otherwise directly facilitating the provision of insurance for, Hayes and its Restricted Subsidiaries, provided that any such Wholly Owned Restricted Subsidiary shall be funded by Hayes and its Restricted Subsidiaries in the ordinary course of business solely with such amounts as are reasonably necessary to purchase, provide or facilitate insurance consistent with the past practice of Hayes and its Subsidiaries. In addition, such Wholly Owned Restricted Subsidiary shall satisfy each of the conditions required for the designation of a Subsidiary as an Unrestricted Subsidiary as set forth in clauses (a), (b), (c), (d), and (e) under the covenant “Designation of Restricted and Unrestricted Subsidiaries,” although designation as an Unrestricted Subsidiary under such covenants is not required.

“Cash Equivalents” means any of the following:

(a) Investments in Euro Obligations maturing within 365 days of the date of acquisition thereof;

(b) Investments in time deposit accounts, certificates of deposit and money market deposits maturing within 365 days of the date of acquisition thereof issued by a bank or trust company organized under the laws of the United States of America or any state thereof having capital, surplus and undivided profits aggregating in excess of $500 million and whose long-term debt is rated “A-3” or “A−” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(c) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (a) entered into with:

(1) a bank meeting the qualifications described in clause (b) above, or

(2) any primary government securities dealer reporting to the Market Reports Division of the Federal Reserve Bank of New York;

(d) Investments in commercial paper, maturing not more than 180 days after the date of acquisition, issued by a corporation (other than an Affiliate of Hayes) organized and in existence under the laws of the United States of America with a rating at the time as of which any Investment therein is made of “P-1” (or higher) according to Moody’s or “A-1” (or higher) according to S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act));

(e) direct obligations (or certificates representing an ownership interest in such obligations) of any state of the United States of America (including any agency or instrumentality thereof) for the payment of which the full faith and credit of such state is pledged and which are not callable or redeemable at the issuer’s option, provided that:

(1) the long-term debt of such state is rated “A-3” or “A−” or higher according to Moody’s or S&P (or such similar equivalent rating by at least one “nationally recognized statistical rating organization” (as defined in Rule 436 under the Securities Act)), and

(2) such obligations mature within 180 days of the date of acquisition thereof; and

(f) in the case of any Foreign Restricted Subsidiary:

(1) direct obligations of the sovereign nation (or agency thereof) in which such Foreign Restricted Subsidiary is organized and is conducting business or obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof) and

(2) investment of the type and maturity described in clauses (a) through (e) above of foreign obligors, which investments or obligors have ratings described in such clauses or equivalent ratings from comparable foreign rating agencies, and

(3) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which investments or obligors are not rated as provided in such clauses or in (2) above but which are, in the reasonable judgment of the Issuer, comparable in investment quality to such investments and obligors, provided that the amount of such investments pursuant to this clause (f)(3) outstanding at any time shall not exceed $15 million.

“Change of Control” means the occurrence of any of the following events:

(a) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing), including any group acting for the purpose of acquiring, holding, voting or disposing of securities within the meaning of Rule 13d-5(b)(1) under the Exchange Act, other than any one or more of the Permitted Holders, becomes the “beneficial owner” (as defined in Rule l3d-3 under the Exchange Act, except that a person will be deemed to have “beneficial ownership” of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 50% or more of the total voting power of the Voting Stock of Hayes, HLI Opco or the Issuer (for purposes of this clause (a), such person or group shall be deemed to beneficially own any Voting Stock of a corporation held by any other corporation (the “parent corporation”) so long as such person or group beneficially owns, directly or indirectly, in the aggregate at least a majority of the total voting power of the Voting Stock of such parent corporation); or

(b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the Property of Hayes, HLI Opco, the Issuer and their Restricted Subsidiaries, considered as a whole (other than a disposition of such Property as an entirety or virtually as an entirety to a Wholly Owned Restricted Subsidiary or one or more Permitted Holders), shall have occurred, or Hayes, HLI Opco or the Issuer merges, consolidates or amalgamates with or into any other Person (other than one or more Permitted Holders) or any other Person (other than one or more Permitted Holders) merges, consolidates or amalgamates with or into Hayes, HLI Opco or the Issuer in any such event pursuant to a transaction in which the outstanding Voting Stock of Hayes, HLI Opco or the Issuer is reclassified into or exchanged for cash, securities or other Property, other than any such transaction where:

(1) the outstanding Voting Stock of Hayes, HLI Opco or the Issuer is reclassified into or exchanged for other Voting Stock of Hayes, HLI Opco or the Issuer or for Voting Stock of the Surviving Person, and

(2) the holders of the Voting Stock of Hayes, HLI Opco or the Issuer immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of Hayes, HLI Opco or the Issuer or the Surviving Person immediately after such transaction and in substantially the same proportion as before the transaction; or

(c) during any period of two consecutive years, individuals who at the beginning of such period constituted the board of directors of, as relevant, Hayes, HLI Opco or the Issuer (together with any new directors whose election or appointment by such board or whose nomination for election by the shareholders of, as relevant, Hayes, HLI Opco or the Issuer, was approved by a vote of not less than a majority of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute at least a majority of the relevant board of directors then in office; or

(d) the shareholders of Hayes, HLI Opco or the Issuer shall have approved any plan of liquidation or dissolution of Hayes, HLI Opco or the Issuer, as applicable.

“Code” means the Internal Revenue Code of 1986, as amended.

“Commodity Price Protection Agreement” means, in respect of a Person, any forward contract, commodity swap agreement, commodity option agreement or other similar agreement or arrangement designed to protect such Person against fluctuations in commodity prices.

“Consolidated Interest Coverage Ratio” means, as of any date of determination, the ratio of:

(a) the aggregate amount of EBITDA for the most recent four consecutive fiscal quarters in respect of which financial statements have been delivered in accordance with the terms of the Indenture to

(b) Consolidated Interest Expense for such four fiscal quarters;

provided, however, that:

(1) if

(A) since the beginning of such period Hayes or any Restricted Subsidiary has Incurred any Debt that remains outstanding or Repaid any Debt, or

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is an Incurrence or Repayment of Debt,

Consolidated Interest Expense for such period shall be calculated after giving effect on a pro forma basis to such Incurrence or Repayment as if such Debt was Incurred or Repaid on the first day of such period, provided that the amount of Debt Incurred under revolving credit facilities shall be deemed to be the average daily balance of such Debt during such four-quarter period (or any shorter period in which such facilities are in effect) and, provided further, in the event of any such Repayment of Debt, EBITDA for such period shall be calculated as if Hayes or such Restricted Subsidiary had not earned any interest income actually earned during such period in respect of the funds used to Repay such Debt, and

(2) if

(A) since the beginning of such period Hayes or any Restricted Subsidiary shall have made any Asset Sale or an Investment (by merger or otherwise) in any Restricted Subsidiary (or any Person which becomes a Restricted Subsidiary) or an acquisition of Property which constitutes all or substantially all of an operating unit of a business,

(B) the transaction giving rise to the need to calculate the Consolidated Interest Coverage Ratio is such an Asset Sale, Investment or acquisition, or

(C) since the beginning of such period any Person (that subsequently became a Restricted Subsidiary or was merged with or into Hayes or any Restricted Subsidiary since the beginning of such period) shall have made such an Asset Sale, Investment or acquisition, then EBITDA for such period shall be calculated after giving pro forma effect to such Asset Sale, Investment or acquisition as if such Asset Sale, Investment or acquisition had occurred on the first day of such period.

If any Debt bears a floating rate of interest and is being given pro forma effect, the interest expense on such Debt shall be calculated as if the interest rate in effect for such floating rate of interest on the date of determination had been the applicable interest rate for the entire period (taking into account any Interest Rate Agreement applicable to such Debt if such Interest Rate Agreement has a remaining term in excess of 12 months). In the event the Capital Stock of any Restricted Subsidiary is sold during the period, Hayes shall be deemed, for purposes of clause (1) above, to have Repaid during such period the Debt of such Restricted Subsidiary to the extent Hayes and its continuing Restricted Subsidiaries are no longer liable for such Debt after such sale.

“Consolidated Interest Expense” means, for any period, the total interest expense of Hayes and its consolidated Restricted Subsidiaries (net of interest income and payments received in respect of Interest Rate Agreements), plus, to the extent not included in such total interest expense, and to the extent Incurred by Hayes or its Restricted Subsidiaries:

(a) interest expense attributable to leases constituting part of a Sale and Leaseback Transaction and to Capital Lease Obligations;

(b) amortization of debt discount and debt issuance cost, including commitment fees;

(c) capitalized interest;

(d) non-cash interest expense;

(e) commissions, discounts and other fees and charges owed with respect to letters of credit and banker’s acceptance financing;

(f) costs associated with Interest Rate Agreements (including amortization of fees);

(g) Disqualified Stock Dividends;

(h) Preferred Stock Dividends;

(i) interest Incurred in connection with Investments in discontinued operations;

(j) interest accruing on any Debt of any other Person to the extent such Debt is Guaranteed by Hayes or any of its Restricted Subsidiaries; and

(k) the cash contributions to any employee stock ownership plan or similar trust to the extent such contributions are used by such plan or trust to pay interest or fees to any Person (other than Hayes) in connection with Debt Incurred by such plan or trust.

“Consolidated Net Income” means, for any period, the net income (loss) of Hayes and its consolidated Restricted Subsidiaries; provided, however, that there shall not be included in such Consolidated Net Income:

(a) any net income (loss) of any Person (other than Hayes) if such Person is not a Restricted Subsidiary, except that:

(1) subject to the exclusion contained in clause (c) below, equity of Hayes and its consolidated Restricted Subsidiaries in the net income of any such Person for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Person during such period to Hayes or a Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to a Restricted Subsidiary, to the limitations contained in clause (b) below), and

(2) the equity of Hayes and its consolidated Restricted Subsidiaries in a net loss of any such Person other than an Unrestricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(b) any net income (loss) of any Restricted Subsidiary if such Restricted Subsidiary is subject to restrictions, directly or indirectly, on the payment of dividends or the making of distributions, directly or indirectly, to Hayes or the Issuer, except that:

(1) subject to the exclusion contained in clause (c) below, the equity of Hayes and its consolidated Restricted Subsidiaries in the net income of any such Restricted Subsidiary for such period shall be included in such Consolidated Net Income up to the aggregate amount of cash distributed by such Restricted Subsidiary during such period to Hayes or another Restricted Subsidiary as a dividend or other distribution (subject, in the case of a dividend or other distribution to another Restricted Subsidiary, to the limitation contained in this clause), and

(2) the equity of Hayes and its consolidated Restricted Subsidiaries in a net loss of any such Restricted Subsidiary for such period shall be included in determining such Consolidated Net Income,

(c) any gain or loss realized upon the sale or other disposition of any Property of Hayes or any of its consolidated Restricted Subsidiaries (including pursuant to any Sale and Leaseback Transaction) that is not sold or otherwise disposed of in the ordinary course of business,

(d) any extraordinary gain or loss,

(e) the cumulative effect of a change in accounting principles.

(f) any non-cash compensation expense realized for grants of performance shares, stock options or other rights to officers, directors and employees of Hayes or any Restricted Subsidiary, provided that such shares, options or other rights can be redeemed at the option of the holder only for Capital Stock of Hayes (other than Disqualified Stock), and

(g) any non-cash income or expense related to changes in the book value of Capital Stock of Hayes or its consolidated Restricted Subsidiaries.

Notwithstanding the foregoing, for purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments” only, there shall be excluded from Consolidated Net Income any dividends, returns of capital, repayments of loans or advances, interest or other transfers of Property from Unrestricted Subsidiaries to Hayes or a Restricted Subsidiary to the extent such dividends, returns, repayments, interest or transfers increase the amount of Restricted Payments permitted under such covenant pursuant to clause (c)(4) thereof.

“Consolidated Net Tangible Assets” means the total assets of Hayes and its Restricted Subsidiaries, minus intangibles and current liabilities.

“Credit Facilities” means, with respect to Hayes or any Restricted Subsidiary, one or more debt or commercial paper facilities with banks or other institutional lenders (including the New Credit Facility) providing for revolving credit loans, term loans, receivables or inventory financing (including through the sale of receivables or inventory to such lenders or to special purpose, bankruptcy remote entities formed to borrow from such lenders against such receivables or inventory) or trade or standby letters of credit, in each case together with any Refinancings (including by means of sales of debt securities to institutional investors) thereof.

“Currency Exchange Protection Agreement” means, in respect of a Person, any foreign exchange contract, currency swap agreement, currency option, forward contract or other similar agreement or arrangement, in each case, including any Guarantee and collateral documents referred to therein, designed to protect such Person against fluctuations in currency exchange rates.

“Debt” means, with respect to any Person on any date of determination (without duplication):

(a) the principal of and premium (if any) in respect of:

(1) debt of such Person for money borrowed, and

(2) debt evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable;

(b) all Capital Lease Obligations of such Person and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by such Person;

(c) all obligations of such Person representing the deferred purchase price of Property, all conditional sale obligations of such Person and all obligations of such Person under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business);

(d) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction (other than obligations with respect to letters of credit securing obligations (other than obligations described in (a) through (c) above) entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if and to the extent drawn upon, such drawing is reimbursed no later than the third business day following receipt by such Person of a demand for reimbursement following payment on the letter of credit);

(e) the amount of all obligations of such Person with respect to the Repayment of any Disqualified Stock or, with respect to any Subsidiary of such Person, any Preferred Stock (but excluding, in each case, any accrued dividends);

(f) all obligations of the type referred to in clauses (a) through (e) above of other Persons and all dividends of other Persons for the payment of which, in either case, such Person is responsible or liable, directly or indirectly, as obligor, guarantor or otherwise, including by means of any Guarantee;

(g) all obligations of the type referred to in clauses (a) through (f) above of other Persons secured by any Lien on any Property of such Person (whether or not such obligation is assumed by such Person), the amount of such obligation being deemed to be the lesser of the fair market value of such Property and the amount of the obligation so secured; and

(h) to the extent not otherwise included in this definition, Hedging Obligations of such Person.

The amount of Debt of any Person at any date shall be the outstanding balance, or the accreted value of such Debt in the case of Debt issued with original issue discount, at such date of all unconditional obligations as described above and the maximum liability, upon the occurrence of the contingency giving rise to the obligation, of any contingent obligations at such date. The amount of Debt represented by a Hedging Obligation shall be equal to:

(1) zero if such Hedging Obligation has been Incurred pursuant to clause (f), (g) or (h) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt”; or

(2) the notional amount of such Hedging Obligation if not Incurred pursuant to such clauses.

“Default” means any event which is, or after notice or passage of time or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock of Hayes or any of its Restricted Subsidiaries that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in either case at the option of the holder thereof) or otherwise:

(a) matures or is mandatorily redeemable pursuant to a sinking fund obligation or otherwise;

(b) is or may become redeemable or repurchaseable at the option of the holder thereof, in whole or in part, or

(c) is convertible or exchangeable at the option of the holder thereof for Debt or Disqualified Stock,

on or prior to, in the case of clause (a), (b) or (c), the first anniversary of the Stated Maturity of the Notes.

“Disqualified Stock Dividends” means all dividends with respect to Disqualified Stock of Hayes held by Persons other than a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income tax rate (expressed as a decimal number between 1 and 0) then applicable to Hayes.

“Domestic Restricted Subsidiary” means any Restricted Subsidiary other than (a) a Foreign Restricted Subsidiary or (b) a Subsidiary of a Foreign Restricted Subsidiary.

“EBITDA” means, for any period, an amount equal to, for Hayes and its consolidated Restricted Subsidiaries:

(a) the sum of Consolidated Net Income for such period, plus the following to the extent reducing Consolidated Net Income for such period:

(1) amount of any foreign, U.S. Federal, State or local taxes included in Consolidated Net Income,

(2) Consolidated Interest Expense,

(3) depreciation,

(4) amortization of intangibles,

(5) any other non-cash items (other than any such non-cash item to the extent that it represents an accrual of, or reserve for, cash expenditures in any future period), and

(6) cash charges of up to $20 million in respect of facility closures and other restructuring activities; minus

(b) all non-cash items increasing Consolidated Net Income for such period (other than any such non-cash item to the extent that it represents a change of an accrual of, or reserve for, cash expenditures in any future period).

Notwithstanding the foregoing clause (a), the provision for taxes and the depreciation, amortization and non-cash items of a Restricted Subsidiary shall be added to Consolidated Net Income to compute EBITDA only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income and only if a corresponding amount would be permitted at the date of determination to be dividended to Hayes by such Restricted Subsidiary without prior approval (that has not been obtained), pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to such Restricted Subsidiary or its shareholders.

“Equity Offering” means a public or private offering of common stock of Hayes other than common stock registered on Form S-8 or issued to any Subsidiary of Hayes.

“Event of Default” has the meaning set forth under “— Events of Default.”

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Notes” means the notes issued in exchange for the Restricted Notes or any Additional Notes pursuant to the Registration Rights Agreement described under “Description of the Exchange Notes — Registration Rights” or any similar registration rights agreement with respect to any Additional Notes.

“fair market value” means, with respect to any Property, (a) the price that could be negotiated in an arm’s-length free market transaction, for cash, between a willing seller and a willing buyer, neither of whom is under undue pressure or compulsion to complete the transaction and (b) in the case of any determination of fair market value for purposes of the covenant described under “— Certain Covenants — Limitation on Restricted Payments”:

(a) if such Property has a fair market value equal to or less than $5.0 million, by any Officer of the Issuer;

(b) if such Property has a fair market value in excess of $5.0 million, by at least a majority of the Board of Directors and evidenced by a Board Resolution, dated within 30 days of the relevant transaction; or

(c) if such Property has a fair market value in excess of $25 million, by an Independent Financial Advisor and evidenced by a written opinion from such Independent Financial Advisor, dated within 30 days of the relevant transaction, and delivered to the Trustee.

“Foreign Restricted Subsidiary” means any Restricted Subsidiary which is not organized under the laws of the United States of America or any State thereof or the District of Columbia and any direct or indirect Subsidiary of any such Restricted Subsidiary.

“GAAP” means accounting principles generally accepted in the United States as in effect on the Issue Date, including those set forth in:

(a) the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants;

(b) the statements and pronouncements of the Financial Accounting Standards Board;

(c) such other statements by such other entity as approved by a significant segment of the accounting profession; and

(d) the rules and regulations of the SEC governing the inclusion of financial statements (including pro forma financial statements) in periodic reports required to be filed pursuant to Section 13 of the Exchange Act, including opinions and pronouncements in staff accounting bulletins and similar written statements from the accounting staff of the SEC.

“Guarantee” means any obligation, contingent or otherwise, of any Person directly or indirectly guaranteeing any Debt of any other Person and any obligation, direct or indirect, contingent or otherwise, of such Person:

(a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt of such other Person (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take-or-pay or to maintain financial statement conditions or otherwise) or

(b) entered into for the purpose of assuring in any other manner the obligee against loss in respect thereof (in whole or in part);

provided, however, that the term “Guarantee” shall not include:

(1) endorsements for collection or deposit in the ordinary course of business or

(2) a contractual commitment by one Person to invest in another Person for so long as such Investment is reasonably expected to constitute a Permitted Investment under clause (a), (b) or (c) of the definition of “Permitted Investment.”

The term “Guarantee” used as a verb has a corresponding meaning.

“Guarantor” means Hayes, HLI Opco, each Domestic Restricted Subsidiary (other than Captive Insurance Subsidiaries, Securitization Entities and two domestic subsidiaries that are owned by Foreign Restricted Subsidiaries) and any other Person that becomes a Guarantor pursuant to the covenant described under “— Certain Covenants — Future Guarantors” or who otherwise executes and delivers a supplemental indenture to the Trustee providing for a Note Guarantee.

“Hedging Obligation” of any Person means any obligation or liability, direct or indirect, contingent or otherwise, of such Person in respect of any Interest Rate Agreement, Currency Exchange Protection Agreement, Commodity Price Protection Agreement or any other similar agreement or arrangement.

“Holder” means a Person in whose name a Note is registered in the security register.

“Incur” means, with respect to any Debt or other obligation of any Person, to create, issue, incur (by merger, conversion, exchange or otherwise), extend, assume, Guarantee or become liable in respect of such Debt or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Debt or obligation on the balance sheet of such Person (and “Incurrence” and “Incurred” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time, and is not theretofore classified as Debt, becoming Debt shall not be deemed an Incurrence of such Debt; provided further, however, that any Debt or other obligations of a Person existing at the time such Person becomes a Subsidiary (whether by merger, consolidation, acquisition or otherwise) shall be deemed to be Incurred by such Subsidiary at the time it becomes a Subsidiary.

“Independent Financial Advisor” means an investment banking firm of national standing or any third party appraiser of national standing, provided that such firm or appraiser is not an Affiliate of Hayes.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement, in each case, including any Guarantee and collateral documents referred to therein designed to protect such Person against fluctuations in interest rates.

“Investment” by any Person means any direct or indirect loan (other than advances to customers in the ordinary course of business that are recorded as accounts receivable on the balance sheet of such Person), advance or other extension of credit or capital contribution (by means of transfers of cash or other Property to others or payments for Property or services for the account or use of others, or otherwise) to, or Incurrence of a Guarantee of any obligation of, or purchase or acquisition of Capital Stock, bonds, notes, debentures or other securities or evidence of Debt issued by, any other Person. For purposes of the covenants described under “— Certain Covenants — Limitation on Restricted Payments” and “— Designation of Restricted and Unrestricted Subsidiaries” and the definition of “Restricted Payment,” the term “Investment” shall include the portion (proportionate to Hayes’ beneficial equity interest in such Subsidiary) of the fair market value of the net worth of any Subsidiary of Hayes at the time that such Subsidiary is designated an Unrestricted Subsidiary; provided, however, that upon a redesignation of such Subsidiary as a Restricted Subsidiary, Hayes shall be deemed to continue to have a permanent “Investment” in an Unrestricted Subsidiary of an amount (if positive) equal to:

(a) Hayes’ “Investment” in such Subsidiary at the time of such redesignation, less

(b) the portion (proportionate to Hayes’ equity interest in such Subsidiary) of the fair market value of the net assets of such Subsidiary at the time of such redesignation.

In determining the amount of any Investment made by transfer of any Property other than cash, such Property shall be valued at its fair market value at the time of such Investment.

“Issue Date” means the date on which the Restricted Notes were initially issued.

“Lien” means, with respect to any Property of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement (other than any easement not materially impairing usefulness or marketability), encumbrance, preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such Property (including any Capital Lease Obligation, conditional sale or other title retention agreement having substantially the same economic effect as any of the foregoing or any Sale and Leaseback Transaction).

“Managing Shareholder” means Hayes Lemmerz Finance LLC, a Delaware limited liability company (or any successor thereto) and managing shareholder of the Issuer.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Net Available Cash” from any Asset Sale means cash payments received therefrom (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or otherwise, but only as and when received, but excluding any other consideration received in the form of assumption by the acquiring Person of Debt or other obligations relating to the Property that is the subject of such Asset Sale or received in any other non-cash form), in each case net of:

(a) all legal, title and recording tax expenses, commissions and other fees and expenses incurred, and all Federal, state, provincial, foreign and local taxes required to be accrued as a liability under GAAP, as a consequence of such Asset Sale;

(b) all payments made on or in respect of any Debt that is secured by any Property subject to such Asset Sale, in accordance with the terms of the Lien on such Property securing such Debt, or which must by its terms, or in order to obtain a necessary consent to such Asset Sale, or by applicable law, be repaid out of the proceeds of such Asset Sale;

(c) distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Sale; and

(d) the deduction of appropriate amounts provided by the seller as a reserve, in accordance with GAAP, against any liabilities associated with the Property disposed of in such Asset Sale and retained by Hayes or any Restricted Subsidiary after such Asset Sale.

“New Credit Facility” means the credit facilities provided under a certain credit agreement dated on or about the Issue Date among Hayes, HLI Opco, the Issuer, the lenders from time to time party thereto, Citicorp North America, Inc., as Administrative Agent, and Deutsche Bank Securities Inc., as Syndication Agent, including any related notes, collateral documents, letters of credit and documentation and guarantees and any appendices, exhibits or schedules to any of the preceding, as well as any or all of such agreements (or any other agreement that Refinances any of or all such agreements), as may be amended, restated, modified or supplemented from time to time, or renewed, refunded, refinanced, restructured, replaced, repaid or extended from time to time, whether with the original agents and lenders or other agents or lenders.

“Note Guarantee” means a Guarantee of the Issuer’s obligations with respect to the Notes on the terms set forth in the Indenture.

“Obligations” means all obligations for principal, premium, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Debt.

“Officer” means the Chief Executive Officer, the President, the Chief Financial Officer, Treasurer or any Vice President of the Managing Shareholder.

“Officers’ Certificate” means a certificate signed by two Officers, at least one of whom shall be the principal executive officer or principal financial officer of the Managing Shareholder, and delivered to the Trustee.

“Opinion of Counsel” means a written opinion from legal counsel who is acceptable to the Trustee. The counsel may be an employee of or counsel to the Issuer or the Trustee.

“Permitted Holders” means (a) Deutsche Bank and its Affiliates (only as a result of Capital Stock acquired through the Rights Offering) and (b) Silver Point and its Affiliates (only as a result of Capital Stock acquired through the Rights Offering). In addition, Hayes shall be a Permitted Holder with respect to HLI Opco and HLI Opco shall be a Permitted Holder with respect to the Issuer.

“Permitted Investment” means any Investment by Hayes, the Issuer or any of their Restricted Subsidiaries in:

(a) Hayes or any Restricted Subsidiary;

(b) any Person that will, upon the making of such Investment, become a Restricted Subsidiary, provided that the primary business of such Restricted Subsidiary is a Related Business;

(c) any Person if as a result of such Investment such Person is merged or consolidated with or into, or transfers or conveys all or substantially all of its Property to, Hayes or a Restricted Subsidiary, provided that such Person’s primary business is a Related Business;

(d) Cash Equivalents;

(e) receivables owing to Hayes or a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as Hayes or such Restricted Subsidiary deems reasonable under the circumstances;

(f) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(g) loans and advances to employees made in the ordinary course of business consistent with past practices of Hayes or such Restricted Subsidiary, as the case may be, provided that such loans and advances do not exceed $2.5 million in the aggregate at any one time outstanding;

(h) stock, obligations or other securities received in settlement of obligations created in the ordinary course of business and owing to Hayes or a Restricted Subsidiary or in satisfaction of judgments;

(i) any Person to the extent such Investment represents the non-cash portion of the consideration received in connection with (A) an Asset Sale consummated in compliance with the covenant described under “— Certain Covenants — Limitation on Asset Sales,” or (B) any disposition of Property not constituting an Asset Sale;

(j) a Securitization Entity or any Investment by a Securitization Entity in any other Person in connection with a Qualified Securitization Transaction; provided that any Investment in a Securitization Entity is in the form of a Purchase Money Note, contribution of additional receivables and related assets or any equity interests; and

(k) Investments made in Permitted Joint Ventures not to exceed $25 million in the aggregate outstanding at any one time; and

(l) other Investments made for fair market value that do not exceed $75 million in the aggregate outstanding at any one time.

“Permitted Liens” means:

(a) Liens to secure Debt permitted to be Incurred under clause (b) of the definition of “Permitted Debt” in the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt”, Liens to secure obligations with respect to cash management arrangements entered into in the ordinary course of business, Liens to secure Debt permitted to be Incurred under clause (f) of such definition to the extent they relate to Debt permitted under clause (b) of such definition and Liens to secure Debt permitted to be Incurred under clauses (g) and (h) of such definition;

(b) Liens to secure Debt permitted to be Incurred under clause (c) of the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt,” provided that any such Lien may not extend to any Property of Hayes or any Restricted Subsidiary, other than the Property acquired, constructed or leased with the proceeds of such Debt and any improvements or accessions to such Property;

(c) Liens for taxes, assessments or governmental charges or levies on the Property of Hayes or any Restricted Subsidiary if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision that shall be required in conformity with GAAP shall have been made therefor;

(d) Liens imposed by law, such as carriers’, warehousemen’s, landlord’s, materialmen’s and mechanics’ Liens and other similar Liens, on the Property of Hayes or any Restricted Subsidiary arising in the ordinary course of business and securing payment of obligations that are not more than 60 days past due or are being contested in good faith and by appropriate proceedings;

(e) Liens on the Property of Hayes or any Restricted Subsidiary Incurred in the ordinary course of business to secure performance of obligations with respect to statutory or regulatory requirements, performance or return-of-money bonds, surety bonds or other obligations of a like nature and Incurred in a manner consistent with industry practice, in each case which are not Incurred in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of Property and which do not in the aggregate impair in any material respect the use of Property in the operation of the business of Hayes and the Restricted Subsidiaries taken as a whole;

(f) Liens on Property at the time Hayes or any Restricted Subsidiary acquired such Property, including any acquisition by means of a merger or consolidation with or into Hayes or any Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Hayes or any Restricted Subsidiary; provided further, however, that such Liens shall not have been Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Property was acquired by Hayes or any Restricted Subsidiary;

(g) Liens on the Property of a Person at the time such Person becomes a Restricted Subsidiary; provided, however, that any such Lien may not extend to any other Property of Hayes or any other Restricted Subsidiary that is not a direct Subsidiary of such Person; provided further, however, that any such Lien was not Incurred in anticipation of or in connection with the transaction or series of transactions pursuant to which such Person became a Restricted Subsidiary;

(h) pledges or deposits by Hayes or any Restricted Subsidiary under workers’ compensation laws, unemployment insurance laws or similar legislation, or good faith deposits in connection with bids, tenders, contracts (other than for the payment of Debt) or leases to which Hayes or any Restricted Subsidiary is party, or deposits to secure public or statutory obligations of Hayes, or deposits for the payment of rent, in each case Incurred in the ordinary course of business;

(i) utility easements, building and zoning restrictions and such other encumbrances or charges against real Property as are of a nature generally existing with respect to properties of a similar character;

(j) Liens on the Capital Stock of any joint venture that is not a Subsidiary of Hayes or any Restricted Subsidiary, provided, that such Lien secures only obligations of such joint venture;

(k) Liens existing on the Issue Date not otherwise described in clauses (a) through (j) above;

(l) Liens not otherwise described in clauses (a) through (k) above on the Property of any Restricted Subsidiary that is not a Guarantor to secure any Debt permitted to be Incurred by such Restricted Subsidiary pursuant to the covenant described under “Certain Covenants — Limitation on Debt”;

(m) Liens on the Property of Hayes or any Restricted Subsidiary to secure any Refinancing, in whole or in part, of any Debt secured by Liens referred to in clause (b), (f), (g) or (k) above; provided, however, that any such Lien shall be limited to all or part of the same Property that secured the original Lien (together with improvements and accessions to such Property), and the aggregate principal amount of Debt that is secured by such Lien shall not be increased to an amount greater than the sum of:

(1) the outstanding principal amount, or, if greater, the committed amount, of the Debt secured by Liens described under clause (b), (f), (g) or (k) above, as the case may be, at the time the original Lien became a Permitted Lien under the Indenture;

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs related to such Refinancing; and

(3) accrued and unpaid interest on the Debt being Refinanced;

(n) Liens on accounts receivable and related assets of the type specified in the definition “Qualified Securitization Transaction” transferred to a Securitization Entity in a Qualified Securitization Transaction;

(o) Liens created by Sale and Leaseback Transactions not involving Capital Lease Obligations;

(p) Liens securing Debt permitted to be Incurred under clauses (d), (k) and (l) of the definition of “Permitted Debt” in the second paragraph of the covenant described under “— Certain Covenants — Limitation on Debt”; and

(q) Liens not otherwise permitted by clauses (a) through (p) above encumbering Property having an aggregate fair market value not in excess of $20 million.

“Permitted Refinancing Debt” means any Debt that Refinances any other Debt, including any successive Refinancing, so long as:

(a) such Debt is in an aggregate principal amount (or if Incurred with original issue discount, an aggregate issue price) not in excess of the sum of:

(1) the aggregate principal amount (or if Incurred with original issue discount, the aggregate accreted value) then outstanding of the Debt being Refinanced plus accrued and unpaid interest, and

(2) an amount necessary to pay any fees and expenses, including premiums and defeasance costs, related to such Refinancing;

(b) the Average Life of such Debt is equal to or greater than the Average Life of the Debt being Refinanced;

(c) the Stated Maturity of such Debt is no earlier than the Stated Maturity of the Debt being Refinanced; and

(d) the new Debt shall not be senior in right of payment to the Debt that is being Refinanced,

provided, however, that Permitted Refinancing Debt shall not include:

(1) Debt of a Subsidiary of Hayes other than the Issuer that is not a Guarantor that Refinances Debt of the Issuer or a Guarantor; or

(2) Debt of Hayes or a Restricted Subsidiary that Refinances Debt of an Unrestricted Subsidiary.

“Person” means any individual, corporation, company (including any limited liability company), association, partnership, joint venture, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to the payment of dividends, or as to the distribution of assets upon any voluntary or involuntary liquidation or dissolution of such Person, over shares of any other class of Capital Stock issued by such Person.

“Preferred Stock Dividends” means all dividends with respect to Preferred Stock of Restricted Subsidiaries held by Persons other than Hayes or a Wholly Owned Restricted Subsidiary. The amount of any such dividend shall be equal to the quotient of such dividend divided by the difference between one and the maximum statutory federal income rate (expressed as a decimal number between 1 and 0) then applicable to the issuer of such Preferred Stock.

“pro forma” means, with respect to any calculation made or required to be made pursuant to the terms hereof, a calculation performed in accordance with Article 11 of Regulation S-X promulgated under the Securities Act, as interpreted in good faith by the Board of Directors after consultation with the independent certified public accountants of the Issuer, or otherwise a calculation made in good faith by the Board of Directors after consultation with the independent certified public accountants of the Issuer, as the case may be.

“Property” means, with respect to any Person, any interest of such Person in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including Capital Stock in, and other securities of, any other Person. For purposes of any calculation required pursuant to the Indenture, the value of any Property shall be its fair market value.

“Purchase Money Debt” means Debt:

(a) consisting of the deferred purchase price of Property, conditional sale obligations, obligations under any title retention agreement, other purchase money obligations and obligations in respect of industrial revenue bonds, in each case where the maturity of such Debt at the time of Incurrence thereof does not exceed the anticipated useful life of the Property being financed; and

(b) Incurred to finance the acquisition, construction or lease by the Issuer or a Guarantor of such Property, including additions and improvements thereto,

provided, however, that such Debt is Incurred within 180 days after the acquisition, construction or lease of such Property by the Issuer or such Guarantor.

“Purchase Money Note” means a promissory note evidencing a line of credit, or evidencing other Debt owed to Hayes or any Restricted Subsidiary in connection with a Qualified Securitization Transaction, which note shall be repaid from cash available to the maker of such note, other than amounts required to be established as reserves, amounts paid to investors in respect of interest, principal and other amounts owing to such investors and amounts paid in connection with the purchase of newly generated accounts receivable.

“Qualified Securitization Transaction” means any transaction or series of transactions that may be entered into by Hayes or any Restricted Subsidiary pursuant to which Hayes or any Restricted Subsidiary may sell, convey or otherwise transfer pursuant to customary terms to: (a) a Securitization Entity (in the case of a transfer by Hayes or any Restricted Subsidiary); and (b) any other Person (in the case of transfer by a Securitization Entity), or may grant a security interest in any accounts receivable (whether now existing or arising or acquired in the future) of Hayes or any Restricted Subsidiary, and any assets related thereto including all collateral securing such accounts receivable, all contracts and contract rights and all guarantees or other obligations in respect of such accounts receivable, proceeds of such accounts receivable and other assets (including contract rights) which are customarily transferred or in respect of which security interests are customarily granted in connection with asset securitization transactions involving accounts receivable.

“Refinance” means, in respect of any Debt, to refinance, extend, renew, refund or Repay, or to issue other Debt, in exchange or replacement for, such Debt. “Refinanced” and “Refinancing” shall have correlative meanings.

“Related Business” means any business that is related, ancillary or complementary to the businesses of the Issuer and the Restricted Subsidiaries on the Issue Date.

“Repay” means, in respect of any Debt, to repay, prepay, repurchase, redeem, legally defease or otherwise retire such Debt. “Repayment” and “Repaid” shall have correlative meanings. For purposes of the covenant described under “— Certain Covenants — Limitation on Asset Sales” and the definition of “Consolidated Interest Coverage Ratio,” Debt shall be considered to have been Repaid only to the extent the related loan commitment, if any, shall have been permanently reduced in connection therewith.

“Restricted Payment” means:

(a) any dividend or distribution (whether made in cash, securities or other Property) declared or paid on or with respect to any shares of Capital Stock of Hayes or any Restricted Subsidiary (including any payment in connection with any merger or consolidation with or into Hayes or any Restricted Subsidiary), except for any dividend or distribution that is made solely to Hayes or a Restricted Subsidiary (and, if such Restricted Subsidiary is not a Wholly Owned Restricted Subsidiary, to the other shareholders of such Restricted Subsidiary on a pro rata basis or on a basis that results in the receipt by Hayes or a Restricted Subsidiary of dividends or distributions of greater value than it would receive on a pro rata basis) or any dividend or distribution payable solely in shares of Capital Stock (other than Disqualified Stock) of Hayes;

(b) the purchase, repurchase, redemption, acquisition or retirement for value of any Capital Stock of Hayes or any Restricted Subsidiary or any securities exchangeable for or convertible into any such Capital Stock (other than from Hayes or a Restricted Subsidiary), including the exercise of any option to exchange any Capital Stock (other than for or into Capital Stock of Hayes that is not Disqualified Stock);

(c) the purchase, repurchase, redemption, acquisition or retirement for value, prior to the date for any scheduled maturity, sinking fund or amortization or other installment payment, of any Subordinated Obligation (other than the purchase, repurchase or other acquisition of any Subordinated Obligation purchased in anticipation of satisfying a scheduled maturity, sinking fund or amortization or other installment obligation, in each case due within one year of the date of acquisition);

(d) any Investment (other than Permitted Investments) in any Person; or

(e) the issuance, sale or other disposition of Capital Stock of any Restricted Subsidiary to a Person other than Hayes or a Restricted Subsidiary if the result thereof is that such Restricted Subsidiary shall cease to be a Restricted Subsidiary, in which event the amount of such “Restricted Payment” shall be the fair market value of the remaining interest, if any, in such former Restricted Subsidiary held by Hayes and the other Restricted Subsidiaries.

“Restricted Subsidiary” means HLI Opco and any other Subsidiary of Hayes other than an Unrestricted Subsidiary.

“S&P” means Standard & Poor’s Ratings Services or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any direct or indirect arrangement relating to Property now owned or hereafter acquired whereby Hayes or a Restricted Subsidiary transfers such Property to another Person and Hayes or a Restricted Subsidiary leases it from such Person, provided, however, that a Sale and Leaseback Transaction shall not include any transfer and leaseback of any Property completed with 90 days of the acquisition of such Property by Hayes or any Restricted Subsidiary.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Securitization Entity” means any Wholly Owned Subsidiary of Hayes or any Restricted Subsidiary (or another Person in which Hayes or any Restricted Subsidiary makes an Investment and to which Hayes or any Restricted Subsidiary transfers accounts receivables and related assets):

(a) which engages in no activities other than in connection with the financing of accounts receivable and related assets;

(b) which is designated by the Board of Directors (as provided below) as a Securitization Entity;

(c) no portion of the Debt or any other Obligations (contingent or otherwise) of which

(i) is guaranteed by Hayes or any Restricted Subsidiary (excluding guarantees of Obligations (other than the principal of, and interest on, Debt)) pursuant to Standard Securitization Undertakings and guarantees by the Securitization Entity,

(ii) is recourse to or obligates Hayes or any Restricted Subsidiary (other than the Securitization Entity) in any way other than pursuant to Standard Securitization Undertakings or

(iii) subjects any property or asset of Hayes or any Restricted Subsidiary (other than the Securitization Entity), directly or indirectly, contingently or otherwise, to the satisfaction thereof, other than pursuant to Standard Securitization Undertakings and other than any interest in the accounts receivable and related assets being financed (whether in the form of any equity interest in such assets or subordinated indebtedness payable primarily from such financed assets) retained or acquired by Hayes or any Restricted Subsidiary;

(d) with which none of Hayes nor any Restricted Subsidiary has any material contract, agreement, arrangement or understanding other than those customary for a Qualified Securitization Transaction and, in any event, on terms no less favorable to Hayes or such Restricted Subsidiary than those that might be obtained at the time from Persons that are not Affiliates of Hayes or such Restricted Subsidiary; and

(e) to which none of Hayes nor any Restricted Subsidiary has any obligation to maintain or preserve such entity’s financial condition or cause such entity to achieve certain levels of operating results. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an officers’ certificate certifying that such designation complied with the foregoing conditions.

“Senior Debt” of the Issuer means:

(a) all obligations consisting of the principal, premium, if any, and accrued and unpaid interest (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Issuer to the extent post-filing interest is allowed in such proceeding) in respect of

(1) Debt of the Issuer for borrowed money, and

(2) Debt of the Issuer evidenced by notes, debentures, bonds or other similar instruments permitted under the Indenture for the payment of which the Issuer is responsible or liable;

(b) all Capital Lease Obligations of the Issuer and all Attributable Debt in respect of Sale and Leaseback Transactions entered into by the Issuer;

(c) all obligations of the Issuer

(1) for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction,

(2) under Hedging Obligations, or

(3) issued or assumed as the deferred purchase price of Property and all conditional sale obligations of the Issuer and all obligations under any title retention agreement permitted under the Indenture; and

(d) all obligations of other Persons of the type referred to in clauses (a), (b) and (c) for the payment of which the Issuer is responsible or liable as Guarantor,

provided, however, that Senior Debt shall not include:

(A) Debt of the Issuer that is by its terms subordinate in right of payment to the Notes, including any Subordinated Debt;

(B) any Debt Incurred in violation of the provisions of the Indenture;

(C) accounts payable or any other obligations of the Issuer to trade creditors created or assumed by the Issuer in the ordinary course of business in connection with the obtaining of materials or services (including Guarantees thereof or instruments evidencing such liabilities);

(D) any liability for Federal, state, local or other taxes owed or owing by the Issuer;

(E) any obligation of the Issuer to any of its Subsidiaries; or

(F) any obligations with respect to any Capital Stock of the Issuer.

“Senior Debt” of any Guarantor shall have a correlative meaning.

“Significant Subsidiary” means any “significant Subsidiary” of Hayes within the meaning of Rule 1-02 under Regulation S-X promulgated by the SEC.

“Standard Securitization Undertakings” means representations, warranties, covenants and indemnities entered into by Hayes or any Restricted Subsidiary which are reasonably customary in an accounts receivable securitization transaction.

“Stated Maturity” means, with respect to any security, the date specified in such security as the fixed date on which the payment of principal of such security is due and payable, including pursuant to any mandatory redemption provision (but excluding any provision providing for the repurchase of such security at the option of the holder thereof upon the happening of any contingency beyond the control of the Issuer unless such contingency has occurred).

“Subordinated Debt” means any Debt of the Issuer or any Guarantor (whether outstanding on the Issue Date or thereafter Incurred) that is subordinate or junior in right of payment to the Notes or the applicable Note Guarantee pursuant to a written agreement to that effect.

“Subsidiary” means, in respect of any Person, any corporation, company (including any limited liability company), association, partnership, joint venture or other business entity of which at least a majority of the total voting power of the Voting Stock is at the time owned or controlled, directly or indirectly, by:

(a) such Person;

(b) such Person and one or more Subsidiaries of such Person; or

(c) one or more Subsidiaries of such Person.

“Surviving Person” means the surviving Person formed by a merger, consolidation or amalgamation and, for purposes of the covenant described under “— Merger, Consolidation and Sale of Property,” a Person to whom all or substantially all of the Property of the Issuer or a Guarantor is sold, transferred, assigned, leased, conveyed or otherwise disposed.

“Unrestricted Subsidiary” means:

(a) any Subsidiary of Hayes that is designated after the Issue Date as an Unrestricted Subsidiary as permitted or required pursuant to the covenant described under “— Certain Covenants — Designation of Restricted and Unrestricted Subsidiaries” and is not thereafter redesignated as a Restricted Subsidiary as permitted pursuant thereto; and

(b) any Subsidiary of an Unrestricted Subsidiary.

“U.S. Dollar Equivalent” means, with respect to any monetary amount in a currency other than U.S. dollars, at any time of determination thereof, the amount of U.S. dollars obtained by converting such foreign currency involved in such computation into U.S. dollars at the spot rate for purchase of U.S. dollars with the applicable foreign currency as published in the Financial Times on the date two business days prior to such determination, provided, that if any such amount is subject to at least a coterminous Currency Exchange Protection Agreement with respect to U.S. dollars covering all principal, premium, if any, and interest payable on such amount, the amount of such currency will be as provided in the Currency Exchange Protection Agreement.

Whenever it is necessary to determine whether Hayes or a Restricted Subsidiary has complied with any covenant in the Indenture or a Default has occurred or is continuing and an amount is expressed in a currency other than U.S. dollars, such amount will be treated as the U.S. Dollar Equivalent determined as of the date such amount is initially determined in such currency.

“Voting Stock” of any Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

“Wholly Owned Restricted Subsidiary” means, at any time, a Restricted Subsidiary all the Voting Stock of which (except directors’ qualifying shares and other de minimis amounts of shares required to be issued to third parties pursuant to local law requirements) is at such time owned, directly or indirectly, by Hayes and its other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary” means, at any time, a Subsidiary all the Voting Stock of which (except directors’ qualifying shares and other de minimis amounts of shares required to be issued to third parties pursuant to local law requirements) is at such time owned, directly or indirectly, by Hayes and its other Wholly Owned Restricted Subsidiaries.

CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a general discussion of certain United States federal income tax consequences of (1) the exchange of the Restricted Notes for the Exchange Notes under the Exchange Offer and (2) the ownership and disposition of the Exchange Notes. This summary applies only to a holder of Restricted Notes that purchased the Restricted Notes for cash at the initial offering for the original offering price. This discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and existing and proposed Treasury regulations, and interpretations of the foregoing, all of which are subject to change or differing interpretation, possibly with retroactive effect.

This summary does not include any description of the tax laws of any state, local or non-United States government that may be applicable to a particular holder of Notes and does not consider any aspects of United States federal tax law other than income taxation. In addition, this summary does not address tax consequences applicable to holders of Notes that may be subject to special tax rules, such as dealers or traders in securities or foreign currencies, financial institutions or “financial services entities,” banks, thrifts, insurance companies, partnerships or other pass-through entities for United States federal income tax purposes, regulated investment companies, tax-exempt entities, persons that hold Notes as a part of a hedge, straddle, conversion transaction, constructive sale or other arrangement involving more than one position, persons who received Notes as compensation, persons who have elected mark-to-market accounting, persons liable for alternative minimum tax, or persons who have ceased to be United States citizens or to be taxed as resident aliens. This summary also does not address tax consequences to U.S. Holders (as defined below) whose “functional currency” is not the U.S. dollar. If a partnership holds Notes, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. A person that is a partner of a partnership holding the Restricted Notes should consult its tax advisor regarding the tax consequences of the acquisition, ownership and disposition of the Exchange Notes.

Holders of the Restricted Notes should consult their tax advisors in determining the particular United States federal income tax consequences to them of the acquisition, ownership and disposition of the Exchange Notes, as well as the application of state, local, foreign or other tax laws.

Exchange Offer

The exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offer will not be treated as a taxable event for United States federal income tax purposes. Consequently, a holder of Restricted Notes will not recognize gain or loss, for United States federal income tax purposes, as a result of exchanging Restricted Notes for Exchange Notes pursuant to the Exchange Offer. The holder’s holding period for the Exchange Notes will be the same as its holding period for the Restricted Notes and the holder’s adjusted tax basis in the Exchange Notes will be the same as its adjusted tax basis in the Restricted Notes as determined immediately before the exchange.

Ownership and Disposition of the Exchange Notes

Status of the Issuer for United States Federal Income Tax Purposes

The Issuer has elected to be treated as a disregarded entity for United States federal income tax purposes. Accordingly, for United States federal income tax purposes, the Exchange Notes will be treated as having been issued by HLI Opco, which is the Issuer’s sole owner for United States federal income tax purposes.

Consequences to U.S. Holders

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of the Exchange Notes that is, for United States federal income tax purposes: (a) an individual who is a citizen or resident of the United States; (b) a corporation (or other business entity treated as a corporation) created or organized in or under the laws of the United States or any state thereof (including the District of Columbia); (c) an estate the income of which is subject to United States federal income taxation regardless of its source; or (d) a trust if a court within the United States can exercise primary supervision over its administration, and one or more United States persons have the authority to control all of its substantial decisions, or a trust in existence on August 20, 1996 and treated as a United States person before such date that timely elected to continue to be treated as a United States person.

Payments of Interest

A U.S. Holder that uses the cash method of tax accounting will be required to include in income the U.S. dollar value of the euro-denominated interest payment on an Exchange Note based on the spot rate of exchange on the date of receipt. No foreign currency exchange gain or loss will be recognized with respect to the receipt of such payment (other than foreign currency exchange gain or loss realized on the disposition of the euros so received, see “— Transactions in Euros,” below).

A U.S. Holder that uses the accrual method of tax accounting will accrue interest income on an Exchange Note in euros and translate the amount accrued into U.S. dollars based on:

•	the average exchange rate in effect during the interest accrual period, or portion thereof within such holder’s taxable year; or

•	at such holder’s election, at the spot rate of exchange on (1) the last day of the accrual period, or the last day of the taxable year within such accrual period if the accrual period spans more than one taxable year, or (2) the date of receipt, if such date is within five business days of the last day of the accrual period.

Such election must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the Internal Revenue Service (the “IRS”). A U.S. Holder that uses the accrual method of tax accounting will recognize foreign currency exchange gain or loss on the receipt of an interest payment if the spot rate of exchange on the date the payment is received differs from the rate applicable to a previous accrual of that interest income. Such foreign currency exchange gain or loss will be treated as ordinary income or loss, but generally will not be treated as an adjustment to interest income received on the Exchange Notes.

Payment of Additional Amounts

If any foreign taxes are withheld with respect to interest payments on the Exchange Notes, a U.S. Holder would be required to include in income any Additional Amounts (as described under “Description of the Exchange Notes-Additional Amounts” in this prospectus) paid and any tax withheld from the interest payment, notwithstanding that such withheld tax is not in fact received by such U.S. Holder. A U.S. Holder may be entitled to deduct or credit this tax, subject to certain limitations (including that the election to deduct or credit foreign taxes applies to all foreign taxes for a particular year). Such interest income (including foreign taxes withheld from the interest payments and any Additional Amounts) on an Exchange Note generally will be considered United States source income and, for purposes of certain limitations imposed on the United States foreign tax credit, generally will be considered passive income. The calculation of foreign tax credits or deductions and the timing thereof for United States federal income tax purposes involves the application of complex rules that depend upon a U.S. Holder’s particular circumstances. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the creditability or deductibility of such taxes.

Disposition of the Exchange Notes

Upon the sale, exchange, retirement at maturity, redemption or other taxable disposition of an Exchange Note (collectively, a “disposition”), except as noted below with respect to foreign currency exchange gain or loss, a U.S. Holder generally will recognize capital gain or loss equal to the difference between the amount realized by such holder (except to the extent such amount is attributable to accrued but unpaid interest, which will be treated as ordinary interest income if such interest has not been previously included in income) and such holder’s adjusted tax basis in the Exchange Note. A holder’s adjusted tax basis in an Exchange Note will be the same as such holder’s adjusted tax basis in the Restricted Note surrendered in exchange for the Exchange Note, as determined immediately before the exchange. Upon the disposition of an Exchange Note, the amount realized by a U.S. Holder will generally be the U.S. dollar value of the euros received.

If the Exchange Notes are traded on an established securities market, a U.S. Holder that uses the cash method of tax accounting, and if it so elects, a U.S. Holder that uses the accrual method of tax accounting, will determine the U.S. dollar value of the amount of euros realized by translating such amount at the spot rate of exchange on the settlement date of the disposition. The election available to accrual basis U.S. Holders discussed above must be applied consistently by the U.S. Holder to all debt instruments from year to year and can be changed only with the consent of the IRS.

Any capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the Exchange Notes exceeds one year. A holder’s holding period for the Exchange Notes will include such holder’s holding period for the Restricted Notes surrendered in exchange for the Exchange Notes. Long-term capital gains recognized by non-corporate holders are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

Gain or loss recognized by a U.S. Holder on a disposition of an Exchange Note generally will be treated as ordinary income or loss to the extent that the gain or loss is attributable to changes in foreign currency exchange rates during the holder’s holding period for the Exchange Note. Such foreign currency exchange gain or loss will equal the difference between (1) the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date such payment is received or the Exchange Note is disposed of, and (2) the U.S. dollar value of the euro purchase price calculated at the spot rate of exchange on the date of purchase of the Restricted Note surrendered in exchange for the Exchange Note. The realization of such foreign currency exchange gain or loss will be limited to the amount of overall gain or loss realized on the disposition of the Exchange Note.

Transactions in Euros

Euros received as interest on, or on a disposition of, an Exchange Note will have a tax basis equal to their U.S. dollar value at the time such interest is received or at the time such proceeds from disposition are received. The amount of gain or loss recognized on a sale or other disposition of such euros will be equal to the difference between (1) the amount of U.S. dollars, or the fair market value in U.S. dollars of the other property received in such sale or other disposition, and (2) the U.S. Holder’s tax basis in such euros.

Information Reporting and Backup Withholding

Information reporting will generally apply to payments of principal and interest on an Exchange Note and to the proceeds of the disposition of an Exchange Note by U.S. Holders other than certain exempt recipients (such as corporations). In addition, backup withholding may apply to such payments if the U.S. Holder fails to provide its taxpayer identification number (which, in the case of an individual, is his or her social security number), a certification of exempt status or otherwise fails to comply with applicable backup withholding requirements, or if the U.S. Holder fails to report in full dividend and interest income. A U.S. Holder that does not provide such holder’s correct taxpayer identification number may be subject to penalties imposed by the IRS.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a U.S. Holder’s United States federal income tax liability, provided that the requisite procedures are followed and certain information is provided to the IRS.

Consequences to Non-U.S. Holders

For purposes of this discussion, a Non-U.S. Holder is a beneficial owner of Exchange Notes that is not a partnership and is not a U.S. Holder.

Payments of Interest

Under current United States federal income tax law, withholding of United States federal income tax will not apply to a payment of interest (including any Additional Amounts) on an Exchange Note to a Non-U.S. Holder if such interest is not effectively connected with the conduct of a United States trade or business by such holder, provided that:

(1) the beneficial owner provides a statement signed under penalties of perjury that includes its name and address and certifies that it is a Non-U.S. Holder in compliance with applicable requirements;

(2) the holder does not actually or constructively own 10 percent or more of the total combined voting power of all classes of HLI Opco’s stock entitled to vote; and

(3) the holder is not a controlled foreign corporation related to HLI Opco through stock ownership.

Interest paid to a Non-U.S. Holder that does not qualify for the above exemption from withholding tax will generally be subject to withholding of United States federal income tax at a rate of 30 percent, unless the Non-U.S. Holder provides the Issuer or its paying agent with a properly executed IRS Form W-8BEN claiming an exemption from (or reduction in) withholding under the benefit of an applicable tax treaty.

A payment of interest that is effectively connected with the conduct of a United States trade or business by a Non-U.S. Holder will not be subject to withholding of United States federal income tax as long as such Non-U.S. Holder provides the Issuer or its paying agent with a properly executed IRS Form W-8ECI or IRS Form W-8BEN, as applicable.

If a Non-U.S. Holder is engaged in a trade or business in the United States (and, if certain tax treaties apply, if the Non-U.S. Holder maintains a permanent establishment within the United States) and the interest on the Exchange Notes is effectively connected with the conduct of that trade or business (and, if certain tax treaties apply, attributable to that permanent establishment), such Non-U.S. Holder will be subject to United States federal income tax on the interest on a net income basis in the same manner as if such Non-U.S. Holder were a U.S. Holder. In addition, a Non-U.S. Holder that is a foreign corporation that is engaged in a trade or business in the United States may be subject to a branch profits tax at a rate of 30 percent (or at a reduced rate under an applicable tax treaty).

Disposition of the Exchange Notes

Any gain realized on the disposition of an Exchange Note generally will not be subject to United States federal income tax unless:

•	that gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if certain tax treaties apply, is attributable to a permanent establishment maintained by the Non-U.S. Holder within the United States); or

•	the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of the disposition and certain other conditions are met.

If the first exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax with respect to such gain in the same manner as a U.S. Holder, as described above, unless an applicable tax treaty provides otherwise. Additionally, Non-U.S. Holders that are corporations could be subject to a branch profits tax at rate of 30 percent (or at a reduced rate under an applicable tax treaty). If the second exception applies, the Non-U.S. Holder generally will be subject to United States federal income tax at a rate of 30 percent (or at a reduced rate under an applicable tax treaty) on the amount by which capital gains allocable to United States sources (including gains from the disposition of the Exchange Note) exceed capital losses allocable to United States sources.

Information Reporting and Backup Withholding

In general, backup withholding and information reporting will not apply to a payment of interest on an Exchange Note to a Non-U.S. Holder, or to proceeds from the disposition of an Exchange Note by a Non-U.S. Holder, in each case, if the holder certifies under penalties of perjury that it is a Non-U.S. Holder and neither the Issuer nor its paying agent has actual knowledge to the contrary. Any amounts withheld under the backup withholding rules will be allowed as a credit against the Non-U.S. Holder’s United States federal income tax liability provided the required information is timely furnished to the IRS. In certain circumstances, the amount of payments made on such Exchange Note, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Non-U.S. Holders are urged to consult their United States tax advisors as to their exemption from backup withholding and the procedure for obtaining such an exemption.

Reportable Transactions

Treasury regulations issued under the Code that are intended to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the Treasury regulations, certain transactions are required to be reported to the IRS, including, in certain circumstances, a disposition of an Exchange Note or foreign currency received in respect of an Exchange Note to the extent that such disposition results in a tax loss in excess of a threshold amount. Holders should consult their own tax advisors to determine the tax reporting obligations, if any, with respect to an investment in the Exchange Notes, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

LUXEMBOURG TAXATION

The following is a general discussion of certain Luxembourg tax consequences of the exchange of the Restricted Notes for the Exchange Notes as well as the ownership and the disposition of the Exchange Notes. This discussion does not purport to be a comprehensive description of all tax considerations that would derive from the abovementioned situations. In particular, this discussion does not consider any specific facts or circumstances that may apply to a particular holder of Notes. This summary is based on the laws of Luxembourg currently in force and as applied on the date of this prospectus, which are subject to change, possibly with retroactive effect.

Holders of Restricted Notes are advised to consult their own tax advisors as to the tax consequences of the Exchange Offer and the ownership and disposition of the Exchange Notes, including the effect of any state or local taxes, under the tax laws of Luxembourg and each country of which they are residents.

The Exchange of Restricted Notes for Exchange Notes

The summary set out in this section only applies to a holder of Restricted Notes who is neither resident nor deemed to be resident in Luxembourg for purposes of Luxembourg income tax, corporation tax, or net wealth tax, as the case may be (a “Non-Resident holder”).

The exchange of Restricted Notes for Exchange Notes pursuant to the Exchange Offer will not give rise to any income tax, value added tax, registration tax, stamp duty or any other tax in Luxembourg for a Non-Resident holder of Restricted Notes, provided that the holding of Restricted Notes is not effectively connected to a permanent establishment in Luxembourg through which the holder carries on a business or trade in Luxembourg.

The Ownership and Disposition of the Exchange Notes

Withholding taxes

Under the existing laws of Luxembourg and except as provided for by the Luxembourg laws of June 21, 2005, and December 23, 2005, implementing the “EU Savings Tax Directive” (as described below) and a domestic savings withholding tax, respectively, there is no withholding tax on the payment of interest on, or reimbursement of principal of the Exchange Notes or on payments made under the Guarantee made to holders of the Exchange Notes.

Under the Luxembourg law of June 21, 2005 implementing the EU Savings Tax Directive and as a result of ratification by Luxembourg of certain related Accords with the relevant dependent and associated territories, payments of interest or similar income made or ascribed by a paying agent established in Luxembourg to or for the immediate benefit of an individual or certain residual entities, who, as a result of an identification procedure implemented by the paying agent, are identified as residents or are deemed to be residents of an EU Member State other than Luxembourg or certain of those dependent or associated territories referred to under the “EU Savings Tax Directive” below, will be subject to a withholding tax unless the relevant beneficiary has adequately instructed the relevant paying agent to provide details of the relevant payments of interest or similar income to the Luxembourg tax authorities or has provided a tax certificate from his or her tax authority in the format required by law to the relevant paying agent. Where withholding tax is applied, it will be levied at a rate of 15% during the first three-year period starting July 1, 2005, at a rate of 20% for the subsequent three-year period and at a rate of 35% thereafter.

In this section, “interest”, “residual entities” and “paying agent” have the meaning given thereto in the Luxembourg law of June 21, 2005 (or the relevant Accords). “Interest” will include accrued or capitalized interest at the sale, repayment or redemption of the Exchange Notes. “Residual entities” includes, in general, all entities established in the EU and certain dependent or associated territories other than legal entities, undertakings for collective investments in transferable securities (UCITS) authorized under the directive 85/611/CEE, and entities taxed as enterprises. “Paying agent” is defined broadly for this purpose and in the context of the Exchange Notes means any economic operator established in Luxembourg who pays interest on the Exchange Notes to or ascribes the payment of such interest to or for the immediate benefit of the beneficial owner, whether the operator is, or acts on behalf of, the Issuer or the relevant Guarantor or is instructed by the beneficial owner to collect such payment of interest.

Further, according to the law of December 23, 2005, interest payments on the Exchange Notes paid by a Luxembourg paying agent will be subject to a withholding tax of 10%, which will operate a full discharge of income tax due on such payments, in the following cases:

(i) if such payments are made for the immediate benefit of individuals resident in Luxembourg; or

(ii) if such payments are made to residual entities for the benefit of Luxembourg resident individuals. The withholding tax shall not apply if the residual entity elects to exchange information or elects to be treated as a UCITS.

Interest on Exchange Notes paid by a Luxembourg paying agent to residents of Luxembourg which are not individuals will not be subject to any withholding tax.

Taxes on income, capital gains and wealth

The summary set out in this section only applies to a Non-Resident holder of Exchange Notes.

A Non-Resident holder of Exchange Notes will not be subject to any Luxembourg taxes on income or capital gains in respect of any benefit derived or deemed to be derived from the Exchange Notes, including any payment under the Exchange Notes and any gain realised on the disposition of the Exchange Notes, provided that the ownership of Exchange Notes is not effectively connected to a permanent establishment in Luxembourg through which the holder carries on a business or trade in Luxembourg. In addition, a Non-Resident holder of Exchange Notes will not be subject to any Luxembourg net wealth tax with regard to the Exchange Notes.

Luxembourg gift and inheritance taxes

Inheritance tax is levied in Luxembourg at progressive rates (depending on the value of the assets inherited and the degree of relationship). No Luxembourg inheritance tax will be due in respect of the Exchange Notes unless the holder of the Exchange Notes resides in Luxembourg at the time of his or her death. No gift tax is due upon the donation of the Exchange Notes unless such donation is registered in Luxembourg (which is generally not required).

Other taxes

There is no Luxembourg registration tax, stamp duty or any other similar tax or duty payable on the issue or transfer of the Exchange Notes.

The ownership, disposition or redemption of the Exchange Notes will not trigger Luxembourg value added tax. Further, Luxembourg value added tax will not be charged on payments of interest or principal under the Exchange Notes.

The EU Savings Tax Directive

On June 3, 2003 the Council of the European Union approved a directive regarding the taxation of interest income (the “EU Savings Tax Directive”). Accordingly, each EU Member State must require paying agents (within the meaning of such directive) established within its territory to provide to the competent authority of this state details of the payment of interest made to any individual resident in another EU Member State as the beneficial owner of the interest. The competent authority of the EU Member State of the paying agent (within the meaning of the EU Savings Tax Directive) is then required to communicate this information to the competent authority of the EU Member State of which the beneficial owner of the interest is a resident.

For a transitional period, Austria, Belgium and Luxembourg may opt instead to withhold tax from interest payments (within the meaning of the EU Savings Tax Directive) at a rate of 15% for the first three years from application of the provisions of such directive, of 20% for the subsequent three years and of 35% from the seventh year after application of the provisions of such directive.

In conformity with the prerequisites for the application of the EU Savings Tax Directive, Switzerland, Liechtenstein, San Marino, Monaco and Andorra have confirmed that from July 1, 2005 they will apply measures equivalent to those contained in such directive, in accordance with agreements entered into by them with the European Community. It has also been confirmed that certain dependent or associated territories (the Channel Islands, the Isle of Man and certain dependent or associated territories in the Caribbean) will apply from that same date an automatic exchange of information or, during the transitional period described above, a withholding tax in the described manner. Consequently, the Council of the European Union noted that the conditions have been met to enable the provisions of the EU Savings Tax Directive to enter into force as from July 1, 2005.

PLAN OF DISTRIBUTION

Until ninety (90) days after the date of this prospectus, all dealers effecting transactions in the Exchange Notes, whether or not participating in this distribution, may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Each broker-dealer that receives Exchange Notes for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such Exchange Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of Exchange Notes received in exchange for Restricted Notes only where such Restricted Notes were acquired as a result of market-making activities or other trading activities. We have agreed that, for a period of ninety (90) days from the date on which the Exchange Offer is consummated, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale. In addition, until          , 2007, all dealers effecting transactions in the Exchange Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of Exchange Notes by broker-dealers. Exchange Notes received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the Exchange Notes or a combination of such methods of resale, at prices related to such prevailing market prices or at negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any Exchange Notes. Any broker-dealer that resells Exchange Notes that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such Exchange Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of Exchange Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of ninety (90) days from the date on which the Exchange Offer is consummated, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay substantially all expenses incident to the Exchange Offer and will indemnify the holders of the Notes, including any broker-dealers, against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

Certain legal matters with respect to the validity of the Exchange Notes offered hereby will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP.

EXPERTS

The consolidated balance sheets of Hayes Lemmerz International, Inc. and subsidiaries (the Company) as of January 31, 2007 and 2006, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended January 31, 2007, and the related financial statement schedule, and management’s assessment of the effectiveness of internal control over financial reporting as of January 31, 2007, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The report dated April 5, 2007 states that effective February 1, 2006 the Company adopted Statement of Financial Accounting Standards No. 123(R), Share-Based Payment, and effective January 31, 2007 the Company adopted Statement of Financial Accounting Standards No. 158, Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans — an amendment of FASB No. 87, 88, 106 and 132(R.). The report also states that for the year ended January 31, 2005 the Company eliminated the one-month lag previously related to the consolidation of the financial statements of international subsidiaries.

INCORPORATION BY REFERENCE

This prospectus “incorporates by reference” information that we have filed with the SEC under the Exchange Act, which means that we are disclosing important information to you by referring you to those documents. Any statement contained in this prospectus or in any document incorporated or deemed to be incorporated by reference into this prospectus will be deemed modified or superseded for the purposes of this prospectus to the extent that a statement contained in this prospectus or any subsequently filed document which also is, or is deemed to be, incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus. Accordingly, we incorporate by reference the specific documents listed below and any future filings made with the SEC after the date hereof under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act which will be deemed to be incorporated by reference into this prospectus and to be part of this prospectus from the date we subsequently file such reports and documents until the termination of this offering:

•	Our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed with the SEC on April 9, 2007;

•	Our Quarterly Report on Form 10-Q for the period ended April 30, 2007, filed with the SEC on June 8, 2007;

•	Our Current Report on Form 8-K that was filed with the SEC on February 2, 2007 (other than information contained in the Current Report that is furnished, but not filed); and

•	Our Current Report on Form 8-K that was filed with the SEC on February 12, 2007 (other than information contained in the Current Report that is furnished, but not filed); and

•	Our Current Report on Form 8-K that was filed with the SEC on February 21, 2007 (other than information contained in the Current Report that is furnished, but not filed); and

•	Our Current Report on Form 8-K that was filed with the SEC on February 26, 2007 (other than information contained in the Current Report that is furnished, but not filed); and

•	Our Amended Current Report on Form 8-K/A that was filed with the SEC on March 16, 2007 (other than information contained in the Current Report that is furnished, but not filed); and

•	Our Current Report on Form 8-K that was filed with the SEC on April 3, 2007 (other than information contained in the Current Report that is furnished, but not filed); and

•	Our Current Report on Form 8-K that was filed with the SEC on April 4, 2007 (other than information contained in the Current Report that is furnished, but not filed); and

•	Our Current Report on Form 8-K that was filed with the SEC on April 18, 2007 (other than information contained in the Current Report that is furnished, but not filed);

•	Our Current Report on Form 8-K that was filed with the SEC on May 7, 2007 (other than information contained in the Current Report that is furnished, but not filed);

•	Our Current Reports on Form 8-K that were filed with the SEC on May 9, 2007 (other than information contained in the Current Reports that is furnished, but not filed);

•	Our Current Report on Form 8-K that was filed with the SEC on May 15, 2007 (other than information contained in the Current Report that is furnished, but not filed);

•	Our Current Report on Form 8-K that was filed with the SEC on May 25, 2007 (other than information contained in the Current Report that is furnished, but not filed);

•	Our Current Report on Form 8-K that was filed with the SEC on June 1, 2007 (other than information contained in the Current Report that is furnished, but not filed);

•	Our Current Report on Form 8-K that was filed with the SEC on June 5, 2007 (other than information contained in the Current Report that is furnished, but not filed);

•	Our Current Reports on Form 8-K that were filed with the SEC on June 7, 2007 (other than information contained in the Current Reports that is furnished, but not filed);

•	Our Current Reports on Form 8-K that were filed with the SEC on July 23, 2007 (other than information contained in the Current Reports that is furnished, but not filed);

•	Our Current Report on Form 8-K that was filed with the SEC on July 25, 2007 (other than information contained in the Current Report that is furnished, but not filed);

•	Our Current Report on Form 8-K that was filed with the SEC on August 16, 2007 (other than information contained in the Current Report that is furnished, but not filed); and

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC May 31, 2007.

We will provide without charge to each person to whom a copy of this prospectus has been delivered a copy of any and all of these filings. You may request a copy of these filings by writing or telephoning us at:

Hayes Lemmerz International, Inc.
15300 Centennial Drive
Northville, Michigan 48168
Attention: Corporate Secretary
(734) 737-5000

WHERE YOU CAN FIND MORE INFORMATION

Hayes is subject to the information reporting requirements of the Exchange Act, and, in accordance with these requirements, Hayes is required to file periodic reports and other information with the SEC. The reports and other information filed by Hayes with the SEC may be inspected and copied at the public reference facilities maintained by the SEC as described below.

Hayes Lemmerz Finance LLC — Luxembourg S.C.A. is not required to file annual, quarterly, current or other reports with the SEC under the Exchange Act. Accordingly, the Issuer does not file separate financial statements with the SEC and does not independently publish its financial statements. There are no separate financial statements of the Issuer included or incorporated by reference in this prospectus. The Issuer and Hayes do not believe these financial statements would be helpful because:

•	the Issuer is an indirect wholly-owned subsidiary of Hayes, which files consolidated financial information under the Exchange Act;

•	the Issuer does not have independent operations; its principal purpose is to serve as the issuer of the Notes and the borrower under the New Credit Facility, as well as to provide intercompany financing to certain subsidiaries of Hayes and to manage cash pooling arrangements and certain other financial activities for its subsidiaries, and to conduct activities that may be required in connection therewith; and

•	Hayes unconditionally and irrevocably guarantees the Notes of the Issuer.

You may copy and inspect any materials that we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information about the operation of the public reference rooms. The Securities and Exchange Commission also maintains an internet website at http://www.sec.gov that contains our filed reports, proxy and information statements, and other information that we file electronically with the SEC. Additionally, we make these filings available, free of charge, on our website at www. hayes-lemmerz.com as soon as reasonably practicable after we electronically file such materials with, or furnish them to, the SEC. The information on our website, other than these filings, is not, and should not be, considered part of this prospectus, is not incorporated by reference into this document, and should not be relied upon in connection with making any investment decision with respect to the Notes.

You may also request a copy of the Notes, the indenture governing the Notes, the related Registration Rights Agreement, any SEC filings, and any information required by Rule 144A(d)(4) under the Securities Act during any period in which we are not subject to Section 13 or 15(d) of the Exchange Act, at no cost, by contacting:

Hayes Lemmerz International, Inc.
15300 Centennial Drive
Northville, Michigan 48168
Attention: Corporate Secretary

Hayes Lemmerz Finance LLC — Luxembourg S.C.A.

Guaranteed by Hayes Lemmerz International, Inc.

OFFER TO EXCHANGE

€130 million aggregate principal amount of 8.25% Senior Notes due 2015 that have been registered under the Securities Act of 1933, as amended, in exchange for €130 million aggregate principal amount of outstanding 8.25% Senior Notes due 2015

PROSPECTUS

Until          , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers’
obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotment or subscriptions.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Directors and Officers.

Hayes Lemmerz Finance LLC — Luxembourg S.C.A.

General Liability Principles for Managers of a Luxembourg société en commandite par actions (“S.C.A.”)

The managers of an S.C.A. are liable in accordance with the general provisions on directors’/managers’ liability. Article 59, first paragraph of the Luxembourg law of 10 August 1915 on commercial companies, as amended (which article also applies to managers of an S.C.A.), provides that managers are liable to the company, in accordance with the general provisions of Luxembourg law, for the execution of the mandate for which they have been appointed and for the faults committed during their management. In addition and pursuant to article 59, second paragraph, the managers are jointly and severally liable either to the company or to third parties for all damages resulting from infringements of the law or of the company’s articles of incorporation. Furthermore and under article 495 of the Luxembourg Commercial Code, managers may be declared personally bankrupt if (i) they abusively pursued, for their interest, a non profitable business which resulted in the company becoming insolvent or (ii) they disposed of corporate assets in the same manner as if those had been their own personal assets or (iii) they carried out business on behalf of the company for their personal interest.

In addition to the above general liability principles, the managers of an S.C.A. must, as a rule, be at the same time general partners of the S.C.A. In their capacity as general partners of the S.C.A., they incur personal and unlimited liability for the debts and obligations of the S.C.A.

The Articles of Association of Hayes Finance LLC — Luxembourg S.C.A. (the “Issuer”) provide that the Issuer is managed by the managing shareholder. The Articles of Association of the Issuer provide that, to the extent permissible under Luxembourg law, the managing shareholder, other officers of the Issuer, and those to whom signatory powers have been validly delegated shall be indemnified out of the assets of the Issuer against all costs, charges, losses, damages and expenses incurred or sustained by them in connection with any actions, claims, suits or proceedings to which they may be made a party by reason of being or having been managers, officers or delegates of the Issuer, by reason of any transaction carried out by the Issuer, any contract entered into or any action performed, concurred in, or omitted, in connection with the execution of their duties save for liabilities and expenses arising from their gross negligence or willful default, in each case without prejudice to any other rights to which such persons may otherwise be entitled. The Articles of Association also provide that the managing shareholder is jointly and severally liable for all liabilities of the Issuer to the extent that such liabilities cannot be paid out of the assets of the Issuer.

Liability and Indemnification of the Members of the Supervisory Board of a Luxembourg S.C.A.

The audit of the annual accounts of the Issuer is entrusted to a supervisory board composed of three statutory auditors.

Insofar as the liability of the statutory auditors results from their duties of supervision and control, their liability shall be determined according to the same general rules as those applicable to the liability of managers.

The statutory auditors do not assume, by reason of their position, any personal liability in relation to commitments properly made by them in the name of the Issuer. They are authorized agents only and are therefore merely responsible for the execution of their mandate.

The Articles of Association of the Issuer provide that, to the extent permissible under Luxembourg law, the members of the Supervisory Board shall be indemnified out of the assets of the Issuer against all costs, charges, losses, damages and expenses incurred or sustained by them in connection with any actions, claims, suits or proceedings to which they may be made a party by reason of being or having been members of the Supervisory Board, in connection with the execution of their duties save for liabilities and expenses arising from their gross negligence or willful default, in each case without prejudice to any other rights to which they may be entitled.

Hayes Lemmerz International, Inc.

The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the amended certificate of incorporation and by-laws of Hayes Lemmerz International, Inc., a Delaware corporation (“Hayes”).

Section 145 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

In the case of an action by or in the right of the corporation, Section 145 of the DGCL permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by reason of the fact that the person is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit, or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue, or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 of the DGCL also permits a Delaware corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145 of the DGCL.

Article ELEVENTH of the Certificate of Incorporation of Hayes and Article VIII of the By-Laws of Hayes provide that Hayes shall, to the fullest extent permitted by applicable law, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending, or completed action, suit, or proceeding by reason of the fact that he is or was, or has agreed to become, a director or officer of hayes, or is or was serving at the written request of Hayes, as a director, officer, trustee, partner, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnification provided for in the By-Laws of Hayes is expressly not exclusive of any other rights to which those seeking indemnification may be entitled under any law, agreement, or vote of stockholders or disinterested directors or otherwise. The By-Laws also provide that Hayes shall have the power to purchase and maintain insurance to protect Hayes and any director, officer, employee, or agent of Hayes or another corporation, partnership, joint venture, trust, or other enterprise against any such expense, liability or loss, whether or not Hayes would have the power to indemnify such persons against such expense, liability or loss under the DGCL.

Hayes maintains an insurance policy on behalf of Hayes and its subsidiaries, and on behalf of the directors and officers thereof, covering certain liabilities that may arise as a result of the actions of such directors and officers.

Section 102(b)(7) of the DGCL allows a Delaware corporation to eliminate or limit the personal liability of directors to a corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase or redemption in violation of Delaware corporate law or obtained an improper personal benefit.

Pursuant to Section 102(b)(7) of the DGCL, Article SEVENTH of the Certificate of Incorporation of Hayes eliminates a director’s personal liability for monetary damages to Hayes and its stockholders for breaches of fiduciary duty as a director, except in circumstances involving a breach of a director’s duty of loyalty to Hayes or its stockholders, acts or omissions not in good faith or which involve intentional misconduct or knowing violations of the law, the unlawful payment of dividends or repurchase of stock, or self-dealing.

Item 21.	Exhibits and Financial Statement Schedules.

See the “Exhibit Index” following the signature pages hereto.

Item 22.	Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the Plan of Distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

EXHIBIT INDEX

2.1		Modified First Amended Joint Plan of Reorganization of Hayes Lemmerz International, Inc. and Its Affiliated Debtors and Debtors in Possession, as Further Modified (incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K, filed May 21, 2003).
2.2		Agreement and Plan of Merger, dated as of June 3, 2003, by and between Hayes Lemmerz International, Inc. and HLI Operating Company, Inc. (incorporated by reference to Exhibit 2.3 to our Current Report on Form 8-K filed June 3, 2003).
3	.1**	Articles of Association of Hayes Lemmerz Finance LLC — Luxembourg S.C.A.
3.2		Certificate of Incorporation of Hayes Lemmerz International, Inc. (f/k/a HLI Holding Company, Inc.) (incorporated by reference to Exhibit 3.1 to our Form 8-A/A, filed June 4, 2003).
3.3		Amendment to the Certificate of Incorporation of Hayes Lemmerz International, Inc. (f/k/a HLI Holding Company, Inc.) (incorporated by reference to Exhibit 3.2 to our Form 8-A/A, filed June 4, 2003).
3.4		Amendment to the Certificate of Incorporation of Hayes Lemmerz International, Inc., effective as of May 15, 2007 (incorporated by reference to Appendix D to our definitive proxy statement on Schedule 14A for the Special Meeting of Stockholders of Hayes Lemmerz International, Inc., filed on April 18, 2007).
3.5		By-Laws of Hayes Lemmerz International, Inc. (f/k/a HLI Holding Company, Inc.) (incorporated by reference to Exhibit 3.3 to our Form 8-A/A, filed June 4, 2003).
3.6		Amendment to By-Laws of Hayes Lemmerz International, Inc. (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K filed April 18, 2007).
3.7		Certificate of Incorporation of HLI Parent Company, Inc., as amended (incorporated by reference to Exhibit 3.5 to our Registration Statement on Form S-4, filed July 31, 2003).
3.8		By-Laws of HLI Parent Company, Inc. (incorporated by reference to Exhibit 3.6 to our Registration Statement on Form S-4, filed July 31, 2003).
3.9		Amended and Restated Certificate of Incorporation of HLI Operating Company, Inc. (incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-4, filed July 31, 2003.
3.10		By-Laws of HLI Operating Company, Inc. (incorporated by reference to Exhibit 3.2 to our Registration Statement on Form S-4, filed July 31, 2003).
3.11		Certificate of Incorporation of HLI Wheels Holding Company, Inc (incorporated by reference to Exhibit 3.7 to our Registration Statement on Form S-4, filed July 31, 2003).
3.12		By-Laws of HLI Wheels Holding Company, Inc. (incorporated by reference to Exhibit 3.8 to our Registration Statement on Form S-4, filed July 31, 2003).
3.13		Certificate of Incorporation of Hayes Lemmerz International — California, Inc., as amended (f/k/a Western Wheel Corporation) (incorporated by reference to Exhibit 3.25 to our Registration Statement on Form S-4, filed July 31, 2003).
3.14		By-Laws of Hayes Lemmerz International — California, Inc., as amended (f/k/a Western Wheel Corporation) (incorporated by reference to Exhibit 3.26 to our Registration Statement on Form S-4, filed July 31, 2003).
3	.15*	Amendment to By-Laws of Hayes Lemmerz International — California, Inc., effective as of April 8, 2005.
3.16		Certificate of Incorporation of Hayes Lemmerz International — Georgia, Inc., as amended (f/k/a Western Wheel Georgia, Inc.) (incorporated by reference to Exhibit 3.27 to our Registration Statement on Form S-4, filed July 31, 2003).
3.17		By-Laws of Hayes Lemmerz International — Georgia, Inc., as amended (f/k/a Western Wheel Georgia, Inc.) (incorporated by reference to Exhibit 3.28 to our Registration Statement on Form S-4, filed July 31, 2003).
3	.18*	Amendment to By-Laws of Hayes Lemmerz International — Georgia, Inc., effective as of April 8, 2005.
3.19		Certificate of Incorporation of Hayes Lemmerz International — Howell, Inc. (f/k/a Cast Forge Corporation) (incorporated by reference to Exhibit 3.31 to our Registration Statement on Form S-4, filed July 31, 2003).

3.20		By-Laws of Hayes Lemmerz International — Howell, Inc., as amended (f/k/a Cast Forge Corporation) (incorporated by reference to Exhibit 3.32 to our Registration Statement on Form S-4, filed July 31, 2003).
3	.21*	Amendment to By-Laws of Hayes Lemmerz International — Howell, Inc., effective as of April 8, 2005.
3.22		Certificate of Incorporation of Hayes Lemmerz International — Huntington, Inc., as amended (f/k/a K-H Acquisition Corporation) (incorporated by reference to Exhibit 3.33 to our Registration Statement on Form S-4, filed July 31, 2003).
3.23		By-Laws of Hayes Lemmerz International — Huntington, Inc., as amended (incorporated by reference to Exhibit 3.34 to our Registration Statement on Form S-4, filed July 31, 2003).
3	.24*	Amendment to By-Laws of Hayes Lemmerz International — Huntington, Inc., effective as of April 8, 2005.
3.25		Certificate of Incorporation of Hayes Lemmerz International Import, Inc., as amended (f/k/a Hayes Wheels Aftermarket, Inc.) (incorporated by reference to Exhibit 3.75 to our Registration Statement on Form S-4, filed July 31, 2003).
3.26		By-Laws of Hayes Lemmerz International Import, Inc. (f/k/a Hayes Wheels Aftermarket, Inc.) (incorporated by reference to Exhibit 3.76 to our Registration Statement on Form S-4, filed July 31, 2003).
3	.27*	Amendment to By-Laws of Hayes Lemmerz International Import, Inc., effective as of April 8, 2005.
3.28		Certificate of Incorporation of Hayes Lemmerz International — Sedalia, Inc. (incorporated by reference to Exhibit 3.19 to our Registration Statement on Form S-4, filed July 31, 2003).
3.29		By-Laws of Hayes Lemmerz International — Sedalia, Inc. (incorporated by reference to Exhibit 3.20 to our Registration Statement on Form S-4, filed July 31, 2003).
3.30		Certificate of Incorporation of HLI Commercial Highway Holding Company Inc., Inc. (incorporated by reference to Exhibit 3.11 to our Registration Statement on Form S-4, filed July 31, 2003).
3.31		By-Laws of HLI Commercial Highway Holding Company, Inc. (incorporated by reference to Exhibit 3.12 to our Registration Statement on Form S-4, filed July 31, 2003).
3.32		Certificate of Incorporation of Hayes Lemmerz International — Commercial Highway, Inc. (incorporated by reference to Exhibit 3.23 to our Registration Statement on Form S-4, filed July 31, 2003).
3.33		By-Laws of Hayes Lemmerz International — Commercial Highway, Inc. (incorporated by reference to Exhibit 3.24 to our Registration Statement on Form S-4, filed July 31, 2003).
3.34		Certificate of Incorporation of HLI Powertrain Holding Company, Inc. (incorporated by reference to Exhibit 3.9 to our Registration Statement on Form S-4, filed July 31, 2003).
3.35		By-Laws of HLI Powertrain Holding Company, Inc. (incorporated by reference to Exhibit 3.10 to our Registration Statement on Form S-4, filed July 31, 2003).
3.36		Certificate of Incorporation of Hayes Lemmerz International — Wabash, Inc., as amended (f/k/a Wabash Cast Aluminum Inc.) (incorporated by reference to Exhibit 3.65 to our Registration Statement on Form S-4, filed July 31, 2003).
3.37		By-Laws of Hayes Lemmerz International — Wabash, Inc., as amended (f/k/a Wabash Cast Aluminum Inc.) (incorporated by reference to Exhibit 3.66 to our Registration Statement on Form S-4, filed July 31, 2003).
3	.38*	Amendment to By-Laws of Hayes Lemmerz International — Wabash, Inc., effective as of May 25, 2007.
3.39		Certificate of Incorporation of Hayes Lemmerz International — Laredo, Inc., as amended (f/k/a CMI — Texas, Inc.) (incorporated by reference to Exhibit 3.51 to our Registration Statement on Form S-4, filed July 31, 2003).
3.40		By-Laws of Hayes Lemmerz International — Laredo, Inc. (f/k/a CMI — Texas, Inc.) (incorporated by reference to Exhibit 3.52 to our Registration Statement on Form S-4, filed July 31, 2003).
3.41		Certificate of Incorporation of HLI Brakes Holding Company, Inc. (incorporated by reference to Exhibit 3.13 to our Registration Statement on Form S-4, filed July 31, 2003).
3.42		By-Laws of HLI Brakes Holding Company, Inc. (incorporated by reference to Exhibit 3.14 to our Registration Statement on Form S-4, filed July 31, 2003).
3.43		Certificate of Incorporation of Hayes Lemmerz International — Homer, Inc., as amended (f/k/a MWC Acquisition Sub, Inc.) (incorporated by reference to Exhibit 3.29 to our Registration Statement on Form S-4, filed July 31, 2003).

3.44		By-Laws of Hayes Lemmerz International — Homer, Inc. (f/k/a MWC Acquisition Sub, Inc.) (incorporated by reference to Exhibit 3.30 to our Registration Statement on Form S-4, filed July 31, 2003).
3.45		Certificate of Incorporation of HLI Suspension Holding Company, Inc., as amended (f/k/a CMI Industries, Inc.) (incorporated by reference to Exhibit 3.43 to our Registration Statement on Form S-4, filed July 31, 2003).
3	.46*	Amendment to Certificate of Incorporation of HLI Suspension Holding Company, Inc., (f/k/a Hayes Lemmerz International — CMI, Inc.), effective as of March 1, 2004.
3.47		By-Laws of HLI Suspension Holding Company, Inc. (incorporated by reference to Exhibit 3.44 to our Registration Statement on Form S-4, filed July 31, 2003).
3.48		Certificate of Incorporation of HLI Services Holding Company, Inc. (incorporated by reference to Exhibit 3.15 to our Registration Statement on Form S-4, filed July 31, 2003).
3.49		By-Laws of HLI Services Holding Company, Inc. (incorporated by reference to Exhibit 3.16 to our Registration Statement on Form S-4, filed July 31, 2003).
3.50		Certificate of Incorporation of Hayes Lemmerz International — Technical Center, Inc. (f/k/a CMI — Tech Center, Inc.) (incorporated by reference to Exhibit 3.61 to our Registration Statement on Form S-4, filed July 31, 2003).
3.51		By-Laws of Hayes Lemmerz International — Technical Center, Inc. (f/k/a CMI — Tech Center, Inc.) (incorporated by reference to Exhibit 3.62 to our Registration Statement on Form S-4, filed July 31, 2003).
3.52		Certificate of Incorporation of HLI Realty, Inc. (f/k/a T C Realty, Inc.) (incorporated by reference to Exhibit 3.69 to our Registration Statement on Form S-4, filed July 31, 2003).
3.53		By-Laws of HLI Realty, Inc., as amended (f/k/a T C Realty, Inc.) (incorporated by reference to Exhibit 3.70 to our Registration Statement on Form S-4, filed July 31, 2003).
3.54		Certificate of Incorporation of Hayes Lemmerz International — Kentucky, Inc., as amended (f/k/a Asahi Motor Wheel Company, Inc.) (incorporated by reference to Exhibit 3.35 to our Registration Statement on Form S-4, filed July 31, 2003).
3	.55*	Amendment to Certificate of Incorporation of Hayes Lemmerz International — Kentucky, Inc., effective as of April 8, 2005.
3.56		By-Laws of Hayes Lemmerz International — Kentucky, Inc., as amended (f/k/a Asahi Motor Wheel Company, Inc.) (incorporated by reference to Exhibit 3.36 to our Registration Statement on Form S-4, filed July 31, 2003).
3	.57*	Amendment to By-Laws of Hayes Lemmerz International — Kentucky, Inc., effective as of April 8, 2005.
3.58		Certificate of Incorporation of HLI Netherlands Holding, Inc., as amended (f/k/a Sandman Corporation) (incorporated by reference to Exhibit 3.73 to our Registration Statement on Form S-4, filed July 31, 2003).
3.59		By-Laws of HLI Netherlands Holding, Inc. (f/k/a/ Sandman Corporation) (incorporated by reference to Exhibit 3.74 to our Registration Statement on Form S-4, filed July 31, 2003).
3	.60*	Certificate of Formation of Hayes Lemmerz Finance LLC, as amended.
3	.61*	Limited Liability Company Agreement of Hayes Lemmerz Finance LLC, dated as of May 23, 2007.
4.1		Amended and Restated Equity Purchase and Commitment Agreement, dated as of April 16, 2007, by and between Hayes Lemmerz International, Inc. and Deutsche Bank Securities Inc. (incorporated by reference to Exhibit 99.2 to our Current Report on Form 8-K, filed April 18, 2007).
4.2		Indenture, dated as of May 30, 2007, by and among Hayes Lemmerz Finance LLC — Luxembourg S.C.A., the Guarantors named therein, U.S. Bank National Association, as Trustee, and Deutsche Bank AG, London Branch, as London Paying Agent (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed June 5, 2007).
4.3		Registration Rights Agreement, dated as of May 30, 2007, by and between Hayes Lemmerz Finance LLC — Luxembourg S.C.A., the Guarantors named therein, and Deutsche Bank AG, London Branch, Citigroup Global Markets Inc., and UBS Limited (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed June 5, 2007).
4.4		Registration Rights Agreement, dated as of May 30, 2007, by and between Hayes Lemmerz International, Inc., Deutsche Bank Securities Inc., and SPCP Group, LLC (incorporated by reference to Exhibit 4.3 to our Current Report on Form 8-K, filed June 5, 2007).

4.5		Series B Warrant Agreement, dated as of June 2, 2003, by and between Hayes Lemmerz International, Inc. and Mellon Investor Services LLC, as Warrant Agent (incorporated by reference to Exhibit 4.2 to our Form 8-A, filed June 4, 2003).
4.6		Exchange Agreement, dated as of June 3, 2003, by and between Hayes Lemmerz International, Inc., HLI Parent Company, Inc. and HLI Operating Company, Inc. regarding the Series A Exchangeable Preferred Stock issued by HLI Operating Company, Inc. (incorporated by reference to Exhibit 4.3 to our Quarterly Report on Form 10-Q for the quarterly period ended April 30, 2003, filed June 16, 2003).
5	.1**	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP regarding the validity of the securities being registered.
10.1		Form of Severance Agreement, dated June 15, 2000, between Hayes and certain of its officers (incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended October 31, 2000, filed on December 15, 2000).
10.2		Hayes Lemmerz International, Inc. Officer Bonus Plan (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K dated June 17, 2005).
10.3		Award Agreement under Hayes Lemmerz International, Inc. Officer Bonus Plan (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K dated June 17, 2005).
10.4		Framework Agreement on the Ongoing Purchase of Receivables dated as of October 10, 2005 by and between Hayes Lemmerz Werke GmbH and MHB Financial Services GmbH & Co. KG (incorporated by reference to Exhibit 10.24 to our Quarterly Report on Form 10-Q filed on December 9, 2005).
10.5		Stock Purchase Agreement dated as of October 14, 2005 by and among HLI Operating Company, Inc., HLI Commercial Highway Holding Company, Inc., and Hayes Lemmerz International — Commercial Highway, Inc. and Precision Partners Holding Company, as amended by an Amendment to Stock Purchase Agreement dated November 11, 2005 (incorporated by reference to Exhibit 10.25 to our Quarterly Report on Form 10-Q filed on December 9, 2005).
10.6		Receivables Financing Agreement, dated as of May 30, 2006, among Hayes Funding II, Inc., the financial institutions from time to time party thereto (“Lenders”), Citicorp USA, Inc. as the program agent for the Lenders and HLI Operating Company, Inc., as servicer (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K filed on June 5, 2006).
10.7		Originator Purchase Agreement, dated as of May 30, 2006, among Hayes Funding I, LLC, a Delaware limited liability company and the wholly-owned subsidiaries of the Company named therein as Originators (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K filed on June 5, 2006).
10.8		Secondary Purchase Agreement, dated as of May 30, 2006, between Hayes Funding I, LLC, a Delaware limited liability company and Hayes Funding II, Inc., a Delaware corporation (incorporated by reference to Exhibit 10.3 to our Current Report on Form 8-K filed on June 5, 2006).
10.9		Amended and Restated Employment Agreement between Hayes and Curtis J. Clawson, dated September 26, 2001 (incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended October 31, 2001, filed on April 18, 2002).
10.10		First Amendment dated as of October 13, 2006 amending each of(i) Receivables Financing Agreement, dated as of May 30, 2006 among Hayes Funding II, Inc., the financial institutions from time to time party thereto, Citicorp USA, Inc., and HLI Operating Company, Inc., (ii) Originator Purchase Agreement, dated as of May 30, 2006), among Hayes Funding I, LLC, and the wholly-owned subsidiaries of the Company named therein as Originators and (iii) Secondary Purchase Agreement, dated as of May 30, 2006 among Hayes Funding II, Inc. and Hayes Funding I, LLC (incorporated by reference to Exhibit 10.21 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed April 9, 2007).
10.11		Second Amendment dated as of May 27, 2005 amending each of(i) Receivables Financing Agreement, dated as of May 30, 2006 (as amended October 13, 2006) among Hayes Funding II, Inc., the financial institutions from time to time party thereto, Citicorp USA, Inc., and HLI Operating Company, Inc., (ii) Originator Purchase Agreement, dated as of May 30, 2006 (as amended October 13, 2006), among Hayes Funding I, LLC, and the wholly-owned subsidiaries of the Company named therein as Originators and (iii) Secondary Purchase Agreement, dated as of May 30, 2006 (as amended October 13, 2006) among Hayes Funding II, Inc. and Hayes Funding I, LLC (incorporated by reference to Exhibit 10.22 to our Annual Report on Form 10-K for the fiscal year ended January 31, 2007, filed April 9, 2007).

10.12		Stock Purchase Agreement among HLI Operating Company, Inc., HLI Suspension Holding Company, Inc. and Diversified Machine, Inc. dated February 1, 2007 (incorporated by reference to Exhibit 23.1 to our Quarterly Report on Form 10-Q for the quarter ended April 30, 2007, filed on June 8, 2007).
10.13		Form of Employment Agreement between Hayes and certain of its officers (incorporated by reference from our Quarterly Report on Form 10-Q for the quarter ended October 31, 2001, filed on April 18, 2002).
10.14		Hayes Lemmerz International, Inc. Long Term Incentive Plan (incorporated by reference to Exhibit 10.1 to our Registration Statement No. 333-110684 on Form S-8, filed on November 21, 2003).
10.15		Amendment No. 1 to Hayes Lemmerz International, Inc. Long Term Incentive Plan (incorporated by reference to Appendix A to our definitive proxy statement on Schedule 14A for the 2007 Annual Meeting of Stockholders of Hayes Lemmerz International, Inc., filed on May 31, 2007).
10.16		Hayes Lemmerz International, Inc. Critical Employee Retention Plan (incorporated by reference to Exhibit 10.2 to our Registration Statement No. 333-110684 on Form S-8, filed on November 21, 2003).
10.17		Form of Directors Indemnification Agreement (incorporated by reference to Exhibit 10.49 to our Quarterly Report on Form 10-Q for the quarterly period ended July 31, 2003, filed September 15, 2003, as amended).
10.18		Second Amended and Restated Credit Agreement, dated as of May 30, 2007, among HLI Operating Company, Inc., Hayes Lemmerz Finance LLC — Luxembourg S.C.A., Hayes Lemmerz International, Inc., the lenders from time to time party thereto, Citicorp North America, Inc., as Administrative Agent and as Documentation Agent, and Deutsche Bank Securities Inc., as Syndication Agent (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed June 5, 2007).
10.19		Second Amended and Restated Pledge and Security Agreement, dated as of May 30, 2007, among Hayes Lemmerz International, Inc. and HLI Operating Company, Inc., as Grantors, the other Grantors party thereto, Citicorp North America, Inc., as Administrative Agent, and Deutsche Bank Securities Inc., as Syndication Agent (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed June 5, 2007).
12	.1**	Computation of Ratios.
21	.1*	List of Subsidiaries.
23	.1*	Consent of Independent Registered Public Accounting Firm.
23	.2**	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included as part of Exhibit 5.1 hereto).
24	.1*	Powers of Attorney (included on the signature pages attached hereto).
25	.1*	Form T-1 Statement of Eligibility of U.S. Bank National Association to act as Trustee under the Indenture.
99	.1**	Form of Letter of Transmittal.
99	.2**	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.
99	.3**	Form of Letter to Clients.

*	Filed herewith.

**	To be filed by amendment.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northville, State of Michigan on August 16, 2007.

HAYES LEMMERZ FINANCE LLC —
LUXEMBOURG S.C.A.

By:  HAYES LEMMERZ FINANCE LLC

Its:	Managing Shareholder

By:	/s/ Patrick C. Cauley
Name: Patrick C. Cauley

Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Patrick C. Cauley and Steven Esau, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John A. Salvette John A. Salvette	President (Principal Executive Officer)	August 16, 2007

/s/ James A. Yost James A. Yost	Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	August 16, 2007

HLI OPERATING COMPANY, INC.	Sole Member	August 16, 2007

/s/ Patrick C. Cauley By: Patrick C. Cauley Title: Vice President, General Counsel and Secretary

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northville, State of Michigan on August 16, 2007.

HAYES LEMMERZ INTERNATIONAL, INC.,

By:	/s/ Patrick C. Cauley
Name: Patrick C. Cauley

Title:	Vice President, General Counsel and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Patrick C. Cauley and Steven Esau, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Curtis J. Clawson Curtis J. Clawson	President, Chief Executive Officer and Chairman of the Board of Directors (Principal Executive Officer)	August 16, 2007

/s/ James A. Yost James A. Yost	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	August 16, 2007

/s/ Mark A. Brebberman Mark A. Brebberman	Corporate Controller (Principal Accounting Officer)	August 16, 2007

/s/ George T. Haymaker, Jr. George T. Haymaker, Jr.	Director	August 16, 2007

/s/ William H. Cunningham William H. Cunningham	Director	August 16, 2007

/s/ Cynthia L. Feldmann Cynthia L. Feldmann	Director	August 16, 2007

Signature	Title	Date

/s/ Mohsen Sohi Mohsen Sohi	Director	August 16, 2007

/s/ Henry D. G. Wallace Henry D. G. Wallace	Director	August 16, 2007

/s/ Richard F. Wallman Richard F. Wallman	Director	August 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of City of Northville, State of Michigan on August 16, 2007.

HLI PARENT COMPANY, INC.
HLI SERVICES HOLDING COMPANY, INC.
HAYES LEMMERZ INTERNATIONAL —
  TECHNICAL CENTER, INC.
HLI REALTY, INC.
HAYES LEMMERZ INTERNATIONAL —
  KENTUCKY, INC.
HLI NETHERLANDS HOLDINGS, INC.

By:	/s/ Patrick C. Cauley
Name: Patrick C. Cauley

Title:	Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Patrick C. Cauley and Steven Esau, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John A. Salvette John A. Salvette	President (Principal Executive Officer)	August 16, 2007

/s/ James A. Yost James A. Yost	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	August 16, 2007

/s/ Mark A. Brebberman Mark A. Brebberman	Corporate Controller (Principal Accounting Officer)	August 16, 2007

/s/ Patrick C. Cauley Patrick C. Cauley	Director	August 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northville, State of Michigan on August 16, 2007.

HLI OPERATING COMPANY, INC.

By:	/s/ Patrick C. Cauley
Name: Patrick C. Cauley

Title:	Vice President, General Counsel
and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Patrick C. Cauley and Steven Esau, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Curtis J. Clawson Curtis J. Clawson	President and Chief Executive Officer (Principal Executive Officer)	August 16, 2007

/s/ James A. Yost James A. Yost	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	August 16, 2007

/s/ Mark A. Brebberman Mark A. Brebberman	Corporate Controller (Principal Accounting Officer)	August 16, 2007

/s/ Patrick C. Cauley Patrick C. Cauley	Director	August 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northville, State of Michigan on August 16, 2007.

HLI WHEELS HOLDING COMPANY, INC.
HAYES LEMMERZ INTERNATIONAL —
  CALIFORNIA, INC.
HAYES LEMMERZ INTERNATIONAL —
  GEORGIA, INC.
HAYES LEMMERZ INTERNATIONAL —
  HOWELL, INC.
HAYES LEMMERZ INTERNATIONAL —
  HUNTINGTON, INC.
HAYES LEMMERZ INTERNATIONAL
  IMPORT, INC.
HAYES LEMMERZ INTERNATIONAL —
  SEDALIA, INC.
HLI COMMERCIAL HIGHWAY HOLDING
  COMPANY, INC.
HAYES LEMMERZ INTERNATIONAL —
  COMMERCIAL HIGHWAY, INC.

By:	/s/ Patrick C. Cauley
Name: Patrick C. Cauley

Title:	Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Patrick C. Cauley and Steven Esau, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Fred Bentley Fred Bentley	President (Principal Executive Officer)	August 16, 2007

/s/ James A. Yost James A. Yost	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	August 16, 2007

/s/ Mark A. Brebberman Mark A. Brebberman	Corporate Controller (Principal Accounting Officer)	August 16, 2007

/s/ Patrick C. Cauley Patrick C. Cauley	Director	August 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northville, State of Michigan on August 16, 2007.

HLI POWERTRAIN HOLDING COMPANY, INC.
HAYES LEMMERZ INTERNATIONAL — WABASH, INC.
HAYES LEMMERZ INTERNATIONAL — LAREDO, INC.
HAYES LEMMERZ INTERNATIONAL — HOMER, INC.
HLI BRAKES HOLDING COMPANY, INC.
HLI SUSPENSION HOLDING COMPANY, INC.

By:	/s/ Patrick C. Cauley
Name: Patrick C. Cauley

Title:	Vice President and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Patrick C. Cauley and Steven Esau, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Daniel M. Sandberg Daniel M. Sandberg	President (Principal Executive Officer)	August 16, 2007

/s/ James A. Yost James A. Yost	Vice President, Finance and Chief Financial Officer (Principal Financial Officer	August 16, 2007

/s/ Mark A. Brebberman Mark A. Brebberman	Corporate Controller (Principal Accounting Officer)	August 16, 2007

/s/ Patrick C. Cauley Patrick C. Cauley	Director	August 16, 2007

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Northville, State of Michigan on August 16, 2007.

HAYES LEMMERZ FINANCE LLC

By:	/s/ Patrick C. Cauley
Name: Patrick C. Cauley

Title:	Vice President, General Counsel
and Secretary

POWER OF ATTORNEY

Each person whose signature appears below hereby constitutes and appoints Patrick C. Cauley and Steven Esau, and each of them, his true and lawful attorney-in-fact and agent with full power of substitution and re-substitution, for him in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement and any additional registration statement pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John A. Salvette John A. Salvette	President (Principal Executive Officer)	August 16, 2007

/s/ James A. Yost James A. Yost	Vice President, Finance and Chief Financial Officer (Principal Financial Officer)	August 16, 2007

/s/ Mark A. Brebberman Mark A. Brebberman	Corporate Controller (Principal Accounting Officer)	August 16, 2007

HLI OPERATING COMPANY, INC.	Sole Member	August 16, 2007

/s/ Patrick C. Cauley By: Patrick C. Cauley Title: Vice President, General Counsel and Secretary